                                                                   EXHIBIT 2


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                     --------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                     --------------------------------------


                                     AMONG

                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                             SNTL ACQUISITION CORP.

                                      AND

                          PAC RIM HOLDING CORPORATION




                        Dated as of September 17, 1996,




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
                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE 1 - THE MERGER ..............................................   1
   1.1     The Merger ...............................................   1
   1.2     The Closing ..............................................   1
   1.3     Effective Time ...........................................   2

ARTICLE 2 - CERTIFICATE OF INCORPORATION AND BYLAWS
           OF THE SURVIVING CORPORATION .............................   2
   2.1     Certificate of Incorporation .............................   2
   2.2     Bylaws ...................................................   2

ARTICLE 3 - DIRECTORS AND OFFICERS OF THE SURVIVING
           CORPORATION ..............................................   2
   3.1     Directors ................................................   2
   3.2     Officers .................................................   2

ARTICLE 4 - CONVERSION OF PAC RIM COMMON STOCK ......................   3
   4.1     Conversion of Pac Rim Common Stock .......................   3
   4.2     Exchange of Certificates Representing Pac Rim Common
           Stock ....................................................   3
   4.3     Dissenting Shares ........................................   3
   4.4     Warrants .................................................   4
   4.5     Definitions ..............................................   4
   4.6     Exchange of Certificates Representing
           Pac Rim Common Stock .....................................   5
   4.7     Dissenting Shares ........................................   6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PAC RIM ...............   7
   5.1     Existence; Good Standing; Corporate Authority;
           Compliance With Law ......................................   7
   5.2     Authorization, Validity and Effect of Agreements .........   8
   5.3     Capitalization ...........................................   8
   5.4     Subsidiaries .............................................   9
   5.5     Other Interests ..........................................  10
   5.6     No Violation .............................................  10
   5.7     SEC Documents ............................................  11
   5.8     Litigation ...............................................  11
   5.9     Absence of Certain Changes ...............................  12
   5.10    Taxes ....................................................  12
   5.11    Certain Employee Plans ...................................  15
   5.12    Labor Matters ............................................  16
   5.13    No Brokers ...............................................  16
   5.14    Fairness Opinion .........................................  16
   5.15    Liens ....................................................  16
   5.16    Leased Real Property .....................................  17
   5.17    Environment Matters ......................................  17
   5.18    Intellectual Property ....................................  18
   5.19    Powers of Attorney; Guarantees ...........................  18
   5.20    Related Party Transactions ...............................  18
   5.21    Information in Proxy Statements ..........................  19

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

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF PARENT
            AND MERGER SUB ..........................................  19
    6.1     Existence; Good Standing; Corporate Authority;
            Compliance With Law .....................................  19
    6.2     Authorization, Validity and Effect of Agreements ........  19
    6.3     No Violation ............................................  19
    6.4     Interim Operations of Merger Sub ........................  20
    6.5     Financing ...............................................  20
    6.6     No Brokers ..............................................  20
    6.7     Fairness Opinion ........................................  21
    6.8     Surviving Corporation After the Merger ..................  21
    6.9     No Ownership of Company Capital Stock ...................  21
    6.10    Information in Proxy Statement ..........................  21

ARTICLE 7 - COVENANTS ...............................................  21
    7.1     Acquisition Proposals ...................................  21
    7.2     Conduct of Businesses ...................................  21
    7.3     Meeting of Stockholders .................................  25
    7.4     Filings; Other Action ...................................  26
    7.5     Inspection of Records; Access ...........................  27
    7.6     Publicity ...............................................  27
    7.7     Proxy Statement .........................................  27
    7.8     Further Action ..........................................  28
    7.9     Expenses ................................................  28
    7.10    Indemnification and Insurance. ..........................  28
    7.11    Certain Benefits. .......................................  30
    7.12    Restructuring of Merger .................................  31
    7.13    Additional Agreements; Best Efforts .....................  32

ARTICLE 8 - CONDITIONS ..............................................  32
    8.1     Conditions of Each Party's Obligation to Effect
            the Merger ..............................................  32
    8.2     Conditions to Obligations of Pac Rim to Effect the
            Merger ..................................................  33
    8.3     Conditions to Obligation of Parent and Merger Sub to
            Effect the Merger .......................................  33

ARTICLE 9 - TERMINATION .............................................  34
    9.1     Termination by Mutual Consent ...........................  34
    9.2     Termination by Either Parent or Pac Rim .................  34
    9.3     Termination by Pac Rim ..................................  35
    9.4     Termination by Parent ...................................  35
    9.5     Effect of Termination and Abandonment ...................  36
    9.6     Extension; Waiver .......................................  36

ARTICLE 10 - LIQUIDATED DAMAGES AND BREAKUP FEE .....................  36
   10.1     Payment of Liquidated Damages by Parent .................  36
   10.2     Payment of Liquidated Damages by Pac Rim ................  37
   10.3     Payment of Breakup Fee By Pac Rim .......................  37

ARTICLE 11 - GENERAL PROVISIONS .....................................  37
   11.1     Nonsurvival of Representations, Warranties and
            Agreements ..............................................  37
   11.2     Notices .................................................  37



                                     -iii-
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
      11.3  Assignment; Binding Effect; Benefit ................   38
      11.4  Entire Agreement ...................................   39
      11.5  Amendment ..........................................   39
      11.6  Governing Law ......................................   39
      11.7  Venue ..............................................   39
      11.8  Counterparts .......................................   39
      11.9  Headings ...........................................   39
      11.10 Interpretation .....................................   39
      11.11 Waivers ............................................   40
      11.12 Incorporation of Exhibits ..........................   40
      11.13 Severability .......................................   40
      11.14 Enforcement of Agreement ...........................   40
      11.15 Subsidiaries .......................................   40
      11.16 Material Adverse Effect ............................   41
      11.17 Attorney's Fees ....................................   41
      11.18 Performance by Merger Sub ..........................   41

SCHEDULE 7.11(e) Severance Program .............................   43
      Exhibit A Certificate of Incorporation of SNTL
      Acquisition Corporation ..................................   45
      Exhibit B Bylaws of SNTL Acquisition Corp. ...............   46
      Exhibit C Series A Convertible Debentures and Series
      1, 2 and 3 Detachable Warrant Purchase Agreement .........   47

      Exhibit D Option .........................................   48
      Exhibit E Series 3 Warrant Surrender Agreement ...........   49
      Exhibit F Chase Manhattan Bank Commitment Loan Letter ....   50
      Exhibit G Executed Insurance Partners Stock
      Purchase Agreement .......................................   51
      Exhibit H Voting Agreement ...............................   52
      Exhibit I Compensation Plan for Senior Management Plan ...   53
      Exhibit J 1996 Annual Incentive Plan Plan Document .......   54
      Exhibit K Stanley Braun Employment Agreement and
      Amendments Thereto .......................................   55




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
                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of September 17, 1996, by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Parent"), SNTL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), with reference to the following recitals:

                                R E C I T A L S

         A. The Boards of Directors of Parent and Pac Rim each have determined that a business combination between Parent and Pac Rim is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the condition set forth herein.

         B. Parent, Merger Sub and Pac Rim desire to make certain representations, warranties, covenants and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Pac Rim in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Pac Rim shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger ("the "Closing") shall take place at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and Pac Rim may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3 Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

      CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub (a copy of which is attached hereto as Exhibit A) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

         2.2 Bylaws. The Bylaws of Merger Sub (a copy of which is attached hereto as Exhibit B) in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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
                                   ARTICLE 4

                     CONVERSION OF PAC RIM COMMON STOCK AND
                        OPTIONS; DEBENTURES AND WARRANTS

         4.1 Conversion of Pac Rim Common Stock. (a) At the Effective Time, each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

         (b) At the Effective Time, each share of the common stock, $0.01 par value, of Pac Rim (the "Pac Rim Common Stock") issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of "Merger Price Per Share" (as defined in Section 4.5(c) hereof), without interest except for that certain interest payable under Section 9.2 hereof, which interest shall be distributed pro rata on a per share basis.

         (c) As a result of the Merger and without any action on the part of the holders thereof, all shares of Pac Rim Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Pac Rim Common Stock shall thereafter cease to have any rights with respect to such shares of Pac Rim Common Stock, except the right to receive the Merger Price Per Share upon the surrender of such Certificate.

         (d) Each share of Pac Rim Common Stock issued and held in Pac Rim's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

         4.2 Convertible Debentures. At the Effective Time and in accordance with the terms of the certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit C (the "Purchase Agreement"), the holders of the Convertible Debentures (as defined in Section 5.3 hereof) shall be entitled to receive consideration in an amount equal to the number of shares of Pac Rim Common Stock issuable upon conversion of the Convertible Debentures pursuant to the "Debenture/Purchase Agreement" (as defined in Section 5.3 hereof) multiplied by the Merger Price Per Share. All amounts payable under this Section 4.2 shall hereinafter be referred to as the "Debenture Consideration."

         4.3 Options. At the Effective Time, each holder of a then outstanding "In The Money Option" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock under the Pac Rim Holding Corporation 1987 Stock Option Plan (the "1987 Plan") and the Pac Rim Holding Corporation 1988 Stock Option Plan (the "1988 Plan")

(the 1987 Plan and 1988 Plan, collectively, the "Pac Rim Stock Option Plans") shall, in settlement thereof, receive from Pac Rim for each share of Pac Rim Common Stock subject to such option an amount (subject to applicable withholding tax) in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such option as of the Effective Time, multiplied by the total number of shares of Pac Rim Common Stock issuable upon the exercise of such option (such amount being hereinafter referred to as the "Option Consideration"). At the Effective Time, each In The Money Option shall be cancelled and converted into the right to receive Option Consideration. The surrender of an In The Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. Each "Out Of The Money Option" (as defined in Section 4.5(g) hereof) shall be cancelled without consideration.

         4.4 Warrants. At the Effective Time, each holder of a then outstanding "In The Money Warrant" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock pursuant to the terms of the Debenture/Warrant Agreement shall, in settlement thereof and pursuant to the terms of the Purchase Agreement, receive from Pac Rim for each share of Pac Rim Common Stock subject to such warrant an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such warrant as of the Effective Time (after adjustment of the exercise or strike price, if applicable, under the Debenture/Warrant Agreement), multiplied by the total number of shares issuable upon the exercise of such warrant (such amount being hereinafter referred to as the "Warrant Consideration"). At the Effective Time, each In The Money Warrant shall be cancelled and converted into the right to receive Warrant Consideration. The surrender of a warrant shall be deemed a release of any and all rights the holder had or may have had in respect of such warrant. Each Out Of The Money Warrant (as defined in Section 4.5(h) hereof) shall be cancelled without consideration. All amounts payable under this Section 4.4 shall hereinafter be referred to as the Warrant Consideration.

         4.5 Definitions. The following terms shall, when used in this Agreement, have the following meanings:

         (a) "In The Money Option" means an option issued under the Pac Rim Stock Option Plans whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

         (b) "In The Money Warrant" means a warrant issued pursuant to the Debenture-Purchase Agreement whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

         (c) "Preliminary Merger Price Per Share" is $54,021,032 (the "Purchase Price") plus the aggregate exercise price for the In The Money Options and In The Money Warrants divided by the "Deemed Number of Shares" (as defined in
Section 4.5(e) hereof).

         (d) "Merger Price Per Share" shall be the Preliminary Merger Price Per Share rounded to the nearest $0.0025. In no event will the Merger Price Per Share cause the amounts calculated pursuant to Sections 4.1, 4.2, 4.3 and 4.4 hereof to exceed $54,021,032 in the aggregate, subject to the effect of rounding discussed in the preceding sentence.

         (e) "Deemed Number of Shares" is the actual number of outstanding shares of Pac Rim Common Stock as of the Effective Time plus the number of shares of Pac Rim Common Stock into which the Convertible Debentures may be converted plus the total number of shares of Pac Rim Common Stock that would be issued upon exercising all of the In The Money Options and In The Money Warrants outstanding as of the Effective Time.

         (f) "Out Of The Money Options" means all options issued under the Pac Rim Stock Option Plans that are not In The Money Options.

         (g) "Out Of The Money Warrants" means all warrants issued under the Debenture/Purchase Agreement that are not In The Money Warrants.

         4.6 Exchange of Certificates Representing Pac Rim Common Stock.

         (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be Parent's paying and transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Pac Rim Common Stock and to settle the In The Money Options, for payment in accordance with this Article 4, $54,021,032 less that Debenture Consideration, the Warrant Consideration, and any amounts attributable to the Dissenting Shares (as hereinafter defined), such amount being hereinafter referred to as the ("Exchange Fund"), to be paid pursuant to this Section 4.6 in exchange for outstanding shares of Pac Rim Common Stock and pursuant to Section
4.3 upon settlement of the In The Money Options.

         (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Price Per Share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Pac Rim Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pac Rim Common Stock which is not registered in the transfer records of Pac Rim, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such Pac Rim Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Pac Rim of the shares of Pac Rim Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

         (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Pac Rim nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Pac Rim who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Purchase Price in respect of each share of Pac Rim Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (e) None of Parent, Pac Rim, the Exchange Agent or any other person shall be liable to any former holder of shares of Pac Rim Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Price Per Share as provided in Section 4.6(a), deliverable in respect thereof pursuant to this Agreement.

         4.7 Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Pac Rim Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Merger Price Per Share hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting

Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Price Per Share in accordance with this Article 4, without interest. Notwithstanding anything contained in this
Section 4.7, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of Pac Rim revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall be the only obligor with respect to and shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

         (b) Pac Rim shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by Pac Rim and any other related instruments served pursuant to the DGCL and received by Pac Rim, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pac Rim shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM

         Except as set forth in the disclosure letter delivered by or on behalf of Pac Rim to Parent at or prior to the execution hereof in form and substance satisfactory to Parent (the "Pac Rim Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Pac Rim represents and warrants to Parent as of the date of this Agreement as follows:

         5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Pac Rim is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pac Rim is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Pac Rim has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Pac Rim's "Subsidiaries" (as defined in Section 11.15 hereof) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The Pac Rim Disclosure Letter sets forth the states in which Pac Rim and its Subsidiaries are incorporated and licensed or qualified to do business. Neither Pac Rim nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal. Neither Pac Rim nor any of its Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which Pac Rim or any Pac Rim Subsidiary or any of their respective properties or assets is subject. Pac Rim and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Pac Rim's Certificate of Incorporation and Bylaws previously delivered to Parent are true and correct.

         5.2 Authorization, Validity and Effect of Agreements.

         (a) Pac Rim has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least seventy percent (70%) in the aggregate of (i) the issued and outstanding shares of Pac Rim Common Stock and
(ii) the number of shares of Pac Rim Common Stock into which the outstanding Convertible Debentures (as hereinafter defined) may be converted, voting together, the consummation by Pac Rim of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Pac Rim, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) The provisions of Section 203 of the DGCL do not apply to the transactions contemplated by this Agreement.

         5.3 Capitalization. The authorized capital stock of Pac Rim consists of 35,000,000 shares of Pac Rim Common Stock, and 500,000 shares of preferred stock (the "Pac Rim Preferred Stock"). As of August 31, 1996, there were 9,528,200 shares of Pac Rim Common Stock issued and outstanding and no shares of Pac Rim Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Pac Rim have been issued, except pursuant to the Pac Rim Stock Option Plans. All options outstanding under the Pac Rim Stock Option Plans and the exercise price and vesting status thereof (assuming a Closing occurs) is set forth in Exhibit D. In addition, pursuant to the terms of that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the "Debenture/Warrant Agreement"), Pac Rim has issued and outstanding (i) TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00) aggregate amount of its eight percent (8%) Series A Convertible Debentures

(the "Convertible Debentures"); (ii) 1,500,000 detachable warrants each exercisable at the price of $2.50 for one share of Pac Rim Common Stock (the "Series 1 Warrants"); (iii) 1,500,000 detachable warrants each exercisable at the price of $3.00 for one share of Pac Rim Common Stock (the "Series 2 Warrants"); and (iv) 800,000 detachable warrants each exercisable at the price of $3.50 for one share of Pac Rim Common Stock (the "Series 3 Warrants"). The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be referred to, collectively, as the "Warrants." The Series 3 Detachable Warrant Surrender Agreement attached hereto as Exhibit E and the Purchase Agreement will transfer, if consummated, title to all the outstanding Warrants and Convertible Debentures.

         Except as set forth above, Pac Rim has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pac Rim on any matter. All such issued and outstanding shares of Pac Rim Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Pac Rim or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Pac Rim or any of its Subsidiaries. As of June 30, 1996, 12,487,730 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with options outstanding under the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants; since that date, no options have been granted under the Pac Rim Stock Option Plans, no new option plans have been authorized or adopted and no new warrants or convertible debenture with respect to the Common Stock have been issued. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Pac Rim or the Surviving Corporation pursuant to any Pac Rim Benefit Plans (as defined in Section 5.11). There are no outstanding obligations of Pac Rim or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Pac Rim Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pac Rim. No shares of Pac Rim Common Stock are held in the Pac Rim Benefit Plans.

         5.4 Subsidiaries. Pac Rim owns directly or indirectly each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries. Each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pac Rim free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of Pac Rim is set forth in the Pac Rim Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         5.5 Other Interests. Except for interests in the Pac Rim Subsidiaries and The Pacific Rim Assurance Company's (the "Assurance Company") interest in its wholly-owned subsidiary, Regional Benefits Insurance Services, Inc., a California corporation, neither Pac Rim nor any Pac Rim Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

         5.6 No Violation. Neither the execution and delivery by Pac Rim of this Agreement nor the consummation by Pac Rim of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of Pac Rim or its Subsidiaries; (ii) except as disclosed in the Pac Rim Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of its existing Pac Rim Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of Pac Rim or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Pac Rim or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pac Rim or any of its Subsidiaries is a party, or by which Pac Rim or any of its Subsidiaries or any of their properties is bound or affected; (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Pac Rim or any of its Subsidiaries or any of their respective properties or assets; or (v) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state insurance law (including California Insurance Code Sections 1215 et seq.), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

         5.7 SEC Documents. Pac Rim has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31 and June 30, 1996, and (iii) its Proxy Statements for the Annual Meeting of Stockholders held in 1994, 1995 and on July 10, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Pac Rim Reports"), which constitute all such Reports that were required to be filed during such period. As of their respective dates, the Pac Rim Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including the related notes and schedules) fairly presents the consolidated financial position of Pac Rim and the Pac Rim Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Pac Rim and the Pac Rim Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as reflected or reserved against or disclosed in the financial statements of Pac Rim (and the notes thereto) included in the Pac Rim Reports and incurred subsequent to June 30, 1996 in the ordinary course of business consistent with past practice, neither Pac Rim nor any of its Subsidiaries has any liabilities, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet (or the notes thereto) under generally accepted accounting principles. Except as described in the Pac Rim Disclosure Letter, since June 30, 1996, neither Pac Rim nor any Subsidiary of Pac Rim has incurred any liabilities other than liabilities which have been incurred in the ordinary course of business consistent with past practice.

         5.8 Litigation. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof and as otherwise set forth in this Section 5.8, neither Pac Rim nor its Subsidiaries have been notified that any governmental investigations are being conducted with respect to their respective properties, assets, permits or licenses, and there are no actions, suits or proceedings pending against Pac Rim or the Pac Rim Subsidiaries or, to the knowledge of Pac Rim, threatened against Pac Rim or the Pac Rim Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof, neither Pac Rim nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which, would prevent or delay the consummation of the transactions contemplated hereby. The California Department of Insurance (the "California Department") is currently conducting a triennial examination of the Assurance Company and the Assurance Company was named as a defendant in the following actions: (1) NPI Medical Group, et al. v. State Compensation Insurance Fund, et al., Case No. BC 116099, Superior Court of the State of California, Los Angeles County; and (2) FWHC Medical Group, et al.
v. State Compensation Insurance Fund, et al, Case No. BC 089361, Superior Court of the State of California, Los Angeles County.

         5.9 Absence of Certain Changes. Since June 30, 1996, each of Pac Rim and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to Pac Rim and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or other acquisition by Pac Rim or its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, Pac Rim or any of its Subsidiaries, (iii) any change in its accounting principles, practices or methods or (iv) any event or changes or action taken which would constitute a breach of Section 7.2 of this Agreement if it had occurred or been taken after the date hereof; provided, however, this
Section 5.9(iv) shall not apply to subsections (c) or (e) of Section 7.2.

         5.10 Taxes.

         (a) Filing of Tax Returns. Pac Rim (including, for purposes of this
Section 5.10, each of its Subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns and other tax-related information) in respect of Taxes (as such term is defined in Section 5.10(e)) required to be filed through the date hereof. Such returns and information filed are, to the knowledge of Pac Rim, complete, correct and accurate in all respects. Pac Rim has delivered to Parent complete and accurate copies of all of Pac Rim's federal, state and local Tax returns filed for its taxable years ended 1991 through 1994. Pac Rim has not filed any federal, state or local tax returns for its taxable years ended December 31, 1995 and 1996, or has delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable years.

         (b) Payment of Taxes. All Taxes for which Pac Rim is shown as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with generally accepted accounting principles applied on a consistent basis and in accordance with Pac Rim's past custom and practice) has been established therefor, and Pac Rim has no liability (whether or not due and payable) for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Pac Rim has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority. Pac Rim had, as of December 31, 1995, a net operating loss carryover of $2,676,000 for federal income tax purposes (the "NOL").

         (c) Audit History. Except as set forth in the Pac Rim Disclosure
Letter:

                  (i) No deficiencies for Taxes or adjustments to the NOL of Pac Rim have been claimed, proposed or assessed by any taxing or other governmental authority.

                  (ii) There are no pending or, to the best of Pac Rim's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Pac Rim, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of Pac Rim.

                  (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

                  (iv) Pac Rim has not been notified in writing that any taxing or other governmental authority intends to audit a return for any other period.

                  (v) No extension of a statute of limitations relating to Taxes is in effect with respect to Pac Rim.

         (d) Tax Elections. Except as set froth in Pac Rim Disclosure Letter:

                  (i) There are no material elections with respect to Taxes affecting Pac Rim.

                  (ii) Pac Rim has not made an election and is not required to treat any asset of Pac Rim as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of
         Section 168 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any comparable state or local income Tax or other Tax provision.

                  (iii) Pac Rim is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

                  (iv) Pac Rim has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have
         Section 341(f)(2) of the Code (or any corresponding provision of state or local law apply to any disposition of any asset owned by it.

         (e) Additional Tax Representations. Except as set forth in the Pac Rim Disclosure Letter:

                  (i) There are no liens for Taxes (other than for Taxes not yet delinquent upon the assets of Pac Rim).

                  (ii) Pac Rim has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has Pac Rim or any present or former Subsidiary of Pac Rim, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

                  (iii) Pac Rim has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

                  (iv) Pac Rim is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or would require payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

                  (v) Pac Rim is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

                  (vi) Pac Rim has prepared and made available to Parent all of Pac Rim's books and working papers that clearly demonstrate the income and activities of Pac Rim for the last full reporting period ending prior to the date hereof.

                  (vii) Pac Rim has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section
         897(c)(1)(A)(ii).

         (f) Definition of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which Pac Rim may be liable.

         5.11 Certain Employee Plans.

         (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Pac Rim or any of its Subsidiaries (all the foregoing being herein called the "Pac Rim Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Pac Rim or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Pac Rim or any of its Subsidiaries could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA or any other applicable law.

         (b) With respect to the Pac Rim Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with generally accepted accounting principles, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Pac Rim or any of its Subsidiaries. Pac Rim has not been nor is it currently obligated under any multi-employer plans as defined in ERISA.

         (c) Except as required by applicable law, neither Pac Rim nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

         (d) Except for changes due to increases in the length of employment,
Schedule 5.11(d) of the Pac Rim Disclosure Letter lists the employees of Pac Rim and its Subsidiaries who are eligible for severance benefits and the amounts that would be due such employees if they were terminated as of July 24, 1996.

         5.12 Labor Matters.

         (a) Neither Pac Rim nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Pac Rim, threatened against Pac Rim or its Subsidiaries relating to their business. To the knowledge of Pac Rim, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pac Rim or any of its Subsidiaries.

         (b) Pac Rim has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees or arrangements with respect to compensation of the employees of Pac Rim and its Subsidiaries (the "Compensation Arrangements") and, to the extent required by applicable regulation, all Compensation Arrangements are described in the Pac Rim Reports.

         5.13 No Brokers. Pac Rim has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pac Rim has retained Salomon Brothers Inc. ("Salomon"), whose fees and expenses will be paid by Pac Rim, as its financial advisor to render a fairness opinion with respect to the Purchase Price, which arrangement has been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangement, Pac Rim is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

         5.14 Fairness Opinion. Pac Rim has received the opinion of Salomon to the effect that the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

         5.15 Liens. Other than liens, mortgages, security interests, pledges and encumbrances which do not materially interfere with Pac Rim's or any of its Subsidiaries' use and enjoyment of their property or assets or diminish or detract from the value thereof, neither Pac Rim nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

         5.16 Leased Real Property. Neither Pac Rim nor any Subsidiary owns any real property. The Pac Rim Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, Pac Rim or any of its Subsidiaries has the right to occupy space. Pac Rim has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and leases pursuant to which Pac Rim or any of its Subsidiaries leases personal property from others are valid, binding and enforceable in accordance with their terms; neither Pac Rim nor any Subsidiary has received notice of any default by Pac Rim or any Subsidiary under any Real Property Lease; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by any party to the Real Property Leases.

         5.17 Environmental Matters. Attached to the Pac Rim Disclosure Letter are copies of all environmental audits or other studies or reports that Pac Rim has in its possession, which were prepared by third parties to assess Hazardous Material (as hereinafter defined) risks at any site or facility owned or leased presently or within the last three (3) years by Pac Rim or any of its Subsidiaries (a "Site"). Pac Rim and each of its Subsidiaries is in compliance with all, and has no liability under, any Environmental Laws (as defined below). Neither Pac Rim nor any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such Environmental Laws either now or any time during the past three (3) years. There are no facts or circumstances which Pac Rim reasonably expects could form the basis for the assertion of any Claim (as defined below) against Pac Rim or any of its Subsidiaries relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Environmental Laws.

         For purposes of this Section 5.17, the following terms shall have the following meanings:

                  (a) "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmentally Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

                  (b) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Pac Rim or any of its Subsidiaries.

         5.18 Intellectual Property. The Pac Rim Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by Pac Rim and its Subsidiaries as of the date hereof. To Pac Rim's best knowledge, Pac Rim or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of Pac Rim and its Subsidiaries. Neither Pac Rim nor any of its Subsidiaries have received any written claims by any person, and neither Pac Rim nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by Pac Rim or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Pac Rim or any Subsidiary is a party.

         5.19 Powers of Attorney; Guarantees. Neither Pac Rim nor any of its Subsidiaries has any power of attorney outstanding, nor any liability as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business) or co-maker in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of Pac Rim), partnership, joint venture, association, organization or other entity.

         5.20 Related Party Transactions. No director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in rule 12b-2 under the Exchange Act) of Pac Rim or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Pac Rim or any of its Subsidiaries; (ii) except as disclosed in Pac Rim's Proxy Statement for its 1996 annual meeting, owns, directly or indirectly, any interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Pac Rim or any of its Subsidiaries, (y) engaged in a business related to the business of Pac Rim or any of its Subsidiaries or (z) participating in any transaction to which Pac Rim or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with Pac Rim or any of its Subsidiaries.

         5.21 Information in Proxy Statement. None of the information supplied by Pac Rim or its Subsidiaries for inclusion or incorporation by reference in Parent's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Stock Purchase Agreement referred to in Section 6.5 hereof will, at the date mailed to stockholders and at the time of the meeting of Parent's stockholders to be held in connection with the such Stock Purchase Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth in the disclosure letter delivered by or on behalf of Parent and Merger Sub to Pac Rim at or prior to the execution hereof in form and substance satisfactory to Pac Rim (the "Parent Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Parent and Merger Sub represent and warrant to Pac Rim as of the date of this Agreement as follows:

         6.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         6.2 Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Stock Purchase Agreement described in
Section 6.5 hereof by the holders of a majority of the outstanding shares of Parent's common stock, the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3 No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of

Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its "Subsidiaries" (as defined in Section 11.14 hereof) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contact, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

         6.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         6.5 Financing. In obtaining the funds necessary to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, Parent and Merger Sub have received a written loan commitment from Chase Manhattan Bank N.A., a copy of which commitment is attached hereto as Exhibit F, and Parent has simultaneously herewith entered into a "Stock Purchase Agreement" with Insurance Partners, L.P., a Delaware limited partnership ("IP") and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda") (IP and IP Bermuda, collectively, "Insurance Partners"), and the additional equity investors party thereto, for the sale of shares of Parent's common stock, an executed copy of which is attached hereto as Exhibit G. At the Effective Time, Parent and the Merger Sub will have available all funds necessary (a) for the acquisition of all the Convertible Debentures and In The Money Warrants, (b) for the acquisition of all shares of Pac Rim Common Stock and In The Money Options pursuant to the Merger and (c) to perform their respective obligations under this Agreement.

         6.6 No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay a finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), whose fees and expenses will be paid by Parent, as its financial advisor and to render a fairness opinion with respect to the sale of Parent's common stock pursuant to the Stock Purchase Agreement, which arrangement has been disclosed in writing to Pac Rim prior to the date hereof. Other than the foregoing arrangement, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         6.7 Fairness Opinion. Parent has a received the opinion of DLJ to the effect that the financing arrangements described in Section 6.5 hereof are fair to Parent's stockholders from a financial point of view.

         6.8 Surviving Corporation After the Merger. Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

         6.9 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub own, directly or indirectly, more that five percent (5%) of Pac Rim Common Stock.

         6.10 Information in Proxy Statement. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Pac Rim's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Merger will, at the date mailed to stockholders and at the time of the meeting of Pac Rim's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 7

                                   COVENANTS

         7.1 Acquisition Proposals. Prior to the Effective Time, Pac Rim agrees
(a) that neither Pac Rim nor any of its Subsidiaries nor its or their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (except to the extent necessary to comply with fiduciary duties to stockholders as provided in this Section 7.1) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than forty percent (40%) of the assets or any equity securities of, Pac Rim or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will inform any individuals or entities with whom an Acquisition Proposal is currently being discussed or hereinafter making an Acquisition Proposal of the obligations undertaken in this
Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Pac Rim or its Subsidiaries; provided, however, that nothing contained in this Section 7.1 shall, prior to approval of the transaction described herein by the holders of Pac Rim Common Stock, prohibit the Board of Directors of Pac Rim from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, (A) such Acquisition Proposal is on terms that the Board of Directors of Pac Rim determines, with the assistance of its financial advisors, represents a financially superior transaction to the holders of Pac Rim Common Stock compared with the Merger, (B) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (C) the Board of Directors of Pac Rim determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pac Rim provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and furnishes Parent with the terms of and a copy of such Acquisition Proposal and (E) thereafter, Pac Rim keeps Parent informed of the status (and the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 7.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof) or (z) affect any other obligation of any party under this Agreement.

         7.2 Conduct of Businesses. From the date hereof to the Effective Time, except as set forth in the Pac Rim Disclosure Letter or as contemplated by any other provision of this Agreement, unless

Parent has consented in writing thereto, Pac Rim and its Subsidiaries:

                  (a) shall conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) shall use their best commercial efforts to preserve intact their business organization and goodwill, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

                  (d) shall not amend their Certificates of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

                  (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), of Pac Rim's or any of its Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings, or (iii) the breach in any respect of any representation or warranty or covenant contained herein;

                  (f) shall timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC and promptly deliver to Parent true and correct copies of any report, statement or schedule filed by Pac Rim with the SEC subsequent to the date of this Agreement;

                  (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from Pac Rim, (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $85,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs; provided, however, any such increases in annual base compensation shall not exceed five percent (5%) of such employees' current annual base compensation without the prior consent of Parent, which consent shall not be unreasonably withheld, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect, except for changes which may be required by applicable law;

                  (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock for purposes other than satisfying its obligation to pay interest when due under the Debenture/Warrant Agreement; provided, however, on the Closing Date, Pac Rim shall pay all interest accrued but unpaid as of such date under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based Pac Rim Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

                  (i) shall not acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, consistent with past practice;

                  (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of Pac Rim; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Pac Rim and its Subsidiaries, taken as a whole; (iii) other than wholly-owned Subsidiaries of Pac Rim, make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Pac Rim or its Subsidiaries; (v) except for purchase money liens, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind of respect to such asset; or (vi) forgive any loans to officers, directors, employees or their affiliates and associates;

                  (k) Except as provided in Section 7.1 hereof, enter into any commitment, contract or transaction outside the ordinary course of business consistent with past practices which would be material to Pac Rim and its Subsidiaries taken as a whole;

                  (l) except as may be required as a result of a change in law or in generally accepted accounting principles shall not change any of the accounting principles or practices used by Pac Rim;

                  (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Pac Rim and its Subsidiaries taken as a whole; (iii) without the prior consent of Parent, which consent shall not be unreasonably withheld, authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by Pac Rim's Board of Directors for capital expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

                  (n) shall not make any tax election or settle or compromise any income tax liability material to Pac Rim and its Subsidiaries taken as a whole;

                  (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of Pac Rim and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

                  (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or

                  (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of Pac Rim contained in this Agreement untrue and incorrect as of the date when made.

         7.3 Meeting of Stockholders. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each take all action necessary in accordance with applicable law and their Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws to convene a meeting of their stockholders as promptly as practicable to consider and vote upon the approval, in the case of Pac Rim, of this Agreement and the transactions contemplated hereby, and, in the case of Parent, the Stock Purchase Agreement in connection with the transaction contemplated hereby.

The Boards of Directors of Pac Rim and Parent shall each recommend such approval and take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statements (as defined in Section 7.7); provided, however, that Pac Rim's Board of Directors' recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Pac Rim in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and as permitted in Section
7.1 hereof. In connection with the vote of Pac Rim Common Stock, holders of the Convertible Debentures shall execute that certain Voting Agreement as of the date hereof, a copy of which is attached hereto as Exhibit H (the "Voting Agreement"). Pursuant to the terms thereof, the parties to the Voting Agreement shall agree to vote in favor of this Agreement and the Merger at a meeting of Pac Rim's stockholders; provided, however, if Pac Rim's Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and in accordance with Section 7.1 hereof, recommends an Acquisition Proposal, the obligation to vote in favor of this Agreement and the Merger pursuant to the Voting Agreement shall terminate.

         7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Pac Rim and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, third parties or governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and Pac Rim will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and Pac Rim will use its best efforts to resist or resolve such suit. Each of Parent and Pac Rim and will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust Laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and Pac Rim shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a Pac Rim Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and Pac Rim shall take all such necessary action. Within twenty (20) days following the date of this Agreement, Parent and Merger Sub shall make all necessary filings with state insurance regulatory authorities, including the filing with the California Department of a Form A Information Statement pursuant to California Insurance Code Section 1215 et seq. Parent and Merger Sub shall use their respective best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. Pac Rim shall cooperate with Parent in connection with the preparation and filing of the Form A.

         7.5 Inspection of Records; Access. From the date hereof to the Effective Time, Pac Rim shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access, during normal business hours during the period prior to the Effective Time, to all employees, offices and other facilities and to the records and files, including claim files and litigation files, correspondence, audits and properties, to the accountants and auditors of Pac Rim and their work-papers, and to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Pac Rim and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of Pac Rim in the execution of their employment duties during any visit to, or inspection of, Pac Rim's facilities or offices; provided, further, that with respect to the work-papers of Pac Rim's accountants and auditors, Parent's Representatives shall execute all necessary documents reasonably required and satisfy all conditions reasonably imposed by such accountants and auditors in order to obtain such documentation.

         7.6 Publicity. Pac Rim and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         7.7 Proxy Statement. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each promptly prepare and then file with the SEC their respective proxy statements with respect to the meetings of their respective stockholders as provided in Section 7.3 hereof (collectively, the "Proxy Statements"). Pac Rim and Parent shall each cause their respective Proxy Statements to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Pac Rim and Parent each agree that their respective Proxy Statements and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of Pac Rim or Parent, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         7.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         7.9 Expenses. Whether or not the Merger is consummated, except as provided in Article 10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.10 Indemnification and Insurance.

         (a) For a period of three (3) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under the Certificate of Incorporation or Bylaws (as amended or restated, as the case may be) of Pac Rim and any indemnification agreement among Pac Rim, its Subsidiaries and their respective officers and directors (whether current or former) (collectively, the "Indemnification Documents") each person who is now, or has been at any time prior to the date hereof, an officer or director of Pac Rim (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses to which they are indemnified under the Indemnification Documents, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger. In the event of any indemnifiable claim, action, suit, proceeding or investigation, the Indemnified Party shall promptly notify the Surviving Corporation thereof (the failure to give notice, however, shall not relieve the Surviving Corporation of its duty to indemnify the Indemnified Party unless the failure to give notice causes the Surviving Corporation to be unable to assume the defense of such claim, action, suit, proceeding or investigation reasonably promptly or otherwise prejudices the Surviving Corporation). Upon receipt of notice (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense thereof or counsel for the Indemnified Party advises in writing that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements or other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or beyond the scope of this Agreement.

         (b) For a period of three (3) years from and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

         (c) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Pac Rim and its Subsidiaries' existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, through February 16, 1997, the policy limits of such coverage shall not be less than $20 million and from February 17, 1997 until three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Parent for its officers and directors.

         (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

         (e) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

         7.11 Certain Benefits.

         (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Pac Rim Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all Pac Rim Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis following the Effective Time in any Pac Rim Benefit Plan in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all Pac Rim employees from and after the Effective Time credit for all service with Pac Rim and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by Pac Rim. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time to Pac Rim and its Subsidiaries' employees, Parent or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

         (b) Parent agrees to employ at the Effective Time all employees of Pac Rim and its Subsidiaries who are employed on the Closing Date at- will, with all material terms of their employment at Pac Rim, under Parent's then-current employment practices and policies. Such employment shall be at-will and Parent shall be under no obligation to continue to employ any such individuals.

         (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of Pac Rim and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

         (d) Notwithstanding the provisions of Section 7.11(a), at the Effective Time, Surviving Corporation shall perform its obligations as the surviving corporation of the Merger under:

                  (i) the "Pac Rim Holding Corporation and The Pacific Rim Assurance Company Compensation Plan For Senior Management" (the "SMT Plan") (a copy of which is attached hereto as Exhibit I);

                  (ii) "The Pacific Rim Assurance Company 1996 Annual Incentive Plan" (a copy of which is attached hereto as Exhibit J) (the "1996 Incentive Plan"); provided, however, purchase accounting related adjustments made by the Surviving Corporation following the Effective Time and any adjustments in the Assurance Company's reserves, to the extent that such adjustment shall not result in a Pac Rim Material Adverse Effect, shall not be included in incurred losses of the Assurance Company in calculating the combined ratio exhibit of the matrix ("Matrix") referred to in the 1996 Incentive Plan; provided, further, such reserve adjustment shall be taken into consideration in calculating the combined ratio exhibit of the Matrix if, upon year-end review, it is determined that such adjustment was required under generally accepted accounting principles; and

                  (iii) that certain Employment Agreement dated as of April 15, 1994 (the "Employment Agreement") by and among Pac Rim, Assurance Company and Stanley Braun ("Braun"), the Amendment to Employment Agreement dated as of March 27, 1995 (the "First Amendment") and the Second Amendment to Employment Agreement dated as of March 30, 1996 (the "Second Amendment") with respect thereto (copies of which are attached hereto as Exhibit K). The Employment Agreement, the First Amendment and the Second Amendment shall hereinafter be referred to, collectively, as the "Employment Documents." Parent and its Subsidiaries unconditionally guaranty the obligations of Pac Rim, Assurance Company, Surviving Corporation and any successors to any of them (each, an "Employer") under the Employment Documents. If any Employer breaches any of its obligations or otherwise fails to perform under the Employment Documents, Parent and its Subsidiaries unconditionally promises to perform such obligations.

         On and following the Closing Date and for a period of one (1) year thereafter, neither Parent nor the Surviving Corporation shall, without the prior written consent of each of the respective parties or participants thereto, amend or modify the terms of the SMT Plan, 1996 Annual Incentive Plan, or Severance Program (as defined in Section 7.11(e) hereof).

         (e) At the Closing, Pac Rim shall provide Parent with a list of all persons employed by Pac Rim and its Subsidiaries on the Closing Date (each, a "Pac Rim Employee" and, collectively, the "Pac Rim Employees"). In accordance with Pac Rim and its Subsidiaries' Severance Program, a copy of which is attached hereto as Schedule 7.11(e) (the "Severance Program"), Parent or Surviving Corporation, as appropriate, shall pay funds due thereunder in order to satisfy the severance obligations with respect to any Pac Rim Employees that are terminated within nine (9) months following the Closing Date.

         7.12 Restructuring of Merger. Upon the mutual agreement of Parent and Pac Rim, the Merger shall be restructured in the form of a forward triangular merger of Pac Rim into Merger Sub, with Merger

Sub being the surviving corporation, or as a merger of Pac Rim into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

         7.13 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Pac Rim or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                                   ARTICLE 8

                                   CONDITIONS

         8.1 Conditions of Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Pac Rim entitled to vote thereon and the issuance of Parent's common stock under the Stock Purchase Agreement shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) The required state insurance regulatory approvals, including the California Department's approval of the consummation of the transaction contemplated hereunder pursuant to California Insurance Code Section 1215 et seq., shall have been obtained.

                  (d) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Pac Rim Material Adverse Effect following the Effective Time.

         8.2 Conditions to Obligations of Pac Rim to Effect the Merger. The obligation of Pac Rim to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

                  (a) Parent shall have performed its agreements contained in this Agreements required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Pac Rim shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this
         Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect.

                  (b) Pac Rim shall have received the opinion of Salomon, dated as of the date of delivery of Pac Rim's Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

                  (c) Pac Rim shall have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Parent and Merger Sub, in usual and customary form reasonably acceptable to Pac Rim.

         8.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Pac Rim shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pac Rim contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date and Parent shall have received a certificate of the President or a Vice President of Pac Rim, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

                  (b) From the date of this Agreement through the Effective Time, there shall not have occurred any changes in the financial condition, business, operations or prospects of Pac Rim and its Subsidiaries, taken as a whole, which changes taken together, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

                  (c) The parties to that certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants Purchase Agreement shall have sold and transferred to Parent all of such parties' right, title and interest in and to the Convertible Debentures and Warrants and the parties to that certain Series 3 Detachable Warrants Surrender Agreement shall have surrendered and transferred to Pac Rim all of their right, title and interest in and to the Series 3 Warrants, and Parent, thereby, upon the Effective Time, will own or control all of the Convertible Debentures and Warrants.

                  (d) Parent and Merger Sub shall have received, on and as of the Closing Date, an opinion of Barger & Wolen, counsel to Pac Rim, in usual and customary form reasonably acceptable to Parent and Merger Sub.


                                   ARTICLE 9

                                  TERMINATION

         9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Pac Rim, by the mutual consent of Parent and Pac Rim.

         9.2 Termination by Either Parent or Pac Rim. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or Pac Rim if (a) the Merger shall not have been consummated by March 1, 1997 (the "Termination

Date") or (b) the required approval of Pac Rim and Parent's respective stockholders required by Section 7.3 shall not have been obtained at meetings duly convened therefor or at any adjournments thereof, or (c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its representations or obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. If the Merger shall not have been consummated on or before February 1, 1997 and as of such date Pac Rim has satisfied its conditions to effect the Merger set forth in Article 8 hereof and is prepared to consummate the Merger, Parent shall pay interest of $5,000.00 per day, without offset or deduction for amounts Parent claims owed to it by Pac Rim or any of its Subsidiaries, for the benefit of the holders of shares of Pac Rim Common Stock (the "Extension Consideration") for each day commencing on February 2, 1997 and ending with the earlier to occur of the Closing Date or the termination of this Agreement. Parent shall pay the Extension Consideration to the Exchange Agent on the Closing Date in order to effect pro rata distribution of such amount to the holders of shares of Pac Rim Common Stock, or if the Closing does not occur and this Agreement is terminated, Parent shall promptly, but in no event later than two (2) days after such termination, pay the same by wire transfer to Pac Rim of same day funds.

         9.3 Termination by Pac Rim. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before the adoption and approval by the stockholders of Pac Rim referred to in Section 7.3, by action of the Board of Directors of Pac Rim, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of Pac Rim determines that such termination is required by reason of an Acquisition Proposal complying with Section 7.1 hereof being made, or (ii) there have been breaches by Parent or Merger Sub of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Pac Rim to Parent.

         9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there have been breaches by Pac Rim of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Pac Rim, which breach is not curable or, if curable, is not cured within thirty
(30) days after written notice of such breach is given by Parent to Pac Rim or
(c) the holders of more than 1,000,000 shares of Pac Rim Common Stock have demanded appraisal rights in accordance with Section 4.7 hereof.

         9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.9, Article 10 and Sections 11.3, 11.4, 11.6, 11.10, 11.13 and 11.17 and the Confidentiality Agreement referred to in Section 11.4.

         9.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.


                                   ARTICLE 10

                       LIQUIDATED DAMAGES AND BREAKUP FEE

         10.1 Payment of Liquidated Damages by Parent. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.3(ii) and (iii); (b) Parent or Merger Sub's failure to comply with the covenants described in Sections 7.3, 7.4, 7.7, 7.8 or 7.13 or the conditions described in Section 8.2(a) or (c); or (c) Parent refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions and events referred to in subsections (a) and (b) of this Section 10.1, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.1, the parties hereto agree that in such event, Parent must pay the sum of $5,000,000.00 to Pac Rim immediately upon demand therefor as liquidated damages.

         10.2 Payment of Liquidated Damages by Pac Rim. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.4(a) or (b); (b) Pac Rim's failure to comply with the covenants described in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.13, or the conditions described in
Section 8.3(a) or (d); or (c) Pac Rim refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions or events referred to in subsections (a) and (b) of this Section 10.2, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.2, the parties hereto agree that in the event of such breach, Pac Rim must pay the sum of $2,500,000.00 to Parent immediately upon demand therefor as liquidated damages.

         10.3 Payment of Breakup Fee By Pac Rim. In the event that (a) Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.3(i) hereof by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.2(b) due to the failure to obtain the required vote in favor of this Agreement from the holders of Pac Rim Common Stock and Convertible Debentures at a meeting duly called therefor, and, in either event, the definitive transaction document with respect to such Acquisition Proposal is executed by Pac Rim within six (6) months following any such termination, Pac Rim shall pay Parent a breakup fee of $5 million (the "Breakup Fee"). The Breakup Fee is not separately payable in the event that liquidated damages are due and paid under Section 10.2 hereof.


                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11 and 7.13 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger.

         11.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         (a)      if to Parent or Merger Sub, to

                           Superior National Insurance
                            Group, Inc.
                           26601 Agoura Road
                           Calabasas, California  91302
                           Attention:  William L. Gentz
                           Telecopy No.: 818-880-8615

                  with a copy to

                           Dana M. Warren, Esq.
                           Riordan & McKinzie
                           5743 Corsa Avenue
                           Suite 116
                           Westlake Village, California  91362
                           Telecopy No.: 818-706-2956

         (b)      if to Pac Rim, to

                           Pac Rim Holding Corporation
                           6200 Canoga Avenue
                           Woodland Hills, California  91367
                           Attention: Stanley Braun
                           Telecopy No.: 818-595-0099

                  with a copy to

                           Dennis W. Harwood, Esq.
                           Barger & Wolen LLP
                           19800 MacArthur Boulevard
                           8th Floor
                           Irvine, California  92612
                           Telecopy No. 714-752-6313

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         11.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions in Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Third Party Provision shall be enforceable until after the Effective Time.

         11.4 Entire Agreement. This Agreement, the Exhibits, the Pac Rim Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between Pac Rim and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreements shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

         11.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Pac Rim, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

         11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         11.7 Venue. Any action concerning or dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

         11.8 Counterparts. This Agreements may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         11.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         11.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         11.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.12 Incorporation of Exhibits. The Pac Rim Disclosure Letter, the Parent Disclosure Letter and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

         11.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

         11.16 Material Adverse Effect. (a) As used in this Agreement, the term "Pac Rim Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Pac Rim and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, based upon the reserves booked by the Assurance Company, no adverse development in Assurance Company's reserves, to the extent that such adverse development does not exceed the sum of (i) the $4,500,000 and (ii) $1,000,000, shall be included in determining whether a Pac Rim Material Adverse Effect exists; provided, further, any change in the book value of Pac Rim or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Pac Rim Material Adverse Effect exists; provided, further, any amounts that may be payable under the SMT Plan, the 1996 Incentive Plan, the Employment Documents or the Severance Program that are not reflected in Pac Rim's financial statements shall not be included in determining if a Pac Rim Material Adverse Effect exists. As used in this Agreement, the term "Parent Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Parent and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, any change in the book value of Parent or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Parent Material Adverse Effect exists.

         (b) The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 5 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Pac Rim Material Adverse Effect. The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 6 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Parent Material Adverse Effect.

         11.17 Attorney's Fees. In any legal action to enforce this Agreement or any provision hereof, the prevailing party in such action shall, in addition to any other remedy to which it may be entitled hereunder, receive from the party from which enforcement was sought reasonable attorney's fees and its court costs in connection with such action.

         11.18 Performance by Merger Sub. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

         IT WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

PARENT:                    SUPERIOR NATIONAL INSURANCE GROUP, INC.



                           By: /s/  J. Chris Seaman
                               --------------------------------
                               Name:  J. CHRIS SEAMAN
                               Title: Executive Vice President



MERGER SUB:                SNTL ACQUISITION CORP.



                           By: /s/  J. Chris Seaman
                               --------------------------------
                               Name:  J. CHRIS SEAMAN
                               Title: Executive Vice President



PAC RIM:                   PAC RIM HOLDING CORPORATION



                           By: /s/  Timothy R. Busch
                               --------------------------------
                               Name:  TIMOTHY R. BUSCH
                               Title: Chairman


                           By: /s/ Stanley Braun
                               --------------------------------
                               Name:
                               Title:

                                SCHEDULE 7.11(e)

                               SEVERANCE PROGRAM

Termination.

         (a) A Pac Rim Employee's employment may be terminated by the Surviving Corporation or Parent, as appropriate, or by a Pac Rim Employee him or herself, for any reason by written notice. The Pac Rim Employee will be treated, for purposes of the Severance Program, as having been terminated if the Pac Rim Employee's employment is terminated within nine (9) months following the Closing Date.

         (b) Subject to any benefit continuation requirements of applicable laws, in the event a Pac Rim Employee's employment is terminated for any reason whatsoever within (9) months following the Closing Date, all compensation and benefit obligations of the Surviving Corporation or Parent, as appropriate, shall cease as of the effective date of such termination, except for any compensation and benefits earned or accrued but unpaid through such date. Payments under The Pac Rim Assurance Company 1996 Annual Incentive Plan due such terminated Pac Rim Employee shall be pro rated for any partial year, and paid on the basis of the actual performance level achieved prior to the Closing Date without reduction for any additional reserves, restructuring charges or other accounting charges that the Surviving Corporation or Parent, as appropriate, deems to be in its best interest following the Closing Date.

TERMINATION PAYMENTS AND BENEFITS.

         If a Pac Rim Employee's employment hereunder is terminated by Parent or Surviving Corporation, as appropriate, other than for Cause (as defined herein) within nine (9) months following the Closing Date, then the Surviving Corporation or Parent, as appropriate, shall be obligated to pay to the Pac Rim Employee certain termination payments and make available benefits as follows:

         (a) Calculation of Termination Payments for Officers of Pac Rim and its Subsidiaries. Officers of Pac Rim and its Subsidiaries terminated within the nine (9) months following the Closing Date shall receive payment equal to (i) the Pac Rim Employee's annual base salary divided by twelve (12), multiplied by
(ii) the Pac Rim Employee's years of service with Pac Rim and/or its Subsidiaries, rounded to the nearest full year, multiplied by two. Six months of employment would round to the next highest year.

         (b) Calculation of Termination Payments for Other Employees of Pac Rim and its Subsidiaries. Other Employees of Pac Rim and its Subsidiaries terminated within the nine (9) months following the Closing Date shall receive payment equal to (i) the Pac Rim Employee's annual base salary divided by twelve (12), multiplied by (ii) the Pac Rim Employee's years of service with Pac Rim and/or its Subsidiaries rounded to the nearest full year. Six months of employment would round to the next highest year.

         (c) Method of Payment. Termination payments shall be paid to the Pac Rim Employee in a lump sum on the Pac Rim Employee's final date of service.

         (d) Benefits. Parent or the Surviving Corporation, as appropriate, shall pay on behalf of terminated Pac Rim Employees all costs associated with Consolidated Omnibus Reconciliation Act of 1985 (COBRA) healthcare continuation benefits for the periods described below:

                  (i) Officers of Pac Rim and its Subsidiaries shall receive COBRA continuation benefits equal to two months of benefits for each year of service rounded to the nearest whole year.

                  (ii) Other Employees of Pac Rim and its Subsidiaries shall receive COBRA continuation benefits equal to one month of benefits for each year of service rounded to the nearest whole year.

TERMINATION FOR CAUSE.

         For purposes of the Severance Program, "Cause" shall mean (i) the willful engaging by the Pac Rim Employee in misconduct which is materially injurious to the Parent or the Surviving Corporation, as the case may be, monetarily or otherwise, (ii) stealing from the Parent or the Surviving Corporation, as the case may be, or (iii) the conviction of a felony while in the employ of Parent or the Surviving Corporation, as the case may be.

         No act, or failure to act, on the Pac Rim Employee's part shall be considered "willful" unless done, or omitted to be done, by the Pac Rim Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Parent or the Surviving Corporation, as the case may be.

                                   EXHIBIT A

             CERTIFICATE OF INCORPORATION OF SNTL ACQUISITION CORP.

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SNTL ACQUISITION CORP.


         First: The name of the corporation is SNTL Acquisition Corp. (the "Corporation").

         Second: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.


         Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

         Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Ten Thousand (10,000), consisting of Ten Thousand (10,000) shares of common stock, $.01 par value per share (the "Common Stock").

         Fifth: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the "Bylaws").

         Sixth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         (a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

         (b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;

         (c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

         (d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of said laws, of the Certificate of Incorporation of the Corporation and its Bylaws.

         Seventh: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

         Eighth: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

         Ninth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         Tenth:  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, indemnify directors, and may indemnify in the discretion of the Board of Directors any and all persons whom the Corporation shall have power to indemnify under said section, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Eleventh: The name and mailing address of the incorporator of the Corporation are:

                          Thomas A. Waldman
                          300 South Grand Avenue
                          28th Floor
                          Los Angeles, California 90071

         I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of September, 1996.



                                       /s/  Thomas A. Waldman
                                       -------------------------------------
                                       Thomas A. Waldman, Incorporator

                                   EXHIBIT B

                        BYLAWS OF SNTL ACQUISITION CORP.

                                     BYLAWS

                                       OF

                             SNTL ACQUISITION CORP.


                                   ARTICLE I

                                    Offices

         Section 1.1 Registered Office. The registered office of SNTL Acquisition Corp. (the "Corporation") in the State of Delaware shall be at 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent at that address shall be The Corporation Trust Company.

         Section 1.2 Principal Executive Office. The principal executive office of the Corporation shall be located at such place within or outside of the State of Delaware as the board of directors of the Corporation (the "Board of Directors") from time to time shall designate.

         Section 1.3 Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation may require.


                                   ARTICLE II

                                  Stockholders

         Section 2.1 Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by the Board of Directors from time to time. In the absence of any such designation, stockholders' meetings shall be at the principal executive office of the Corporation. Any other proper business may be transacted at the annual meeting.

         Section 2.2 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

         Section 2.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

         Section 2.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

         Section 2.5 Quorum. At each meeting of stockholders, except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 2.4 of these Bylaws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including, but not limited to, its own stock, held by it in a fiduciary capacity.

         Section 2.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the President, or in his absence, by a Vice President, or in the absence of the foregoing persons, by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

         Section 2.7 Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. A stockholder may vote the shares owned of record by him either in person or by proxy executed in writing (which shall include writings sent by telex, telegraph, cable, facsimile transmission or other means of electronic transmission) by the stockholder himself or his duly authorized attorney-in-fact; provided, however, that any such telex, telegram, cablegram, facsimile transmission or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telex, telegram, cablegram, facsimile transmission or other means of electronic transmission was authorized by the stockholder. If it is determined that such telexes, telegrams, cablegrams, facsimile transmissions or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the foregoing sentences of this Section 2.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Execution of the proxy may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless required by Section 2.10 of these Bylaws or unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors or otherwise, all elections and questions shall, unless otherwise provided by law, by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting.

         Section 2.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of, or to vote, at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of, or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (to the extent such action by the stockholders is permitted by these Bylaws) when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         Section 2.9 List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

         Section 2.10 Inspectors of Election. Before any meeting of stockholders, the Board of Directors may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If the Corporation has a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities exchange, or
(3) held of record by more than 2,000 stockholders, the Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors other than nominees for office to act at the meeting. If no inspectors of election are appointed, the chairman of the meeting may, and on the request of any stockholder or his proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting on the request of one or more stockholders or proxies, the holders of a majority of shares or other proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the Board of Directors before the meeting, or by the meeting chairman at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

         The duties of these inspectors shall be as follows: (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the shares represented at a meeting and the validity of proxies and ballots; (iii) count all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

         The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto shall be accepted by the inspectors after the closing of the polls.

         Except as otherwise required by applicable law, in determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 2.7 hereof, ballots and the regular books and records of the Corporation.

         Section 2.11 Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice or without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.


                                  ARTICLE III

                               Board of Directors

         Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation.

         Section 3.2 Number of Directors. The Board of Directors shall consist of one or more members, the members thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

         Section 3.3 Election and Term of Office. Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent directors.

         Section 3.4 Election of Chairman of the Board. At the organizational meeting immediately following the annual meeting of stockholders, the directors shall elect a Chairman of the Board from among the directors who shall hold office until the corresponding meeting of the Board of Directors in the next year and until his successor shall have been elected or until his earlier resignation or removal. Any vacancy in such office may be filled for the unexpired portion of the term in the same manner by the Board of Directors at any regular or special meeting.

         Section 3.5 Vacancies and Additional Directorships. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though such majority is less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy, hold office for the remainder of the full term of the departed director and, if elected to a newly created directorship, hold office until the next annual meeting of stockholders, and, in either case, until such director's successor shall have been elected and qualified.

         Section 3.6 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine and, if so determined, notice thereof need not be given.

         Section 3.7 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the President, or by any director. Reasonable notice thereof shall be given by the person or persons calling the meeting.

         Section 3.8 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee thereof, as the case may be, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Bylaw shall constitute presence in person at such meeting.

         Section 3.9 Quorum; Vote Required for Action. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall attend.

         Section 3.10 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

         Section 3.11 Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

         Section 3.12 Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors.

         Section 3.13 Removal. Subject to the provisions of the Certificate of Incorporation, any director may be removed from office at any time, either with or without cause, by the affirmative vote of the stockholders having a majority of the voting power of the Corporation given at a special meeting of the stockholders called for the purpose.


                                   ARTICLE IV

                                   Committees

         Section 4.1 Committees. The Board of Directors may, by resolution passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of dissolution, removing or indemnifying directors or amending these Bylaws; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

         Section 4.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to
Article III of these Bylaws.


                                   ARTICLE V

                                    Officers

         Section 5.1 Officers; Election. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board. The Board of Directors may also elect one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer or Chief Financial Officer and one or more Assistant Treasurers or Assistant Chief Financial Officers and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

         Section 5.2 Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in a resolution of the Board of Directors electing any officer, each officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board of Directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.

Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

         Section 5.3 Powers and Duties. The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary shall have the duty to record the proceedings of the meetings of stockholders, the Board of Directors and any committees in a book to be kept for that purpose and shall have custody of the corporate seal of the Corporation with the authority to affix such seal to any instrument requiring it. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.


                                   ARTICLE VI

                    Indemnification of Directors, Officers,
                      Employees and Other Corporate Agents

         Section 6.1 Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. The Corporation may indemnify, in the manner and to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

         Section 6.2 Actions, Suits or Proceedings by or in the Right of the Corporation. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or by reason of any action alleged to have been taken or omitted in such capacity against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite adjudication of liability but in view or all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         Section 6.3 Expenses Incurred. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2 above, or in defense of any claim, issue or matter therein, he may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 6.4 Determination of Indemnification. Any indemnification provided under Sections 6.1 and 6.2 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct in Sections 6.1 and 6.2 above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

         Section 6.5 Advance of Expenses. Costs and expenses (including attorneys' fees) incurred by or on behalf of a director, officer, employee or agent in defending or investigating a civil or criminal action, suit, proceeding or investigation may be paid by the Corporation in advance of the final disposition of such matter, if such director, officer, employee or agent shall undertake in writing to repay any such advances in the event that it is ultimately determined that he is not entitled to indemnification.

         Section 6.6 Non-exclusivity. The right of indemnity and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any agreement for indemnification of or advancement of expenses to any director, officer, employee or agent or other person may provide rights of indemnification or advancement of expenses which are broader or otherwise different from those set forth herein.

         Section 6.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or applicable law.

         Section 6.8 Inclusion of Constituent Corporation. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or, surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 6.9      Inclusion of Other Terms.  For purposes of this
Article VI, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any services as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation," as referred to in this Article VI.

         Section 6.10 Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI may, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

                                  ARTICLE VII

                                     Stock

         Section 7.1 Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board, if any, or the President, or a Vice President, and by the Treasurer or Chief Financial Officer or an Assistant Treasurer or Assistant Chief Financial Officer, if any, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

         Section 7.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.


                                  ARTICLE VIII

                                 Miscellaneous

         Section 8.1 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

         Section 8.2 Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

         Section 8.3 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws. Unless either proper notice of a meeting of the Board of Directors, or any committee thereof, has been given or else the persons entitled thereto have waived such notice (either in writing or by attendance as set forth above), any business transacted at such meeting shall be null and void.

         Section 8.4 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

         Section 8.5 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

         Section 8.6 Amendment of Bylaws. These Bylaws may be amended or repealed, and new Bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional Bylaws and may amend or repeal any Bylaw whether or not adopted by them.

         Section 8.7 Gender. Any reference to the masculine gender in these Bylaws shall be construed to mean the feminine gender, as the situation may demand.

                                   EXHIBIT C

                SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2
                  AND 3 DETACHABLE WARRANT PURCHASE AGREEMENT

                Filed as Exhibit 3 to this Schedule 13D filing.

                                   EXHIBIT D

                                     OPTION

                           PAC RIM HOLDING CORPORATION
                                RECAP OF OPTIONS

                                    1987 PLAN           1988 PLAN                   TOTAL
                                    ---------           ---------        --------------------------

Options Active at 12/31/91             50,000             894,000                           944,000
                                       50,000             894,000                           944,000

Options Granted in 1992                     0             305,500                           305,500
Options Exercised in 1992              (8,000)             (5,500)                          (13,500)
Options Canceled in 1992               (2,000)            (61,000)                          (63,000)
                                      (10,000)            239,000                           229,000

Options Active at 12/31/92             40,000           1,133,000                         1,173,000

Options Granted in 1993                     0             123,500                           123,500
Options Exercised in 1993                   0                   0                                 0
Options Canceled in 1993                    0             (82,500)                          (82,500)
                                            0              41,000                            41,000

Options Active at 12/31/93             40,000           1,174,000                         1,214,000

Options Granted in 1994                     0             500,000                           500,000
Options Exercised in 1994                   0                   0                                 0
Options Canceled in 1994                    0            (736,375)                         (736,375)
                                            0            (236,375)                         (236,375)

Options Active at 12/31/94             40,000             937,625                           977,625

Options Granted in 1995                     0              65,000                            65,000
Options Exercised in 1995                   0                                                     0
Options Canceled in 1995                    0             (85,000)                          (85,000)
                                            0             (20,000)                          (20,000)

Options Active at 12/31/95             40,000             917,625                           957,625

Options Granted in 1996                     0                                                     0
Options Exercised in 1996                   0                                                     0
Options Canceled in 1996                    0             (28,000)                          (28,000)
                                            0             (28,000)                          (28,000)

Options Active at 6/30/96              40,000             889,625                           929,625
                                                        3,752,199                           929,625
                                                           40,000                       4,079277935
                                                        3,792,199        AVG PRICE PER ACTIVE SHARE

                                  STOCK OPTIONS

                                    1987 PLAN

                                     6/30/96

                                                            #SHARES                                1995      1995
                                     DATE          DATE      ORIG     #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED  GRANTED    ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------  -------   -------   -------   ----   --------  ---------
Richards, Sandra            A      31-Dec-87                 10,000    10,000    $1.000   1987
Tonani, Ronald              A      31-Dec-87                 30,000    30,000    $1.000   1987

                                                             40,000    40,000

                         A = Active Grant, Active Employee
                         AV  = Vested Grant Terminated Employee
                         E = Returned Grant, Terminated Employee

                                  STOCK OPTIONS

                                    1988 PLAN

                                     6/30/96

                                                            #SHARES                                1995      1995
                                     DATE          DATE      ORIG     #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED  GRANTED    ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------  -------   -------   -------   ----   --------  ---------
Braun, Dina                 A      28-Oct-88                  2,000     2,000    $2.500   1988
Braun, Stanley              A      28-Oct-88                 50,000    50,000    $2.500   1988
Fernandez, Regina           A      28-Oct-88                  2,500     2,500    $2.500   1988
Richards, Sandra L.         A      28-Oct-88                 15,000    15,000    $2.500   1988
Tonani, Ronald              A      28-Oct-88                 10,000    10,000    $2.500   1988
Lee, Kevin D.               A      07-Dec-88                  1,500     1,500    $2.500   1988
Galisz, Agnes               A      11-Jan-89                  1,000     1,000    $2.500   1988
Likins, James W.            A      19-Mar-89                  1,000     1,000    $2.500   1988
Rodriguez, Angelica         A      17-Apr-89                  1,000     1,000    $2.500   1988
Boyer, Mariko M.            A      09-Jul-89                  5,000     5,000    $4.000   1988
Limtao, Delfin T.           A      09-Jul-89                  1,000     1,000    $4.000   1988
Richards, Sandra L.         A      01-Sep-89                 10,000    10,000    $4.000   1988
Murillo, Corey D.           A      17-Oct-89                  1,500     1,500    $4.000   1988
Librando, Maebelle          A      01-Nov-89                  1,500     1,500    $4.000   1988
Weisbly, Natalie            A      15-Nov-89                  2,000     2,000    $4.000   1988
Craig, Paul W.              A      06-Mar-90                 25,000    25,000    $4.000   1988
Velasquez, Armeda           A      30-Oct-90                  2,000     2,000    $5.000   1988
Varko, Maria                A      17-Jun-91                  1,500     1,500    $8.500   1988
Braun, Stanley              A      02-Feb-91                 50,000    50,000    $7.500   1988
Craig, Paul W.              A      02-Feb-91                 25,000    25,000    $7.500   1988
Fogle, Joanne               A      17-Jun-91                  1,000     1,000    $8.500   1988
Liwag, Rosita               A      17-Jun-91                  1,000     1,000    $8.500   1988
Spikings, Becky             A      17-Jun-91                  1,000     1,000    $8.500   1988
Farriola, Stella            A      17-Jun-91                  4,000     4,000    $8.500   1988
Gutierrez, Claudia          A      17-Jun-91                  1,000     1,000    $8.500   1988
Modes, Jeffery              A      17-Jun-91                  2,000     2,000    $8.500   1988
Johnson, Frances            A      17-Jun-91                  2,000     2,000    $8.500   1988
Gaschler, Robert            A      17-Jun-91                  1,500     1,500    $8.500   1988
Kulberg, Erika              A      17-Jun-91                  1,500     1,500    $8.500   1988
Boyer, Maragee              A      16-Jun-92                  2,500     2,500    $3.875   1988
Braun, Dina                 A      16-Jun-92                  8,000     8,000    $3.875   1988
Farriola, Stella            A      16-Jun-92                  2,000     2,000    $3.875   1988
Lee, Kevin                  A      16-Jun-92                  3,500     3,500    $3.875   1988
Murillo, Corey              A      16-Jun-92                  2,500     2,500    $3.875   1988
Ortiz, Adrianna             A      16-Jun-92                  5,000     5,000    $3.875   1988
Richards, Sandra            A      16-Jun-92                 10,000    10,000    $3.875   1988
Alcantara, Jesus            A      30-Oct-92                  2,000     2,000    $3.380   1988
Avila, Martha               A      30-Oct-92                  1,000     1,000    $3.380   1988
Carson, Mattie              A      30-Oct-92                  1,500     1,500    $3.380   1988

                                                            #SHARES                                1995      1995
                                     DATE          DATE      ORIG     #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED  GRANTED    ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------  -------   -------   -------   ----   --------  ---------
Coughlin, Carolin           A      30-Oct-92                  1,500     1,500    $3.380   1988
Davis, Teresita             A      30-Oct-92                  1,000     1,000    $3.380   1988
Galustian, Jackie           A      31-Aug-92                  1,500     1,500    $3.500   1988
Gonzalez, Anna              A      30-Oct-92                  1,000     1,000    $3.380   1988
Levenson, Jeffrey           A      30-Oct-92                  1,500     1,500    $3.380   1988
Slott, Adrianne             A      31-Aug-92                  1,000     1,000    $3.500   1988
Solomon, Myrtle             A      31-Aug-92                  2,000     2,000    $3.500   1988
Yeretzian, Rita             A      30-Oct-92                  1,000     1,000    $3.380   1988
Hedges, Florence            A      31-Aug-92                  1,000     1,000    $3.500   1988
Radu, Steven                A      31-Aug-92                  1,500     1,500    $3.500   1988
Rammelkamp, Joseph          A      31-Aug-92                  1,500     1,500    $3.500   1988
DeVine, Gretchen (McCO      A      30-Oct-92                  2,000     2,000    $3.380   1988
Garcia, Nidia               A      30-Oct-92                  1,000     1,000    $3.380   1988
Jiminez, Oralia             A      30-Oct-92                  1,500     1,500    $3.380   1988
Shuseett, Gale              A      30-Oct-92                  1,500     1,500    $3.380   1988
Winter, Kenneth             A      30-Oct-92                  2,000     2,000    $3.380   1988
Calabrese, Don              A      30-Oct-92                  2,500     2,500    $3.380   1988
Glass, Kathy                A      31-Dec-92                  2,000     2,000    $3.250   1988
Kohanoff, Rozita           AV      31-Dec-92     14-Jun-96    1,125     1,500    $3.250   1988        375
Ward, Jay                   A      31-Dec-92                  1,500     1,500    $3.250   1988
Gimeno, Christa             A      29-Jan-93                  1,500     1,500    $4.750   1988
Stevenson, Gary             A      26-Feb-93                  2,500     2,500    $5.000   1988
Whelply, Gerald             A      26-Feb-93                  5,000     5,000    $4.000   1988
Bierend, Bridgette          A      31-Mar-93                  1,500     1,500    $4.880   1988
Chisum, Alan                A      31-Mar-93                  1,500     1,500    $4.880   1988
Georgeson, Helen            A      31-Mar-93                  1,500     1,500    $4.880   1988
Franklin, Ronnie            A      31-Mar-93                  1,000     1,000    $4.800   1988
Drews, Steven               A      30-Apr-93                  1,500     1,500    $5.250   1988
Jeong, Grace                A      30-Apr-93                  1,500     1,500    $5.250   1988
Cook, Joseph                A      30-Apr-93                  1,500     1,500    $5.250   1988
Les, Harvey                 A      31-May-93                  1,500     1,500    $4.500   1988
Martinsson, Cynthia         A      31-May-93                  2,000     2,000    $4.500   1988
Ortiz, Adriana              A      31-May-93                  5,000     5,000    $4.500   1988
Yeretzian, Kevork           A      31-May-93                  1,000     1,000    $4.500   1988
Van Note, Evelyn            A      30-Jun-93                  1,500     1,500    $3.750   1988
Canada, Janet               A      30-Jun-93                  2,000     2,000    $3.750   1988
Dunn, Brian                 A      30-Jun-93                  1,500     1,500    $3.750   1988
Steinfeld, Richard          A      31-Jul-93                  1,500     1,500    $4.250   1988
Stone, Denise               A      31-Jul-93                  2,000     2,000    $4.250   1988
Carruth, Ingrid             A      31-Jul-93                  1,500     1,500    $4.250   1988
Forde, Philip               A      31-Jul-93                  1,500     1,500    $4.250   1988
Stephens, Eunice            A      31-Aug-93                  1,500     1,500    $4.000   1988
Levine, Stewart             A      31-Aug-93                  1,500     1,500    $4.000   1988
Shaw, Kevin                 A      30-Sep-93                  2,500     2,500    $3.630   1988
Rivera, Manuel              A      30-Sep-93                  1,500     1,500    $3.630   1988
Estacio, Teresita           A      30-Nov-93                  1,500     1,500    $3.380   1988

                                                            #SHARES                                1995      1995
                                     DATE          DATE      ORIG     #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED  GRANTED    ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------  -------   -------   -------   ----   --------  ---------
Braun, Stanley              A      16-Aug-94                250,000   250,000    $2.750   1988
Braun, Stanley              A      16-Aug-94                250,000   250,000    $5.500   1988
Chatfield, David            A      02-Oct-95                 15,000    15,000    $3.188   1988
Walker, David               A      30-Oct-95                 10,000    10,000    $2.875   1988
Hindes, James               A      29-Dec-95                  5,000     5,000    $2.500   1988
Calabrese, Don              A      29-Dec-95                  5,000     5,000    $2.500   1988
Whelply, Gerald             A      29-Dec-95                  5,000     5,000    $2.500   1988
Shaw, Kevin                 A      29-Dec-95                  5,000     5,000    $2.500   1988
Popalardo, Dennis           A      29-Dec-95                  5,000     5,000    $2.500   1988

TOTAL 1996 GRANTS
  TOTALS                                                    890,000   889,625                         375



                           A = Active Grant, Active Employee
                           AV = Vested Grant Terminated Employee
                           E = Returned Grant, Terminated Employee

                                  STOCK OPTIONS

                          1988 - PLAN FORMER EMPLOYEES

                                     6/30/96

                                                              #SHARES                                1995      1995
                                     DATE          DATE        ORIG      #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED    GRANTED     ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------    -------    -------   -------   ----   --------  ---------
Deloffre, Anita            E       28-Oct-88    17-Aug-90       10,000        0    $2.500    1988
Kent, Michelle             E       28-Oct-88    08-Sep-89        1,000        0    $2.500    1988
Long, T. Daniel            E       28-Oct-88    14-Sep-90        4,000        0    $2.500    1988
Moreira, Julio             E       28-Oct-88    12-Dec-88        1,500        0    $2.500    1988
Narabonne, Marty           E       28-Oct-88    22-May-89        1,000        0    $2.500    1988
Scown, Richard             E       28-Oct-88    20-Apr-89       10,000        0    $2.500    1988
Serrano, Alice             E       28-Oct-88    03-Jan-89        1,000        0    $2.500    1988
Whittlinger, Robert        E       28-Oct-88    19-Jan-92        4,000        0    $2.500    1988
Monaog, Divinia            E       20-Dec-88    05-Jan-90        1,000        0    $2.500    1988
Johnston, Kimberly         E       31-Jan-89    14-Jun-89        1,000        0    $2.500    1988
Pugsley, Blaine            E       07-Feb-89    21-Jun-89        1,000        0    $1.000    1988
McDonald, Carlie           E       08-Feb-89    20-Oct-89        1,000        0    $2.500    1988
Terry, Karen               E       06-Mar-89    03-Jan-92        5,000        0    $2.500    1988
Malone, Reyna              E       26-Mar-89    09-May-89        1,000        0    $2.500    1988
Townsend, Dorothy          E       10-Apr-89    30-Jun-89        1,000        0    $1.000    1988
Bian, Elda                 E       12-Apr-89    23-Jun-89        1,000        0    $1.000    1988
Alexander, Evelyn          E       03-Jul-89    01-Jan-90        1,500        0    $4.000    1988
Gillen, Leah               E       03-Jul-89    28-Feb-90        1,000        0    $4.000    1988
Stewart, Celia             E       03-Jul-89    20-Oct-89        3,000        0    $4.000    1988
Bobotis, Connie            E       27-Aug-89    23-Jan-90       25,000        0    $4.000    1988
Ryan, John T.              E       21-Sep-89    01-Jan-90        1,500        0    $4.000    1988
Coberty, Mark E.           E       27-Sep-89    29-May-92        1,500        0    $4.000    1988
Salas, Eden J.             E       17-Oct-89    17-Mar-92        1,500        0    $4.000    1988
Heaney, Diane              E       05-Nov-89    07-Mar-90        1,000        0    $4.000    1988
Brown, Tanya               E       08-Nov-89    22-Jan-90        1,500        0    $4.000    1988
Jaroncyk, John S.          E       08-Nov-89    28-Sep-90        1,500        0    $4.000    1988
Kaye, Joseph S.            E       08-Nov-89    06-Nov-91        1,500        0    $4.000    1988
Trujillo, Anna             E       08-Nov-89    27-May-92        1,500        0    $4.000    1988
Frias, Joy                 E       10-Nov-89    23-Feb-90        2,000        0    $4.000    1988
Nalukas, Anton             E       22-Nov-89    13-Mar-92        1,500        0    $4.000    1988
Quezada, Manuel            E       24-Jul-90    26-Feb-91        1,500        0    $5.000    1988
Fefferman, Vivian          E       18-Sep-90    31-Oct-90        2,000        0    $5.000    1988
Brown, Ronald              E       30-Oct-90    01-Feb-91        1,500        0    $5.000    1988
Diaz, Sylvia               E       30-Oct-90    02-Aug-91        1,500        0    $5.000    1988
Herrera, Irene             E       30-Oct-90    30-Jul-91        1,500        0    $5.000    1988
Lee, William               E       30-Oct-90    14-Jul-92        1,500        0    $5.000    1988
Scott, Anne                E       30-Oct-90    19-Jun-92        2,000        0    $5.000    1988
Welton, Melody             E       17-Jun-91    15-Oct-91        2,500        0    $8.500    1988
Landgraf, Joy              E       17-Jun-91    23-Jun-92        2,000        0    $8.500    1988

                                                              #SHARES                                 1995      1995
                                     DATE          DATE        ORIG      #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED    GRANTED     ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------    -------    -------   -------   ----   --------  ---------
Mariano, Linda             E       17-Jun-91    12-Jun-92        1,000        0    $8.500    1988
Jiminez, Jaime             E       17-Jun-91    17-Apr-92        1,500        0    $8.500    1988
Nalukas, Anton             E       17-Jun-91    13-Mar-92        1,000        0    $8.500    1988
Sorenson, Brent            E       26-Feb-92    13-Mar-92       25,000        0    $7.880    1988
Wainess, Paul              E       16-Jun-92    20-Aug-92        5,000        0    $3.875    1988
DeLaPaz, Roberto           E       31-Aug-92    21-Jan-93        1,000        0    $3.500    1988
Tovar, Jose                E       30-Oct-92    01-Jan-93        1,500        0    $3.380    1988
Hopkins, John              E       30-Nov-92    01-Jan-93        1,500        0    $3.380    1988
Ball, Geoffrey             E       16-Jun-92    03-Mar-93       15,000        0    $3.875    1988
Case, Bob                  E       16-Jun-92    19-Mar-93        3,500        0    $3.875    1988
Ashour, Sam                E       30-Sep-92    08-Mar-93        2,000        0    $3.500    1988
Birdt, Cheryl              E       15-Nov-89    03-Mar-93        2,000        0    $4.000    1988
Bederman, Jodi             E       16-Jun-92    15-Apr-93        3,500        0    $3.875    1988
Case, Robert               E       10-Apr-89    19-Mar-93        1,500        0    $2.500    1988
Bederman, Jodi             E       24-Jul-90    15-Apr-93        1,500        0    $5.000    1988
Steward, Torild            E       17-Jun-91    11-Jun-93        2,000        0    $8.500    1988
Cody, Pam                  E       17-Jun-91    07-May-93        2,000        0    $8.500    1988
Floriano, Dave             E       31-Aug-92    27-Aug-93        1,500        0    $3.500    1988
Jones, Kathleen            E       30-Oct-92    23-Jul-93        1,500        0    $3.380    1988
Luisi, Nancy               E       31-Aug-92    29-Jul-93        2,000        0    $3.500    1988
Marutsos, Vasilios         E       31-Aug-92    09-Jul-93        1,500        0    $3.500    1988
Baker, Marc                E       30-Oct-92    10-Aug-93        1,500        0    $3.380    1988
Cohen, Richard             E       30-Oct-92    10-Aug-93        1,500        0    $3.380    1988
DiLeva, Tony               E       30-Oct-92    15-Jul-93        2,500        0    $3.380    1988
Villalobos, Chuck          E       30-Nov-92    30-Jul-93        1,500        0    $3.380    1988
Wagennecht, Kevin          E       31-Mar-93    06-Aug-93        1,500        0    $4.880    1988
Pendleton, Brian           E       30-Oct-92    29-Oct-93        2,000        0    $3.380    1988
Nemenzo, Nazarita          E       17-Jun-91    17-Aug-93        1,500        0    $8.500    1988
Burnam, Norman             E       06-Mar-90    21-Dec-92       15,000        0    $5.000    1988
Burnam, Norman             E       21-Feb-92    21-Dec-92       10,000        0    $8.250    1988
Cartwright, Marion         E       29-Jan-93    10-Dec-93        1,000        0    $4.750    1988
Kanji, Saner               E       31-Mar-93    31-Dec-93        1,500        0    $4.880    1988
Holman, Sandra             E       31-Aug-93    10-Dec-93        1,000        0    $4.250    1988
Stevens, Anita             E       31-Aug-93    31-Dec-93        5,000        0    $4.250    1988
Snell, Elizabeth           E       31-Aug-92    30-Nov-93        1,500        0    $3.500    1988
Martin, Howard             E       31-Aug-92    03-Dec-93        1,500        0    $3.500    1988
Preston, Sharon            E       30-Apr-93    14-Jan-94        1,000        0    $5.250    1988
Brim, Sheila               E       30-Jun-93    07-Jan-94        1,000        0    $4.500    1988
Luevano, Vernica           E       15-Mar-89    11-Nov-93        1,000        0    $2.500    1988
Martens, Cynthia           E       15-Nov-89    16-Nov-93        1,000        0    $4.000    1988
Santucci, Marcia           E       30-Sep-93    04-Feb-94        2,500        0    $3.630    1988
Williams, Lourdes          E       31-0ct-93    24-Mar-94        1,500        0    $4.000    1988
Hinks, Elia O.             E       30-Jun-93    04-Mar-94        1,500        0    $3.750    1988
Carrillo, Henry            E       30-Oct-92    24-Dec-93        1,500        0    $3.380    1988
Liwag, Beth                E       16-Jun-92    01-Dec-93        3,500        0    $3.875    1988
Liwag, Mariabeth           E       07-May-89    01-Dec-93        1,500        0    $2.500    1988
Spencer, Pamela            E       14-Mar-89    31-Dec-93        1,000        0    $2.500    1988
Siglar, Elise              E       31-Dec-92    07-Jan-94        1,500        0    $3.250    1988

                                                              #SHARES                                 1995      1995
                                     DATE          DATE        ORIG      #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED    GRANTED     ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------    -------    -------   -------   ----   --------  ---------
Moore, J. Thomas           E       16-Jun-92    07-Jan-94       35,000        0    $3.875    1988
Strong, Kathy              E       31-Aug-92    18-Mar-94        1,500        0    $3.500    1988
Green, Kim L.              E       01-Nov-89    01-Apr-94        7,500        0    $4.000    1988
Green, Kim                 E       16-Jun-92    01-Apr-94        2,500        0    $3.875    1988
Estrada, Armando           E       31-Aug-92    29-Apr-94        1,500        0    $3.500    1988
Munguia, Thelma            E       24-Apr-89    06-May-94        1,000        0    $2.500    1988
Truong, Christian          E       17-Jun-91    24-Jun-94        2,500        0    $8.500    1988
DeJoya, B.J.               E       31-Aug-92    24-Jun-94        1,000        0    $3.500    1988
Rose, Jean                 E       26-Feb-93    17-Jun-94        1,500        0    $5.000    1988
Armour, Nola               E       31-Mar-93    06-Jun-94        1,500        0    $4.880    1988
Burton, Thomas             E       30-Sep-93    02-Sep-94        1,500        0    $3.630    1988
Braun, Stanley             A       21-Feb-92    16-Aug-94      475,000        0   $11.410    1988
McNabb, Roselyn A.         E       03-Jul-89    14-Jul-94        1,000        0    $4.000    1988
Gallegos, Earl             E       24-Jul-89    01-Jul-94        2,000        0    $4.000    1988
Braun, Cindy               E       17-Jun-91    18-Jul-94        1,500        0    $8.500    1988
Gallegos, Earl             E       17-Jun-91    01-Jul-94        2,000        0    $8.500    1988
Gallegos, Earl             E       16-Jun-92    01-Jul-94        6,000        0    $3.875    1988
Gallegos, Earl             E       06-May-93    01-Jul-94       15,000        0    $4.500    1988
Green, Karen               E       31-May-93    29-Jul-94        1,500        0    $4.500    1988
Dolin, Armin               E       01-Jul-87    15-Aug-94       15,000        0    $5.000    1988
Glikbarg, William K.       E       01-Jul-87    15-Aug-94       15,000        0    $5.000    1988
Lappen, Chester            E       01-Jul-87    15-Aug-94       20,000        0    $5.000    1988
Rousso, David P.           E       01-Jul-87    15-Aug-94       15,000        0    $5.000    1988
Marshall, Frank            E       03-Mar-89    15-Aug-94       15,000        0    $5.000    1988
King, Willis               E       21-Feb-91    15-Aug-94        7,500        0    $7.500    1988
Caruthers, Deirdre         E       30-Oct-92    12-Aug-94        2,000        0    $3.380    1988
Erlich, Martin             E       31-Aug-92    26-Aug-94        2,500        0    $3.500    1988
Lappen, Chester            E       21-Feb-92    15-Aug-94       20,000        0    $8.250    1988
Dolin, Armin               E       21-Feb-92    15-Aug-94       10,000        0    $8.250    1988
Glikbarg, William K.       E       21-Feb-92    15-Aug-94       10,000        0    $8.250    1988
Marshall, Frank            E       21-Feb-92    15-Aug-94       10,000        0    $8.250    1988
Rousso, David P.           E       21-Feb-92    15-Aug-94       10,000        0    $8.250    1988
Marsh, Denise              E       31-Mar-93    29-Aug-94        1,500        0    $4.880    1988
Figuerres, Jerry           E       31-May-93    05-Aug-94        1,500        0    $4.500    1988
Glend, Phyllis J.          E       03-Oct-89    29-Sep-94        1,000        0    $4.000    1988
Olivarez, Robert           E       31-Dec-92    22-Nov-94        1,500        0    $3.250    1988
Lusher, Donna              E       05-Jun-89    09-Dec-94        1,000        0    $4.000    1988
Henderson, Robert B.       E       27-Sep-89    15-Dec-94        5,000        0    $4.000    1988
Thompson, Arlyne           E       31-Aug-92    09-Dec-94        1,000        0    $3.500    1988
Jones, Trina               E       31-Mar-93    22-Dec-94        1,500        0    $4.880    1988
McIntyre, Debra            E       31-Jul-93    07-Dec-94        1,500        0    $4.250    1988
Lazea, Gabriella           E       31-Mar-93    31-Jan-95        1,500        0    $4.880    1988
Figueroa, Lloyd            E       31-Aug-93    03-Jan-95        5,000        0    $4.250    1988
Lee, La Shawn              E       30-Nov-93    20-Jan-95        1,500        0    $3.380    1988
Rossin, Mitch              E       16-Jun-92    17-Feb-95       10,000        0    $3.875    1988
Sternberg, Kay             E       31-Aug-92    03-Feb-95        1,000        0    $3.500    1988
Burns, Harvey              E       29-Aug-90    13-Mar-95        2,000        0    $5.000    1988
Padua Isabelito            E       29-Aug-90    15-Mar-95        1,500        0    $5.000    1988

                                                              #SHARES                                 1995      1995
                                     DATE          DATE        ORIG      #SHARES                     SHARES    SHARES
    NAME OF HOLDER       STATUS     GRANTED     TERMINATED    GRANTED     ACTIVE    PRICE    YEAR   CANCELED  EXERCISED
- ----------------------   -------   ---------   -----------    -------    -------   -------   ----   --------  ---------
Monaco, Jackie             E       17-Jun-91    10-Mar-95        1,500        0    $8.500    1988
Smith, Julie               E       17-Jun-91    15-Mar-95        1,500        0    $8.500    1988
Long, Charles              E       31-Aug-92    15-Mar-95        1,500        0    $3.500    1988
Logie, Allan               E       31-Mar-93    14-Apr-95        1,500        0    $4.880    1988
Methven, Craig             E       31-Oct-93    25-Apr-95        2,500        0    $4.000    1988
Lord, Lorraine E.          E       25-Nov-89    15-May-95        1,000        0    $4.000    1988
Martin-Grayson, N.         E       17-Jun-91    11-May-95        1,500        0    $8.500    1988
Martin-Grayson, N.         E       16-Jun-92    11-May-95        2,500        0    $3.875    1988
Jordan, Bruce              E       31-Aug-92    27-Jun-95        1,500        0    $3.500    1988
Castillo, Jorge            E       31-Mar-93    15-Jun-95        1,500        0    $4.880    1988
Schwarz, Joan              E       20-Sep-89    31-Jul-95        1,000        0    $4.000    1988
Clabaugh, Bill             E       30-Oct-90    31-Jul-95        1,500        0    $5.000    1988
Hermann, Kathleen          E       17-Jun-91    31-Jul-95        1,500        0    $8.500    1988
Souza, Paul                E       15-Jul-91    07-Jul-95       15,000        0    $8.000    1988
Souza, Paul                E       16-Jun-92    07-Jul-95       10,000        0    $3.875    1988
Miller, Elizabeth          E       30-Apr-93    31-Jul-95        1,500        0    $5.250    1988
Tremble, Charlene          E       30-Nov-93    31-Jul-95        1,500        0    $3.380    1988
Tanaka, Laurel             E       30-Sep-93    19-Sep-95        1,500        0    $3.630    1988
Thompson, Tom              E       17-Jun-91    21-Dec-95        1,500        0    $8.500    1988      1,500
Harris, Verna              E       30-Oct-92    04-Dec-95        1,500        0    $3.380    1988      1,125
Sanvictores, Imelda        E       31-Dec-92    08-Dec-95        2,000        0    $3.250    1988      1,000
Rice, Nancey               E       30-Jun-93    14-Nov-95        5,000        0    $3.750    1988      2,500
Villanueva, Sally          E       30-Sep-93    14-Nov-95        2,000        0    $3.630    1988      1,000
Brown, Tom                 E       16-Oct-95    05-Feb-96       15,000        0    $2.938    1988     15,000
Peterson, Erik             E       31-Mar-93    01-Jan-96        1,500        0    $4.880    1988      1,500
Abracosa, Gerwin           E       30-Jun-93    31-Jan-96        2,000        0    $3.750    1988      2,000
Ried, Marion               E       31-May-93    01-Mar-96        2,000        0    $4.500    1988      2,000

TOTAL 1996 GRANTS

TOTAL 1996 CANCELS                                              27,625
TOTALS                                                       1,083,500        0                       27,625          0




                          A = Active Grant, Active Employee
                          AV = Vested Grant Terminated Employee
                          E = Returned Grant, Terminated Employee

                                   EXHIBIT E

                      SERIES 3 WARRANT SURRENDER AGREEMENT

                                                                    EXHIBIT E

                SERIES 3 DETACHABLE WARRANT SURRENDER AGREEMENT

         This SERIES 3 DETACHABLE WARRANT SURRENDER AGREEMENT (this "Agreement") is entered into as of September 17, 1996 (the "Effective Date") by and among PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), and DENNIS W. HARWOOD, an individual ("Harwood"), THE BUSCH FAMILY TRUST (the "Busch Trust"), Timothy R. Busch ("Busch"), Trustee of the Busch Trust, ROBERT M. ANDERSON, an individual ("Anderson"), and CARL A. STRUNK, an individual ("Strunk") (Harwood, the Busch Trust, Anderson and Strunk, each a "Warrant Holder" and collectively, the "Warrant Holders"), with reference to the following recitals:

                                R E C I T A L S

         A. The Warrant Holders own beneficially and of record Series 3 Detachable Warrants ("Warrants") issued by Pac Rim pursuant to that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the
"Debenture/Warrant Agreement"), as follows:

            Warrant Holder                           Warrants
            --------------                           --------

            Harwood                                  103,500
            The Busch Trust                          205,500
            Anderson                                 205,500
            Strunk                                   205,500

         B. Superior National Insurance Group, Inc., a California corporation ("Superior") and Pac Rim have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the Effective Date pursuant to the terms of which Superior will acquire all the issued and outstanding shares of Pac Rim's common stock. Capitalized terms used but not defined herein have the respective meanings set forth in the Merger Agreement.

         C. The surrender of the Warrants to Pac Rim by the Warrant Holders is a condition to Superior's obligation to consummate the transaction contemplated pursuant to the Merger Agreement.

         D. Harwood, Strunk and Busch are currently members of Pac Rim's Board of Directors and Anderson was formerly a member of such board.

         E. In order to facilitate the transaction contemplated under the Merger Agreement and as the Warrants are "out-of-the-money" thereunder, the Warrant Holders desire to surrender their respective Warrants to Pac Rim for cancellation and Pac Rim desires to accept such surrender.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                             SURRENDER OF WARRANTS

         1.1 Surrender of Warrants. Subject to the terms, conditions, covenants, representations, warranties and other obligations set forth or incorporated herein, on the Closing Date (as defined in Section 1.2 of the Merger Agreement) the Warrants Holders shall each surrender, assign, transfer and convey to Pac Rim all of the Warrant Holders' right, title and interest in and to the Warrants.

         1.2 Closing Date. At the Closing (as defined in Section 1.2 of the Merger Agreement), the Warrant Holders shall deliver to Pac Rim all certificates for the Warrants, duly assigned and endorsed to Pac Rim in good form for transfer.


                                   ARTICLE 2.

             REPRESENTATIONS AND WARRANTIES OF EACH WARRANT HOLDER

         Each of the Warrant Holders represents and warrants, severally and not jointly, to Pac Rim as of the Effective Date and the Closing Date that:

         2.1 Authority Relative to this Agreement. Such Warrant Holder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Warrant Holder is a corporate, partnership or trust entity, the execution and delivery of this Agreement by the Warrant Holder and the consummation by the Warrant Holder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors or other governing body of such Warrant Holder, and no other corporate or other proceedings on the part of such Warrant Holder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Warrant Holder and constitutes a legal, valid and binding obligation of such Warrant Holder, enforceable against such Warrant Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         2.2 No Conflicts. The execution and delivery of this Agreement by such Warrant Holder do not, and the performance of this Agreement by such Warrant Holder will not, (i) where such Warrant Holder is a trust entity, conflict with or violate the organizational documents of such Warrant Holder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Warrant Holder or by which such Warrant Holder's Warrants are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Warrant Holder's Warrants pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Warrant Holder is a party or by which such Warrant Holder or such Warrant Holder's Warrants are bound or affected, except, in the case of clauses
(i), (ii) and (iii) of this Section 2.2(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Warrant Holder of his obligations under this Agreement.

         (b) The execution and delivery of this Agreement by such Warrant Holder do not, and the performance of this Agreement by such Warrant Holder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or other third party, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (i) prevent or delay the performance by such Warrant Holder of his obligations under this Agreement or
(ii) result in any costs or liabilities on the part of Superior or the Surviving Corporation.

         2.3 Title to the Warrants. Such Warrant Holder is the record and, except for any Warrant Holder that is a trust, beneficial owner of such Warrants listed opposite the name of such Warrant Holder in Recital A, above. Such Warrant Holder's Warrants are the only Warrants owned by such Warrant Holder. The Warrants of such Warrant Holder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances of any nature whatsoever, except that the Warrants held by a Warrant Holder that is a trust are held subject to the applicable trust documents, which trust documents will not prevent or delay the performance by such Warrant Holder of its obligations under this Agreement. Such Warrant Holder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Warrant Holder's Warrants.

         2.4 Litigation. There are no actions, suits, proceedings or arbitrations pending, or to the knowledge of such Warrant Holder threatened, against such Warrant Holder or with respect to the Warrants held by such Warrant Holder that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Such Warrant Holder and the Warrants held by such Warrant Holder are not subject to any outstanding order, writ, injunction or decree which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

         2.5 No Brokers. No Warrant Holder has entered into any contract, commitment, agreement or understanding with any person or firm which may result in the obligation of any Warrant Holder, Pac Rim or Superior to pay and finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby or by the Merger Agreement. Except as provided in Sections
5.13 and 6.6 of the Merger Agreement, no Warrant Holder is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby or by the Merger Agreement.

         2.7 No Conversion or Exercise. No Warrant Holder has exercised any Warrant, and each Warrant Holder hereby covenants and agrees that no exercise shall occur on or prior to the Closing Date.

                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM

         Pac Rim hereby represents and warrants to each of the Warrant Holders as of the Effective Date and the Closing Date that:

         3.1 Compliance with Law and Other Instruments. The execution and delivery of this Agreement and compliance with the provisions hereof by Pac Rim will not violate any provision of law or any regulation or order applicable to Pac Rim and will not conflict with, result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of any lien, charge or encumbrance upon, any of the properties or assets or outstanding stock of Pac Rim pursuant to any charter provision, bylaw, indenture, mortgage, lease, loan agreement or other instrument to which Pac Rim is a party or to which it is bound.

         3.2 Organization. Pac Rim is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority, corporate and other, to carry on its business as it is now being conducted and to own or lease the properties and assets which it now owns or leases and has all licenses or certificates necessary to conduct the business it now conducts.

         3.3 Authority. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by Pac Rim have been duly authorized by any necessary corporate action, including, without limitation, any necessary director or shareholder approval. Pac Rim has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder.

         3.4 Binding Agreement. This Agreement is a legal, valid and binding obligation of Pac Rim, enforceable against Pac Rim in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                   ARTICLE 4.

                     CONDITIONS OF EACH PARTY'S OBLIGATION

         The respective obligations of each party hereto to effect the surrender of the Warrants provided hereunder shall be subject to the fulfillment at or prior to the Closing Date of the conditions set forth in Article 8 of the Merger Agreement. In addition, each of the respective representations and warranties of the Warrant Holders and Pac Rim contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.


                                   ARTICLE 5.

                                  TERMINATION

         5.1 Termination. This Agreement shall be terminated in the event that the Merger Agreement is terminated as provided in Sections 9.1, 9.2, 9.3 or 9.4 of the Merger Agreement.

         5.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article 5, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this
Section 5.2 and Sections 6.4 through 6.8, 6.10 through 6.13, 6.15 and 6.16 hereof.


                                   ARTICLE 6.

                                 MISCELLANEOUS

         6.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         6.2 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing.

         6.3 Release. (a) As of the Closing Date, each of the Warrant Holders, on behalf of themselves and their respective affiliates, successors, assigns and heirs (each a "Releasing Party" and collectively, the "Releasing Parties"), hereby agrees to release, remise, discharge and hold harmless, absolutely and forever, Superior, SNTL Acquisition Corp., a Delaware corporation, Pac Rim as the "Surviving Corporation" after the Effective Time of the Merger, and each of their respective direct and indirect subsidiaries, and each of such parties' successors, directors, officers, employees, agents and all persons acting by, through, under or in concert with them, or any of them (collectively, the "Released Parties") of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, based on any circumstances or state of facts existing on or prior to the Closing Date, to the extent arising out of such Warrant Holder's status as an employee, director, officer, stockholder, agent, representative or creditor of Pac Rim or its subsidiaries, other than (i) as provided in the provisions with respect to indemnification and elimination of liability, the Restated Certificate of Incorporation and Bylaws of Pac Rim and all amendments thereto and the Articles of Incorporation or Bylaws of The Pacific Rim Assurance Company, a California corporation, and all amendments thereto, or (ii) arising from or related to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement which the Releasing Party has or may hereafter have against the Released Parties, including rights to indemnification as provided in Section 7.10 of the Merger Agreement.

         (b) If a Warrant Holder is a resident of California, the Warrant Holder is, notwithstanding that this Agreement is governed by Delaware law, waiving certain rights with respect to unknown or undiscovered claims. In connection therewith each Warrant Holder expressly waives the benefit of California Civil Code section 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         The parties acknowledge that the foregoing waiver was separately bargained for and expressly consent that this release shall be given full force and effect in accordance with its express terms and provisions.

         6.4 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  (i) if to Pac Rim, to

                           Pac Rim Holding Corporation
                           6200 Canoga Avenue
                           Woodland Hills, California  91367
                           Attention:  Stanley Braun

                           Telecopy No.:  818-595-0099
                      with a copy to

                           Michael L. Rosenfield, Esq.
                           Barger & Wolen LLP
                           515 South Flower Street
                           34th Floor
                           Los Angeles, California  90071

                           Telecopy No. 213-614-7399

                  (ii) if to Harwood, to

                           Dennis W. Harwood, Esq.
                           c/o Barger & Wolen
                           19800 MacArthur Boulevard
                           8th Floor
                           Irvine, California  92715

                           Telecopy No.:  714-752-6313

                  (iii) if to The Busch Trust, to

                           Timothy R. Busch, Esq.
                           c/o The Busch Firm
                           2532 Dupont Drive
                           Irvine, California  92715

                           Telecopy No.:  714-474-7732

                  (iv) if to Strunk, to

                           Carl A. Strunk
                           c/o Fidelity National Title Insurance
                           17911 Von Karman
                           Irvine, California  92714

                           Telecopy No.:  714-622-4153

                  (v) if to Anderson, to

                           Robert M. Anderson
                           c/o Anderson & Anderson
                           2495 Campus Drive
                           Irvine, California  92715-1583

                           Telecopy No.:  714-752-7587

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         6.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.6 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

         6.7 Amendment. This Agreement may be supplemented, amended or modified only by the mutual agreement of the parties hereto. No supplement, amendment or modification of this Agreement shall be binding unless it is in writing and signed by all the parties hereto.

         6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         6.9 Counterparts. This Agreements may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

         6.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         6.11 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         6.12 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         6.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         6.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court (as provided in Section 6.15 hereof), this being in addition to any other remedy to which they may be entitled at law or in equity.

         6.15 Legal Action. In the event of any litigation between or among the parties hereto respecting or arising out of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs, whether or not such litigation proceeds to final judgment or determination.

         6.16 Venue. Any action concerning a dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

         IN WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

PAC RIM:                           PAC RIM HOLDING CORPORATION



                                   By: /s/ Stanley Braun
                                       -----------------------------------
                                       Name:  STANLEY BRAUN
                                       Title:

WARRANT HOLDERS:


/s/ Dennis W. Harwood                       /s/ Timothy R. Busch
- ---------------------------                 ---------------------------
DENNIS W. HARWOOD                           TIMOTHY R. BUSCH, in his capacity
                                            as Trustee of The Busch Family Trust


/s/ Carl A. Strunk                          /s/ Robert M. Anderson
- ---------------------------                 ---------------------------
CARL A. STRUNK                              ROBERT M. ANDERSON

                                   EXHIBIT F

                  CHASE MANHATTAN BANK COMMITMENT LOAN LETTER

                                                                       EXHIBIT F

                            THE CHASE MANHATTAN BANK
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10081

                              CHASE SECURITIES INC.
                                 270 PARK AVENUE
                            NEW YORK, NEW YORK 10017

                                                              September 14, 1996

Superior National Insurance Group
26601 Agoura Road
Calabasas, California 91302

Attention:   J. Chris Seaman
             Executive Vice President/Chief Financial Officer

Re:  Acquisition Financing

Ladies and Gentlemen:

You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Intermediate Holdings Inc. (the "Borrower"), a wholly-owned subsidiary of Superior National Insurance Group ("SNIG") to be formed in connection with the Acquisition referred to below, requires senior bank financing (i) to effect the acquisition (the "Acquisition") of Pacific Rim Holding Corp. ("Pac Rim"), (ii) to redeem Pac Rim warrants and convertible debt,
(iii) to repay certain existing SNIG debt (each transaction described in any of clauses (i) through (iii) above, a "Transaction" and collectively, the "Transactions"), and (iv) for certain related corporate purposes. In that connection, you have requested that CSI agree to structure, arrange and syndicate a senior secured facility in an aggregate principal amount of $44,000,000 (the "Senior Facility") in the form of a term loan facility (the "Term Loan Facility") in the amount of $44,000,000, and that Chase commit to provide the entire principal amount of the Senior Facility and to serve as administrative agent (the "Administrative Agent") for the Senior Facility.

CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Senior Facility.

Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Senior Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                                                                              -2


It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor and arranger, for the Senior Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Facility unless you and we shall so agree.

We intend to syndicate the Senior Facility (including, in our discretion, all or part of Chase's commitment hereunder) to a group of financial institutions (together with Chase, the "Lenders") identified by us in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist and to cause the management of Pac Rim to cooperate with CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of SNIG, the Borrower, Pac Rim and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to SNIG, the Borrower, Pac Rim, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Senior Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or

                                                                              -3


will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Senior Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay, and/or cause the Borrower to pay, to Chase the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of SNIG and its subsidiaries (taken as a whole), the Borrower and its subsidiaries (taken as a whole) and Pac Rim and its subsidiaries (taken as a whole), (b) our not becoming aware after the date hereof of any information or other matter affecting SNIG and its subsidiaries, the Borrower and its subsidiaries or Pac Rim and its subsidiaries or the transactions contemplated hereby, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Senior Facility, (d) our satisfaction that prior to and during the syndication of the Senior Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of SNIG or the Borrower or any affiliate of any thereof and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Senior Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any

                                                                              -4


indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agent and advisors, and those of the Borrower, who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its

                                                                              -5


terms and substance) after this Commitment Letter has been accepted by you.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us execute counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on September 16, 1996. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence. If you accept this Commitment Letter and the Fee Letter as aforesaid, Chase's commitment herein will terminate at the close of business on March 1, 1997 unless definitive documentation with respect to the Senior Facility satisfactory to Chase and its counsel is executed and delivered on or before such date, provided that if a borrowing under the Senior Facility shall not have occurred on or prior to December 16, 1996, Chase and CSI shall have the right to reprice the Senior Facility (including all rates and fees connected thereunder), and to the extent Intermediate does not agree to the terms of such repricing, Chase shall have the right to terminate its commitment under this letter and at such time all amounts owing thereunder shall be due and payable to Chase and CSI.

                                                                              -6


Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                            Very truly yours,

                                            THE CHASE MANHATTAN BANK

                                            By:   /s/ Robert Foster
                                                 -------------------------------
                                                 Name:  Robert Foster
                                                 Title: Vice President


                                            CHASE SECURITIES INC.

                                            By:  /s/ Miguel Roman
                                                 -------------------------------
                                                 Name:  Miguel Roman
                                                 Title: Vice President


ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
WRITTEN ABOVE BY:

SUPERIOR NATIONAL INSURANCE GROUP


By:  /s/ J. Chris Seaman
     -------------------------------
     Name:  J. Chris Seaman
     Title: Executive Vice President

                                   EXHIBIT G

              EXECUTED INSURANCE PARTNERS STOCK PURCHASE AGREEMENT

                                                                    EXHIBIT G





     _____________________________________________________________________


                            STOCK PURCHASE AGREEMENT


                                     among


                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,


                           INSURANCE PARTNERS, L.P.,


                  INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.


                                      AND


               THE PERSONS OR ENTITIES ON THE SIGNATURE PAGES TO


                  THE SUBSCRIPTION AGREEMENTS ATTACHED HERETO


       _________________________________________________________________


                         Dated as of September 17, 1996

       _________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                       Page

ARTICLE I

THE TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.1      Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.2      Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.3      Closing Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.4      The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
          1.5      Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          2.1      Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          2.2      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
          2.3      No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          2.4      Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          2.5      Funds Available  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          2.6      Securities Act Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
          2.7      Participation by Robert A. Spass   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
          3.1      Corporate Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
          3.2      Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
          3.3      Newly Issued Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
          3.4      Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
          3.5      No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
          3.6      SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
          3.7      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
          3.8      Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
          3.9      No Material Adverse Change; Ordinary Course of Business  . . . . . . . . . . . . . . . . . . . . .     9
          3.10     Private Offering   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
          3.11     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
          3.12     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9






ARTICLE IV

COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
          4.1      Proxy Statement and Meeting of Company's Shareholders  . . . . . . . . . . . . . . . . . . . . . . .    10
          4.2      Standstill   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
          4.3      Transfer of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
          4.4      Board Representation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
          4.5      IP Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
          4.6      Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
          4.7      Indemnification by the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
          4.8      Indemnification by the Purchasers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
          4.9      Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
          4.10     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
          4.11     HSR Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

ARTICLE V

CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
          5.1      Conditions to Each Party's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
          5.2      Conditions to the Obligations of the Company.    . . . . . . . . . . . . . . . . . . . . . . . . . .    17
          5.3      Conditions to the Obligations of Purchasers.     . . . . . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE VI

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
          6.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
          6.2      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
          6.3      Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
          6.4      Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
          6.5      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
          6.6      Headings; Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
          6.7      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
          6.8      Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.9      Conveyance Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.10     Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.11     Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.12     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.13     Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
          6.14     Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23




                                    EXHIBITS

Exhibit A     Form of Subscription Agreement
Exhibit B     Purchasers of the Shares of Common Stock
Exhibit C     Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT ("Agreement") dated as of September 17, 1996 by and among Superior National Insurance Group, Inc., a California corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership ("IP Delaware"), Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda" and together with IP Delaware,"IP"), and such other persons or entities who execute the form of Stock Subscription Agreement (the "Subscription Agreement") attached hereto as Exhibit A (the "Subscribing Shareholders" and together with IP, the "Purchasers").


                                R E C I T A L S:

          WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to issue and sell to the Purchasers, the number of shares of common stock, no par value, of the Company (the "Common Stock") as is set forth in Section 1.1 below, on the terms and subject to the conditions set herein;

          WHEREAS, it is a standard and customary practice of IP, in connection with transactions substantially similar to those contemplated herein, to require certain members of senior management of the issuer to make a contemporaneous, personal, financial commitment to the issuer;

          WHEREAS, in order to comply with such practice of IP, certain members of management of the Company have agreed to make a contemporaneous, personal, financial commitment to the Company by purchasing shares of Common Stock and by consummating the transactions contemplated herein on the terms and conditions set forth below;

          WHEREAS, concurrently with the execution of this Agreement, the Company, the Purchasers, Pac Rim Holding Corporation ("Pac Rim"), SNTL Acquisition Corp. ("SNTL"), The Chase Manhattan Bank, N.A., Chase Securities Inc. (collectively, "Chase") and the Subscribing Shareholders shall enter into among themselves certain agreements relevant thereto as set forth below; and

          WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.


                               A G R E E M E N T:

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, and in order to set forth the terms and conditions of the transactions described herein and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

          1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, each of the Purchasers agrees to purchase from the Company and the Company agrees to issue and sell to each of the Purchasers (the "Purchase") at the Closing (as defined below) the aggregate number of shares of Common Stock (the "Shares") set forth opposite such Purchaser's name on Exhibit B hereto, for the aggregate purchase price set forth opposite such Purchaser's name on Exhibit B hereto. Each Subscription Agreement executed by a Purchaser shall be attached hereto and become part of this Agreement.

          1.2 Purchase Price. The purchase price to be paid for each Share of Common Stock shall be Seven Dollars and Fifty-Three Cents ($7.53) (the "Share Price"), constituting an aggregate purchase price for the Shares of Eighteen Million Dollars ($18,000,000) (the "Purchase Price").

          1.3 Closing Matters. At the Closing each of the Purchasers shall wire transfer or otherwise make available in same day funds to the Company its portion of the Purchase Price and the Company shall deliver to such Purchaser certificates representing the Shares purchased by such Purchaser.

          1.4 The Closing. Subject to the fulfillment of the conditions precedent specified in Article V (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, or as soon as practicable, following the satisfaction or waiver of all conditions precedent specified in Article V, or at such other place and time as the Company and IP shall mutually agree in writing after the satisfaction or waiver of all conditions precedent specified in Article V, provided that in no circumstance shall the Closing occur on or after March 1, 1997 (such date and time being herein referred to as the "Closing Date").

          1.5 Fee. At the Closing, the Company shall pay to Insurance Partners Advisors, L.P. ("IPA") a transaction fee of Six Hundred and Thirty-Five Thousand Dollars ($635,000), by wire transfer of immediately available funds to an account or accounts designated by IPA. If Pac Rim shall pay to the Company the Breakup Fee (as defined in Section 10.3 of the Merger Agreement, dated as of the date hereof, among Pac Rim, the Company and SNTL (the "Merger Agreement")) in accordance with Section 10.3 of the

Merger Agreement, then the Company shall pay to IP that portion of the Breakup Fee equal to the percentage of voting securities of the Company owned by IP on a fully diluted basis (excluding the Voting Notes, as hereinafter defined) as if the purchase by IP of the Shares shall have occurred (notwithstanding that no such purchase shall have taken place).


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASERS

          Each of the Purchasers, severally but not jointly, represents and warrants to the Company, solely as to such Purchaser, as to all matters relevant thereto, as follows:

          2.1 Organization. Each of the Purchasers is either (a) a limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation or (b) a natural person (or nominee of a natural person) who is a resident of the State of California.

          2.2 Authority. With respect to the Purchasers that are limited partnerships (the "Partnerships"), (i) each such Partnership has full partnership power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby, (ii) the execution, delivery and performance by such Partnership of this Agreement and each other agreement contemplated hereby to which it is a party have been duly authorized by all necessary partnership action on the part of such Partnership and (iii) no other action on the part of such Partnership or its respective partners is necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by such Partnership or the performance by such Partnership of its obligations hereunder. With respect to all Purchasers, this Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding agreement of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by such Purchaser to which it is a party in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by such Purchaser, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2.3 No Violation. The execution and delivery of this Agreement and each other agreement contemplated hereby, the performance by each Purchaser of its obligations hereunder and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Purchaser, (b) require the consent, waiver, approval, license or authorization of or any filing by such Purchaser with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Regulation D as promulgated under the Securities Act of 1933, as amended (the Securities Act") and applicable state securities laws, (ii) with respect to IP, if required, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (an "HSR Report"), and (iii) with respect to TJS Partners, L.P. ("TJS"), if required, and IP, the filing of a Form A Information Statement ("Form A") with the California Department of Insurance under Section 1215.2 of the California Insurance Code and Title 10, California Code of Regulations
Section 2683 et seq. or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, partnership agreement, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which such Purchaser is subject or by which such Purchaser is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a material and adverse effect upon the operations, financial condition, prospects or results of operations of such party (a "Material Adverse Effect").

          2.4 Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          2.5 Funds Available. Such Purchaser has funds available, or commitments from third parties to provide funds, sufficient to pay such Purchaser's respective portion of the Purchase Price.

          2.6 Securities Act Representation. Such Purchaser is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act and an "excluded purchaser" under Title 10, California Code of Regulations Section 260.102.13. Such Purchaser is not purchasing such Purchaser's respective portion of the Shares with a view to a distribution or resale of any of such securities in violation of any applicable securities laws.

          2.7 Participation by Robert A. Spass. Robert A. Spass abstained from the formal partnership approval process by IP of its investment in the Company.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to the Purchasers as follows:

          3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with all requisite corporate power and authority to lease the properties it operates as lessee and to carry on its business as it is now being conducted as described in the SEC Filings (as defined herein), and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently carries on business, except where the failure to be so qualified or licensed or be in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. With respect to the Company, a "Material Adverse Effect" shall refer to the Company and its Subsidiaries on a consolidated basis. True and complete copies of the Amended and Restated Articles of Incorporation and the Bylaws of the Company, each as amended to date, have been delivered to IP. "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

          3.2 Capital Stock. The authorized capital stock of the Company consists in its entirety of 25,000,000 shares of Common Stock, of which, as of the date hereof, 3,433,446 are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Except for warrants described in the SEC Filings and except for options and other stock rights authorized for issuance pursuant to the Company's stock plans and employee stock purchase plans described in the SEC Filings, there are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any of the Subsidiaries.

          3.3 Newly Issued Shares. The Shares to be sold and issued by the Company to the Purchasers in accordance with the terms of this Agreement have been duly authorized and, when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non- assessable and no other person has any preemptive right, option, warrant, subscription agreement or other right with respect to such Shares, other than the preemptive rights held by the holders of the Common Stock Purchase Warrants issued under each of the Note Purchase Agreement, dated as of March 31, 1992 (the "Note Purchase Agreement") and the Preferred Securities Purchase Agreement, dated as of June 30, 1994 (the "Preferred

Securities Purchase Agreement"). At the Closing, the Purchasers will acquire good and marketable title to the Shares free and clear of any and all liens, encumbrances, security interests, preemptive rights, adverse claims or equities or rights in favor of another ("Encumbrances"), except such Encumbrances as may be created pursuant to this Agreement.

          3.4 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby.
The execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby and the consummation of the transactions contemplated on its part hereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company, except for the approval by the shareholders of the Company of those matters for which such approval is required as specified in Article V hereof, are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated hereby by the Company or the performance by the Company of its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed by the Company in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by the Company, and (assuming due execution and delivery by the other party or parties thereto) will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.5 No Violation. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby by the Company and the consummation by it of the transactions contemplated hereby and thereby do not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award (collectively, "Requirements of Law") applicable to the Company or any of the Subsidiaries, (b) require the consent, waiver, approval, license or authorization of or any notice or filing by the Company or any of the Subsidiaries with any person or governmental authority except for, (i) filings to be made in connection with or in compliance with the provisions of the Exchange Act, Regulation D as promulgated under the Securities Act and applicable state securities laws and (ii) the filing of (A) HSR Reports by Pac Rim and the Company in connection with the transactions contemplated by the Merger Agreement (the "Merger"), (B) HSR Reports by IP, if required, and the Company (only if IP is required to file such a report) in connection with this Agreement, (C) a Form A by the Company in connection with the Merger and (D) a Form A by each of TJS (if required) and IP in connection with this Agreement or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or bylaw, indenture, mortgage, agreement, contract, order, judgment, ordinance, regulation or decree to which the Company or any of its Subsidiaries is subject or by which the Company or any of its Subsidiaries is bound, except for any of the foregoing matters which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of the Subsidiaries previously entered into any agreement which is currently in effect, or by which the Company or any of the Subsidiaries is currently bound, granting any rights to any person which are inconsistent with the rights to be granted by the Company in this Agreement and each other agreement contemplated hereby, other than the registration rights granted to the holders of the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement.

          3.6 SEC Filings. The Company has filed all SEC Filings required to be filed by it since the date of its Registration Statement (as hereinafter defined) under the Securities Act or the Exchange Act, and all amendments thereto. The Company heretofore has delivered to each Partnership true and complete copies of (d) its audited consolidated financial statements of the Company and the Subsidiaries (balance sheet and statements of operations, cash flows and shareholders' equity, together with the notes thereto) for the fiscal year ended and as at December 31, 1995 (as such financial statements appear in the Company's Form 10-K for the fiscal year ended December 31, 1995, which was filed with the Commission on April 1, 1996, the "Audited Financial Statements"), and the unaudited consolidated financial statements (balance sheet and statement of operations) for the six (6) months ended and as at June 30, 1996 (as such financial statements appear in the Company's Form 10-Q for the fiscal quarter ended June 30, 1996, which was filed with the Commission on August 15, 1996, the "Unaudited Financial Statements"; the Audited Financial Statements and Unaudited Financial Statements being collectively referred to as the "Financial Statements"), (e) the final form, including all amendments, of the Company's Registration Statement on Form 10 (the "Registration Statement"),
(f) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995 and March 31, 1996 and June 30, 1996, (g) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (h) its Proxy Statement on Schedule 14A under the Exchange Act, dated April 26, 1996 and (i) all other reports, statements, registration statements and other documents (including Current Reports on Form 8-K) filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Act or the Exchange Act, and all amendments and supplements thereto, subsequent to the filing of the Registration Statement, if any (the foregoing subsections (a) through (f), including all exhibits and Schedules thereto and documents incorporated by reference therein, are referred to in this Agreement as the "SEC Filings"). As of the respective date that it was filed with the Commission, each of the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements included in the SEC Filings were prepared in accordance with generally accepted accounting principles, consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates and for the respective periods indicated (subject, in the case of Unaudited Financial Statements, to normal recurring year-end adjustments and any other adjustments described therein). The Company has (i) delivered to IP true and complete copies of (x) all correspondence relating to the Company between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants since the date of the Registration Statement (other than routine filing package cover letters) and (y) all correspondence between the Company or its counsel and the Company's auditors since the date of the Registration Statement, relating to any audit, financial review or preparation of financial statements of the Company (other than correspondence which the Company reasonably believes is subject to a privilege), and (ii) disclosed to IP the content of all material discussions between the Commission and the Company or its legal counsel and, to the Company's knowledge, accountants concerning the adequacy or form of any SEC Filings filed with the Commission since the date of its Registration Statement. The Company is not aware of any issues raised by the Commission with respect to any of the SEC Filings, other than those disclosed to IP pursuant to this paragraph.

          3.7 Litigation. Except as set forth in the SEC Filings, there are no actions, suits, proceedings, claims, complaints, disputes or investigations pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries is responsible by way of indemnity or otherwise, that would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement and each other agreement contemplated hereby. No injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other governmental authority against the Company or any of its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement or each other agreement contemplated hereby.

          3.8      Compliance with Laws.

              (a) Each of the Company and the Subsidiaries is in compliance with all Requirements of Law in all respects, except to the extent that the failure to comply with such Requirements of Law would not have a Material Adverse Effect on the Company.

              (b) (i) Each of the Company and the Subsidiaries has all licenses, permits, orders or approvals of any governmental authority (collectively, "Permits") that are material to or necessary for the conduct of the business of the Company in the manner described in the SEC Filings filed with the SEC prior to the date hereof, except to the extent that the failure to have such Permits would not have a Material Adverse Effect on the Company; (ii) such Permits are in full force and effect; and (iii) no material violations are recorded in respect to any Permit.

          3.9 No Material Adverse Change; Ordinary Course of Business. Except as set forth in the SEC Filings and except as previously disclosed to IP in writing, since June 30, 1996, (i) there has not been any material adverse change in operations, financial condition, prospects or results of operations of the Company and the Subsidiaries, taken as a whole and (ii) neither the Company nor any of the Subsidiaries has participated in any transaction or acted outside the ordinary course of business.

          3.10 Private Offering. No form of general solicitation or general advertising was used by the Company or the Subsidiaries or their respective representatives in connection with the offer or sale of the Shares. No registration of the Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares.

          3.11 Taxes. The Company and its Subsidiaries have filed or caused to be filed, or have properly filed extensions for, all income tax returns that are required to be filed and have paid or caused to be paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except taxes the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with generally accepted accounting principles, have been set aside. The Company and its Subsidiaries have paid or caused to be paid, or have established reserves in accordance with generally accepted accounting principles that the Company or such Subsidiaries reasonably believes to be adequate in all material respects, for all income tax liabilities applicable to the Company and its Subsidiaries for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). United States federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1991. The Company has delivered to IP (a) copies of any tax sharing agreements to which it or any of its Subsidiaries is party and such agreements have not been amended in any manner and (b) an analysis of the ownership of capital stock of the Company by "5-percent shareholders" as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382").

          3.12 Brokers. Except with respect to any investment banking fee due to Donaldson, Lufkin & Jenrette ("DLJ"), the Company has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.


                                  ARTICLE IV

                            COVENANTS AND AGREEMENTS

          4.1      Proxy Statement and Meeting of Company's Shareholders.

              (a) As soon as reasonably practicable following the date hereof, the Company shall (i) prepare and file with the Commission, (ii) use its reasonable best efforts to cause to be cleared by the Commission and (iii) within five (5) business days following clearance with the Commission, mail to its shareholders the Proxy Statement (as defined below) with respect to a special meeting of the Company's shareholders (the "Special Meeting") to consider and vote, among other things, upon (A) the issuance of the Shares as contemplated hereby and (B) the amending or adopting of the Company's charter, the amending of its Bylaws and the election of certain nominees to be directors that are referred to in Section 5.3(e) and Section 5.3(l). The Board of Directors of the Company shall recommend such approval and take all reasonable lawful action to solicit such approval. Each Purchaser agrees to assist and cooperate with the Company in the preparation of the Proxy Statement with respect to information therein concerning any such Purchaser.

              (b) The Company, on the one hand, and each Purchaser, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by either with respect to information supplied in writing by the other for inclusion in the Proxy Statement. The Company further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Company in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

              (c) The Company shall take all actions necessary in accordance with the California Corporations Code and the bylaws of the Company to duly call, give notice of, convene and hold the Special Meeting within forty-five
(45) calendar days after the mailing of the Proxy Statement to approve the matters set forth therein.

          4.1      Standstill.

              (a) Each of IP's "Associates" (which term shall be defined for this purpose to include CentreLine Reinsurance Limited, Centre Reinsurance Limited, International Insurance Investors, L.P. ("III"), International Insurance Advisors, Inc. ("IIA") and any person or entity that controls, is under common control with, or is controlled by IP or such persons or entities, and all individuals who are officers, directors or control persons of any such entities, including IP) that is a signatory hereto covenants and agrees with respect to itself, and IP covenants and agrees with respect to itself and its Associates that are not signatories hereto, that it or they will not (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Common Stock or voting securities of the Company (or direct or indirect rights or options to acquire any such securities); (ii) enter, agree to enter into or propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Commission) or consent to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; or (iv) form, join or in any way participate in a "group" (within the meaning of Section 13d-3 of the Exchange Act) with any persons not referred to herein with respect to any of the foregoing; provided, however, that nothing in this Section 4.2(a) shall restrict IP or any of its Associates from (A) acquiring shares of Common Stock or voting securities as a result of a stock split, stock dividend or similar recapitalization of the Company, (B) exercising the warrant issued to IIA pursuant to the Note Purchase Agreement and the warrant issued to CentreLine pursuant to the Preferred Securities Purchase Agreement, (C) making, or in any way participating, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) in connection with the election to the Board of Directors of directors nominated by IP or any of its Associates (to the extent not otherwise inconsistent with this Agreement) or (D) with respect to a tender or exchange offer or a merger or other business combination involving the Company (a "Business Combination"), which was initiated without the encouragement by or the participation of IP or any of its Associates, making a tender or exchange offer or a proposal with respect to a Business Combination, or forming, joining or participating as a "group" to make such offer or proposal, in either case upon more favorable terms than those of the unsolicited tender or exchange offer or Business Combination; and provided further, that nothing contained in this Section 4.2(a) shall affect or impair the right of any director of the Company to (x) act as a member of the Board of Directors or any committee thereof or (y) take any action necessary or advisable to carry out his obligations and duties as a director of the Company. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 4.2(a) shall prohibit or restrict any Associate who is a director of the Company from acquiring, in one or more transactions, in his individual capacity, an aggregate of 25,000 shares of Common Stock so long as such acquisition does not violate any provision of the Company's charter as in effect from time to time.

              (b)  The limitations set forth in Section 4.2(a) above and
Section 4.3 below may be waived by the affirmative vote of the nearest whole number representing 66 2/3% or more of (i) the directors of the Company, excluding from the total number of directors voting, those who are Associates of IP and those who are employees of the Company or (ii) the shares of the Company, not including in such total number of shares voting, those beneficially owned by those executive officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act and those owned by IP and its Associates.

              (c)  In furtherance of the standstill covenants set forth in this
Section 4.2, each of the Company and IP covenants and agrees that any material business relationship between the Company and IP or any Associate of IP must be approved in the manner provided in Section 4.2(b) above.

              (d) Other than with respect to the election of directors of the Company, IP covenants and agrees that, with respect to any vote of the shareholders of the Company on a particular matter, if the aggregate number of all shares that are voted in like manner by IP and its Associates shall be greater than 35% of the total number of shares voted, then those votes that exceed such 35% threshold shall be voted in the same proportion as the other shareholders voted their shares with respect to such matter.

              (e) IP covenants and agrees that IP and its Associates will not vote their shares of Common Stock, the Voting Notes issued pursuant to the Note Purchase Agreement (the "Voting Notes") or shares of Common Stock issued upon exercise of the Common Stock Purchase Warrants issued to them under the Note Purchase Agreement and the Preferred Securities Purchase Agreement, to elect a total of more than five (5) persons (or the highest number that is less than a majority of the Board of Directors, as the case may be), including the person nominated pursuant to Section 4.4 below, who are Associates of IP or its Associates to be directors of the Company.

              (f) The agreements set forth in this Section 4.2 shall continue so long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% of the outstanding shares of the Company on a fully diluted basis (including, without limitation, the Voting Notes).

          4.3 Transfer of Shares. So long as the shares of Common Stock owned by IP and its Associates, directly or indirectly, represent 15% of the shares of Common Stock outstanding on a fully diluted basis (including, without limitation, the Voting Notes), IP shall not transfer, assign, sell or otherwise dispose of (each, a "Transfer") any of its shares of

Common Stock, except for Transfers made in accordance with this Section 4.3.
IP may at any time Transfer any or all of its shares of Common Stock (i) to any Associate of IP, if such Associate executes and delivers to the Company, prior to any such Transfer, an instrument in form and substance reasonably satisfactory to the Company pursuant to which such Associate agrees to be bound by the provisions of Section 4.2 above and this Section 4.3, (ii) pursuant to Rule 144 under the Securities Act or any successor to such rule, (iii) pursuant to a tender offer or exchange offer made by the Company or any "Affiliate" (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company, (iv) pursuant to a tender offer or exchange offer initiated by any person or "group" (within the meaning of Section 13d-3 of the Exchange Act) other than IP or any Associate thereof or a Business Combination, which is approved or recommended by the Board of Directors of the Company or with respect to which the Board of Directors of the Company has announced its intention to remain neutral, (v) so long as the shares of Common Stock to be Transferred represent, in the aggregate, not greater than 10% of the outstanding Common Stock, in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act, (vi) by the Transfer of greater than 10% of the outstanding shares of Common Stock in a transaction or series of transactions exempt from the registration and prospectus delivery requirements of the Securities Act to (x) one purchaser, (y) one purchaser and its Affiliates or (z) a "group" of purchasers, if such purchaser or purchasers of Common Stock in any such transaction or series of transactions execute and deliver to the Company prior to any such purchase or purchases an instrument in form satisfactory to the Company pursuant to which such purchaser or purchasers agree to be bound by the provisions of Section 4.2 above and this Section 4.3 (treating such purchaser or purchasers as an "Associate" for purposes of such sections) or (vii) pursuant to a registration statement filed under the Securities Act pursuant to the Registration Rights Agreement, in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), or otherwise.

          4.4 Board Representation. The Company shall present two proposals relating to the Board of Directors of the Company to its shareholders at the Special Meeting, one of which shall provide for the amendment of the Bylaws of the Company to increase the size of the Board of Directors of the Company from nine (9) members to eleven (11) members and the other of which shall nominate for election to such newly created vacancies, an independent director of the Company and a director who is a designee of IP. The Board of Directors shall recommend approval of each proposal and take all reasonable lawful action to solicit approval of them. During the term of this Agreement, the Board of Directors shall nominate one individual designated by IP (provided that such individual is reasonably acceptable to the Board of Directors) for election as a director of the Company at each annual meeting of shareholders, provided that the person nominated to be director shall not be in addition to the number of directors that IP has agreed to elect pursuant to Section 4.2(e) hereof. If the director designated by IP shall cease to be a director of the Company for any reason, the Board of Directors of the Company shall, promptly upon the request of IP, elect a replacement designated by IP, provided that such individual is reasonably acceptable to the Board of Directors.

          4.5 IP Management. Robert Spass will abstain from the votes of the Investment Committees of each of IP Delaware and IP Bermuda with respect to their investment in the Company.

          4.6 Best Efforts. Upon the terms and subject to the conditions herein provided, each of the Purchasers and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby including (g) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (h) to fulfill all conditions on its part to be fulfilled under this Agreement and each other agreement contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and each other agreement contemplated hereby, each party to this Agreement who is a natural person and the proper partners, officers or directors of all other parties to this Agreement shall take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each party hereto shall give prompt notice to all other parties of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement, as the case may be, to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and such party shall use all reasonable efforts to remedy such failure.

          4.7      Indemnification by the Company.

              (a) The Company agrees to indemnify the Purchasers, and each of the Purchaser's respective partners, employees, agents and representatives, against and hold the Purchasers, and each of the Purchaser's respective partners, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Purchasers in any action between the Purchasers and the Company or between the Purchasers and any third party or otherwise) and liabilities of and damages to the Purchasers arising out of the material breach of any representation, warranty, covenant or agreement of the Company in this Agreement.

              (b) The Purchasers agree to give the Company prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which they have knowledge concerning any liability or damage as to which they may request indemnification hereunder. The Company shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that the Company shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Purchasers. If the Company elects to assume the defense of any such claim, assertion, event or proceeding, the Purchasers may participate in such defense, but in such case the expenses of the Purchasers incurred in connection with such participation shall be paid by the Purchasers. The Purchasers shall cooperate with the Company in the defense or settlement of any such claim, assertion, event or proceeding. If the Company elects to direct the defense of any such claim or proceeding, the Purchasers shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Company consents in writing to such payment or unless the Company withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Company is entered against the Purchasers for such liability. If the Company shall fail to defend, or if, after commencing or undertaking any such defense, the Company fails to prosecute or withdraws from such defense, the Purchasers shall have the right to undertake the defense or settlement thereof at the Company's expense.

          4.8      Indemnification by the Purchasers.

              (a) Each of the Purchasers, severally and not jointly, agrees to indemnify the Company, and each of the Company's officers, directors, employees, agents and representatives, against and hold the Company, and each of the Company's officers, directors, employees, agents and representatives, harmless from all claims, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred by the Company in any action between the Company and such Purchaser or between the Company and any third party or otherwise) and liabilities of and damages to the Company arising out of the material breach of any representation, warranty, covenant or agreement of such Purchaser in this Agreement.

              (b) The Company agrees to give the Purchasers prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder. The indemnifying Purchasers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding (provided that such Purchasers shall have first acknowledged their indemnification obligations hereunder specifically in respect of such claim, assertion, event or proceeding) at their own expense, which counsel shall be reasonably satisfactory to the Company. If the indemnifying Purchasers elect to assume the defense of any such claim, assertion, event or proceeding, the Company may participate in such defense, but in such case the expenses of the Company incurred in connection with such participation shall be paid by the Company. The Company shall cooperate with the indemnifying Purchasers in the defense or settlement of any such claim, assertion, event or proceeding. If the indemnifying Purchasers elect to direct the defense of any such claim, assertion, event or proceeding, the Company shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless such Purchasers consent in writing to such payment or unless such Purchasers withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of such Purchasers is entered against the Company for such liability. If the indemnifying Purchasers shall fail to defend, or if, after commencing or undertaking any such defense, such Purchasers fail to prosecute or withdraw from such defense, the Company shall have the right to undertake the defense or settlement thereof at such Purchaser's expense.

          4.9 Consents. The Company and each of the Purchasers will use its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and each agreement contemplated hereby, including, but not limited to, those required in connection with the filing of any required HSR Reports and Forms A and any filings to be made in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws.

          4.10 Use of Proceeds. The Company covenants and agrees that it will use the proceeds from the sale of the Shares hereunder to consummate the transactions contemplated by the Merger Agreement.

          4.11 HSR Reports. If IP is required to file an HSR Report in connection with the Purchase by IP pursuant to the terms of this Agreement, then IP shall so notify the Company in writing and, within five (5) business days from the receipt by the Company of such notice, each of IP and the Company shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice, an HSR Report and any supplemental information which may be requested in connection with such HSR Reports. IP and the Company shall cooperate fully in the preparation of such filings.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

          5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by IP and the Company on or prior to the Closing Date of the following conditions:

              (a) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement or restricting the operation of the business of the Company and the Subsidiaries as conducted on the date hereof in a manner that would have a Material Adverse Effect on the Company.

              (b) Any waiting period applicable to the transactions contemplated by this Agreement and each agreement contemplated hereby, including, without limitation, those applicable to any HSR Report or Form A or any filing in connection with or in compliance with the provisions of each of the Securities Act, the Exchange Act and any applicable state securities laws shall have expired or been terminated.

              (c) The Merger Agreement, dated as of the date hereof (the "Merger Agreement"), among the Company, SNTL and Pac Rim shall not have been materially amended or modified, nor any material provision thereof waived by the Company, except upon the consent of IP in its sole discretion (such consent not to be unreasonably withheld), and the Closing provided for in Section 1.4 hereof shall occur simultaneously with the closing of the transactions contemplated by the Merger Agreement.

          5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Company on or prior to the Closing Date of the following additional conditions:

              (a) The Purchasers shall have performed in all material respects their obligations under this Agreement required to be performed by them on or prior to the Closing Date pursuant to the terms hereof.

              (b) The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Purchasers shall have delivered a certificate to the effect set forth in Sections 5.2(a) and (b).

              (c) The Company shall have received fully executed copies of the Merger Agreement, the term loan facility to be entered into between the Company, Chase and certain other lenders as contemplated by the Commitment Letter from Chase to the Company dated September 14, 1996 (the "Term Loan Facility"), the Subscription Agreements, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

              (d) All of the conditions to Closing set forth in Article 8 of the Merger Agreement shall have been satisfied or waived.

              (e) The warrants issued to III and held by IIA as its agent shall be distributed to all limited partners of III.

              (f) The shareholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Special Meeting (i) the issuance of the Shares pursuant to this Agreement, (ii) the amendment of the Bylaws of the Company, in form and substance reasonably satisfactory to IP, to increase the size of the Board of Directors from nine
(9) to eleven (11) members, (iii) the election to such newly created vacancies of one independent director of the Company and a director designated by IP and
(iv) the amendment to, or adoption of, its charter as contemplated by Section 5.3(l) hereof; provided, however, that a majority of shares held by persons not party to this Agreement or Associates of parties to this Agreement shall have voted in favor of each of such proposals.

              (g) The Company shall have received, in a form reasonably satisfactory to the Company, the favorable opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to IP.

              (h) The Company shall have received, in a form reasonably satisfactory to the Company, the favorable opinion of DLJ, as of the date of the mailing of the Proxy Statement, financial advisor to the Company, as to the fairness on a financial basis of the terms of the Purchase and the transactions contemplated by this Agreement.

              (i) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each agreement contemplated hereby shall have been obtained or made.

              (j) The Company shall have received such other documents and instruments in connection with the Closing as are reasonably requested by it.

          5.3 Conditions to the Obligations of Purchasers. The obligations of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by IP on or prior to the Closing Date of the following additional conditions:

              (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

              (b) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date. The Company shall have delivered to IP a certificate to the effect set forth in Sections 5.3(a) and (b).

              (c) Since June 30, 1996, there shall have been no Material Adverse Effect on the Company.

              (d) The Company shall have delivered to each of the Purchasers stock certificates in definitive form representing the number of Shares set forth opposite such Purchaser's name on Exhibit B hereto, registered in the name of such Purchaser.

              (e) The shareholders of the Company (including, without limitation, the holders of the Voting Notes) shall have duly approved at the Special Meeting (i) the issuance of the Shares pursuant to this Agreement, (ii) the amendment of the Bylaws of the Company, in form and substance reasonably satisfactory to IP, to increase the size of the Board of Directors from nine
(9) to eleven (11) members and (iii) the election to such newly created vacancies of one independent director of the Company and a director designated by IP; provided, however, that a majority of shares held by persons not party to this Agreement or Associates of parties to this Agreement shall have voted in favor of each of such proposals.

              (f) IP shall have received fully executed copies of the Merger Agreement, the Term Loan Facility, the Registration Rights Agreement and any and all other agreements, documents, certificates or instruments contemplated by this Agreement and any of the foregoing.

              (g) The Purchasers shall have received fully executed copies of this Agreement and the Subscription Agreements.

              (h) The Purchasers shall have received, in a form reasonably satisfactory to the Company, the favorable opinions of Riordan & McKinzie, counsel to the Company.

              (i) The Purchasers shall have received such other documents and instruments in connection with the Closing as are reasonably requested by them.

              (j) All necessary waivers or consents to, approvals of and notices or filings with respect to the transactions contemplated by this Agreement and each other agreement contemplated hereby and thereby shall have been obtained, including, without limitation, the waiver of all preemptive rights arising under the Common Stock Purchase Warrants issued pursuant to the Note Purchase Agreement and the Preferred Securities Purchase Agreement.

              (k) No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any governmental authority against the Company or any of its Subsidiaries which would, if adversely determined, (a) have a Material Adverse Effect on the Company or (b) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or each of the agreements contemplated hereby.

              (l) (i) The Company shall have amended its Restated Articles of Incorporation or adopted a charter, in each case in a manner satisfactory to IP and its counsel, to restrict the issuance or transfer of any Common Stock by the Company or any of its shareholders so as to reduce, to the extent practicable, the risk of an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (collectively, "Section 382") and (ii) the Company shall have entered into agreements, in form and substance reasonably satisfactory to IP and its counsel, with all of its warrant holders in which such holders shall agree not to exercise any of their warrants in a manner that would cause, or increase the risk of, an "ownership change" within the meaning of Section 382 or otherwise conflict with the restrictions described in the immediately preceding subsection (i).

              (m) The Company shall have delivered to IP at the Closing a schedule that has been prepared by the Company solely in reliance upon its review of its stock ledger, public filings of Schedules 13D and 13G under the Exchange Act as they relate to ownership in the capital stock of the Company and other matters to which it has actual knowledge, presenting information reasonably satisfactory to IP as of the Closing Date that there has been no increase in the Common Stock owned directly, indirectly or constructively by a "5-percent shareholder" (as such term is defined in Section 382) over the three-year period immediately preceding the Closing Date.


                                   ARTICLE VI

                                 MISCELLANEOUS

          6.1 Termination. This Agreement shall terminate and the transactions contemplated hereby may be abandoned at any time simultaneous with or following the termination of the Merger Agreement. This Agreement shall terminate at such time as, by their terms, all of the obligations under Sections 4.2 and 4.3 are no longer in effect.

          6.2 Amendment. This Agreement may be amended by the parties hereto. This Agreement may be amended by an instrument in writing without each party's written agreement, but no such amendment shall be enforceable against any party which has not signed such amendment.

          6.3 Waiver. At any time prior to the Closing Date, the Company or IP may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of the Company or IP to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          6.4 Survival. The representations, warranties, covenants and agreements set forth in Articles II, III and IV shall survive the Closing.

          6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by commercial carrier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile with automated receipt confirmation to the parties at the following addresses and numbers:



                   If to the Company, to:

                   Superior National Insurance Group, Inc.
                   26601 Agoura Road
                   Calabasas, California 91302
                   Fax: (818) 880-8615
                   Attention:  J. Chris Seaman

                   with copies to:

                   Riordan & McKinzie
                   5473 Corsa Avenue, Suite #116
                   Westlake Village, California 91362
                   Fax: (818) 706-2956
                   Attention:  Dana M. Warren, Esq.

                   If to IP, to:

                   Insurance Partners, L.P.
                   201 Main Street, Suite 2600
                   Fort Worth, TX  76102
                   Fax: (817) 338-2047
                   Attention:  Mr. Charles Irwin
                   and

                   Insurance Partners Offshore (Bermuda), L.P.
                   Cedar House
                   41 Cedar Avenue
                   P.O. Box HM 1179
                   Hamilton, HM-EX, Bermuda
                   Fax: (809) 292-7768
                   Attention:  Kenneth E.T. Robinson, Esq.

                   with copies to:

                   Paul, Weiss, Rifkind, Wharton & Garrison
                   1285 Avenue of the Americas
                   New York, NY  10019-6064
                   Fax: (212) 757-3990
                   Attention:  Judith R. Thoyer, Esq.

                   and

                   Insurance Partners Advisors, L.P.
                   One Chase Manhattan Plaza
                   44th Floor
                   New York, NY  10005
                   Fax:  (212) 898-8720
                   Attention:  Mr. Steven B. Gruber


              If to the Purchasers who executed the Subscription Agreements, to the address and facsimile number set forth in their respective Subscription Agreement, or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

          6.6 Headings; Agreement. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Exhibits hereto to be executed and delivered by parties relevant thereto.

          6.7 Publicity. So long as this Agreement is in effect, except as required by law, regulation or stock exchange requirements, the parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld or delayed or without consulting with the other parties as to the content of such press release or other announcement.

          6.8 Entire Agreement. This Agreement (including all Exhibits hereto) constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          6.9 Conveyance Taxes. The Company agrees to assume liability for and to hold the Purchasers harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees, and any similar taxes incurred as a result of the issuance and sale of the Shares as contemplated hereby.

          6.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Except as otherwise provided in the Exhibits to this Agreement or the other agreements contemplated hereby, neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          6.11 Counterparts. This Agreement, including the Subscription Agreements, may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          6.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

          6.13 Third Party Beneficiaries. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

          6.14 Costs and Expenses. The Company will pay all costs and expenses incurred by IP in connection with the transactions contemplated hereby, including without limitation, the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison and any filing fees paid in connection with the filing of HSR Reports by IP, whether or not the transactions contemplated hereby are consummated.

          IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly signed as of the date first written above.



                                   SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation


                                   By:     /s/  J. Chris Seaman
                                           --------------------------------
                                           Name:  J. Chris Seaman
                                           Title:

                                   INSURANCE PARTNERS, L.P.,
                                   a Delaware limited partnership

                                   By:     Insurance GenPar, L.P., its
                                           General Partner

                                   By:     Insurance GenPar MGP, L.P., its
                                           General Partner

                                   By:     Insurance GenPar MGP, Inc., its
                                           General Partner

                                   By:/s/  Steven B. Gruber
                                     --------------------------------
                                      Name:       Steven B. Gruber
                                      Title:      Vice President


                                   INSURANCE PARTNERS OFFSHORE (BERMUDA),
                                   L.P., a Bermuda limited partnership

                                   By:     Insurance GenPar (Bermuda), L.P.,
                                           its General Partner

                                   By: Insurance GenPar (Bermuda) MGP, L.P., its General Partner

                                   By:     Insurance GenPar (Bermuda), Ltd.,
                                           its General Partner


                                   By:/s/  Steven B. Gruber
                                      --------------------------------
                                      Name:       Steven B. Gruber
                                      Title:      Vice President




                [Acknowledgment and Agreement on Following Page]

Acknowledgement and Agreement:

               Each of the undersigned acknowledges that this Agreement affects its rights and by its signature below, the undersigned covenants and agrees that it and its officers, directors and managing partners shall be bound by the terms of this Agreement to the extent such terms apply to them. Each of the undersigned hereby provides the waiver required by Section 5.3(j) hereof.


                     CENTRELINE REINSURANCE LIMITED,
                     a Bermuda corporation



                     By:     /s/  Steven D. Germain
                             --------------------------------
                             Name:  STEVEN D. GERMAIN
                             Title: Senior Vice President

                     CENTRE REINSURANCE LIMITED,
                     a Bermuda corporation



                     By:     /s/  Steven D. Germain
                             --------------------------------
                             Name:  STEVEN D. GERMAIN
                             Title: Senior Vice President

                     INTERNATIONAL INSURANCE INVESTORS, L.P., a Bermuda limited partnership

                     By: International Insurance Investors (Bermuda) Limited, a Bermuda corporation
                             Its:     General Partner



                             By:      /s/  Robert Spass
                                      --------------------------------
                                      Name:  ROBERT SPASS
                                      Title:

                     INTERNATIONAL INSURANCE ADVISORS, INC.,
                     a Delaware corporation


                     By:     /s/  Robert Spass
                             --------------------------------
                             Name:  ROBERT SPASS
                             Title: President

                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


         This Amendment No. 1 to Stock Purchase Agreement is dated as of September 20, 1996 (this "Amendment") and amends that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 17, 1996 by and among Superior National Insurance Group, Inc., a California corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership, Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership, and such other persons or entities who execute the form of Stock Subscription Agreement attached thereto as Exhibit A. Capitalized terms used herein, but otherwise not defined herein, shall have the meanings ascribed to such terms in the Stock Purchase Agreement.


                                R E C I T A L S

                 WHEREAS, the Company has determined that it is in its best interest to decrease by $4 million the amount of the commitment it has received from Chase in connection with the Term Loan Facility;

                 WHEREAS, the transaction fee IPA is to receive under the Stock Purchase Agreement (the "Fee") is based in part on the aggregate amount of money the Company shall receive pursuant to the Term Loan Facility; and

                 WHEREAS, the Company and IP desire to clarify the manner in which the Fee shall be calculated if Pac Rim were to terminate the Merger Agreement pursuant to Section 10.3 thereof.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree to amend the Stock Purchase Agreement as follows:


                               A G R E E M E N T

         1.      Amendment of Section 1.5 of the Stock Purchase Agreement.
Section 1.5 of the Stock Purchase Agreement, entitled "Fee," is hereby deleted in its entirety and the following is hereby substituted therefor:

                 1.5 Fee. At the Closing, the Company shall pay to Insurance Partners Advisors, L.P. ("IPA") a transaction fee of Six Hundred Twenty-Five Thousand Dollars ($625,000), by wire transfer of immediately available funds to an account or accounts designated by IPA. If Pac Rim shall pay to the Company the Breakup Fee (as defined in Section 10.3 of the Merger Agreement, dated as of the date hereof, among Pac Rim, the Company and SNTL (the "Merger Agreement")) in accordance with Section 10.3 of the Merger Agreement, then the Company shall pay to IPA, promptly following the Company's receipt of the Breakup Fee, that portion of the Breakup Fee equal to the percentage of voting securities of the Company owned by IP (the

         "IPA Fee Ratio") on a fully diluted basis (excluding the Voting Notes, as hereinafter defined) as if the purchase by IP of the Shares shall have occurred (notwithstanding that no such purchase shall have taken place). In addition, if the Company shall receive the payments (the "Disgorgement Payments") owed to it under Section 1.2 of the Voting Agreement dated as of September 17, 1996 by and among the Company and the holders listed on the signature pages thereto, then the Company shall pay to IPA, promptly after receipt of all Disgorgement Payments, the amount that results from multiplying the aggregate Disgorgement Payments received by the Company by the IPA Fee Ratio (notwithstanding that no purchase by IP of the Shares shall have taken place hereunder). Notwithstanding the provisions of Section 6.4 hereof, this Section 1.5 shall survive the termination of this Agreement.

         2.      Amendment of Section 6.13 of the Stock Purchase Agreement.
Section 6.13 of the Stock Purchase Agreement, entitled "Third Party Beneficiaries," is hereby deleted in its entirety and the following is hereby substituted therefor:

                 6.13      Third Party Beneficiaries.  Subject to Sections 1.5,
         4.7 and 4.8, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         3. Full Force and Effect. Except as provided in this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain unmodified and in full force and effect and are hereby ratified and confirmed.

         4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be duly signed as of the date first written above.


                                      SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation



                                      By:       /s/  J. Chris Seaman
                                         ----------------------------------
                                           Name: J. Chris Seaman
                                           Title:  Executive Vice President


                                     INSURANCE PARTNERS, L.P.,
                                     a Delaware limited partnership

                                     By:     Insurance GenPar, L.P., its
                                             General Partner

                                     By:     Insurance GenPar MGP, L.P., its
                                             General Partner

                                     By:     Insurance GenPar MGP, Inc., its
                                             General Partner



                                            By:    /s/ Steven B. Gruber
                                               ---------------------------
                                               Name:     Steven B. Gruber
                                               Title:    Vice President


                                   INSURANCE PARTNERS OFFSHORE (BERMUDA),
                                   L.P., a Bermuda limited partnership

                                   By:     Insurance GenPar (Bermuda), L.P.,
                                           its General Partner

                                   By: Insurance GenPar (Bermuda) MGP, L.P., its General Partner

                                   By:     Insurance GenPar (Bermuda), Ltd.,
                                           its General Partner



                                            By:   /s/ Steven B. Gruber
                                               ----------------------------
                                               Name:     Steven B. Gruber
                                               Title:    Vice President

                                   EXHIBIT A

                          STOCK SUBSCRIPTION AGREEMENT


         THIS STOCK SUBSCRIPTION AGREEMENT (this "Subscription Agreement") is made and entered into as of ______ __, 1996 by and between Superior National Insurance Group, Inc., a [California] corporation (the "Company"), and _______________ (the "Purchaser"). All Capitalized terms used herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement (as defined below) to which this Subscription Agreement is attached as an Exhibit.


                                R E C I T A L S


                 WHEREAS, The Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, the number of Shares set forth below in Section 1 hereof on the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of September 16, 1996 by and among the Company, IP and such other persons or entities that execute the Subscription Agreements attached thereto.


                               A G R E E M E N T


         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein and in the Stock Purchase Agreement, the parties hereto agree as follows:

         (a) Sale and Purchase of Stock. The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, subject to the terms and conditions set forth in this Subscription Agreement and the Stock Purchase Agreement, __________ Shares, at a price of Seven Dollars and Fifty-Three Cents ($7.53) per Share, for an aggregate purchase price of $__________________.

         (b) One Agreement. This Subscription Agreement, when fully executed, shall be attached as an Exhibit to the Stock Purchase Agreement and become a part of the Stock Purchase Agreement. The Purchaser agrees (i) that he/she/it is a "Purchaser" as such term is defined in the Stock Purchase Agreement and (ii) to be bound by all terms, provisions and conditions of the Stock Purchase Agreement applicable to such Purchaser.

         (c) Notices. Any notice or other writing given by either party hereto to the other party relating to the subject matter of this Agreement shall be delivered in the manner set forth in Section 6.5 of the Stock Purchase Agreement. Any such notice, if to the Purchaser, shall be delivered to:

                 __________________________
                 __________________________
                 __________________________

         (d) Amendments. This Subscription Agreement may be amended only by a written agreement executed by the Company and the Purchaser.

         (e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription Agreement as of the day and year first above written.



                                  THE COMPANY:

                                  SUPERIOR NATIONAL INSURANCE GROUP, INC., a [California] corporation


                                  By:
                                      ----------------------------




                                  PURCHASER:


                                  ---------------------------------

                                   EXHIBIT B

                    PURCHASERS OF THE SHARES OF COMMON STOCK



1. IP shall purchase up to Eighteen Million Dollars ($18,000,000) worth of Shares.*





*IP's portion of the Purchase Price shall be reduced by those amounts used to purchase Shares pursuant to the Subscription Agreements.

                                                                      Exhibit C





                         REGISTRATION RIGHTS AGREEMENT


                                     among


                    SUPERIOR NATIONAL INSURANCE GROUP, INC.,

                            INSURANCE PARTNERS, L.P.

                                      and

                  INSURANCE PARTNERS OFFSHORE (BERMUDA), L.P.

                      ____________________________________

                             Dated:  ________, 199_
                     _____________________________________

                               TABLE OF CONTENTS

                                                                                                                           Page
                                                                                                                           ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       General; Securities Subject to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         (a)     Grant of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (b)     Registrable Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         (c)     Holders of Registrable Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.       Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

         (a)     Request for Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (b)     Limitation on Demand Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (c)     Effective Demand Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (d)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (e)     Underwriting Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (f)     Selection of Underwriters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

4.       Incidental or "Piggy-Back" Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         (a)     Request for Incidental Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (b)     Reduction in Registrable Securities to be Registered . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         (c)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

5.       Holdback Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

         (a)     Restrictions on Public Sale by Designated Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (b)     Restrictions on Public Sale by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

6.       Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         (a)     Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (b)     Seller Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (c)     Preparation; Reasonable Investigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (d)     Notice to Discontinue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

7.       Indemnification; Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         (a)     Indemnification by the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13


                                                                                                                          Page
                                                                                                                          ----
         (b)     Indemnification by Designated Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (c)     Conduct of Indemnification Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (d)     Other Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (e)     Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (f)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

8.       Rule 144 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         (a)     Recapitalizations, Exchanges, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (b)     No Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (c)     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (d)     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (e)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (f)     Successors and Assigns; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (g)     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (h)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (I)     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (j)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (k)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (l)     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                         REGISTRATION RIGHTS AGREEMENT

                 REGISTRATION RIGHTS AGREEMENT, dated ___________, 199_ (this "Agreement"), among Superior National Insurance Group, Inc., a California corporation (the "Company"), Insurance Partners, L.P., a Delaware limited partnership ("IP"), and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda" and, together with IP, "Insurance Partners").

                 WHEREAS, pursuant to the Stock Purchase Agreement, dated as of September 17, 1996 (the "Stock Purchase Agreement"), by and among the Company, IP, IP Bermuda and such other persons or entities who execute the form of subscription agreement attached thereto as Exhibit A, pursuant to which the Company has agreed to, among other things, issue and sell to (a) IP, and IP has agreed to purchase from the Company, an aggregate of _____ shares of Common Stock and (b) IP Bermuda, and IP Bermuda has agreed to purchase from the Company, an aggregate of _____ shares of Common Stock; and

                 WHEREAS, in order to induce each of IP and IP Bermuda to purchase its shares of Common Stock (in the aggregate, the "Shares"), the Company has agreed to grant registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

                 1. Definitions. As used in this Agreement the following terms have the meanings indicated:

                          "Affiliate" shall mean any Person who is an
"affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                          "Approved Underwriter" has the meaning set forth in
Section 3(f).

                          "CentreLine" means CentreLine Reinsured Limited, a
Bermuda corporation.

                          "CentreLine Warrant" means the Common Stock Purchase
Warrant, dated as of June 30, 1994, issued by the Company to CentreLine pursuant to the Preferred Securities Purchase Agreement, dated as of June 30, 1994, by and between the Company, Superior National Capital Holding Corporation, Superior National Capital, L.P. and Centre Reinsurance Services (Bermuda) III Limited.

                          "Commission" means the Securities and Exchange
Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                          "Common Stock" means the Common Stock, no par value
per share, of the Company or any other equity securities of the Company into which such securities are converted, reclassified, reconstituted or exchanged.

                          "Company" has the meaning assigned to such term in
the recital to this Agreement.

                          "Company indemnified party" has the meaning set
forth in Section 7(b).

                          "Demand Registration" has the meaning set forth in
Section 3(a).

                          "Designated Holder" means each of the Insurance
Partners Stockholders and any transferee thereof to whom Registrable Securities have been transferred in accordance with Section 9(f).

                          "Designated indemnified party" has the meaning set
forth in Section 7(a).

                          "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

                          "IIA" means International Insurance Advisors, Inc.,
a Delaware corporation.

                          "III" means International Insurance Investors, L.P.,
a Bermuda limited partnership.

                          "Incidental Registration" has the meaning set
forth in Section 4(a).

                          "indemnified party" has the meaning set forth in
Section 7(c).

                          "Initiating Holder" has the meaning set forth in
Section 3(a).

                          "Insurance Partners" has the meaning assigned to
such term in the recital to this Agreement.

                          "Insurance Partners Stockholders" means each of IP,
IP Bermuda and any Affiliate thereof to whom or which Registrable Securities are transferred.

                          "IP" has the meaning assigned to such term in the
recital to this Agreement.

                          "IP Bermuda" has the meaning assigned to such term in
the recital to this Agreement.

                          "1992 Common Stock Purchase Warrants" means each of
the Common Stock Purchase Warrants, dated as of March 31, 1992, issued by the Company pursuant to the Note Purchase Agreement, dated as of March 31, 1992, among the Company and the purchasers listed on Schedule I thereto.

                          "Other Rightholders" has the meaning set forth in
Section 3(a).

                          "Person" means any individual, firm, corporation,
partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                          "Registrable Securities" means each of the following:
(a) any and all Shares owned by the Designated Holders and (b) any shares of Common Stock issued or issuable to any of the Designated Holders with respect to the Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise and shares of Common Stock issuable upon conversion, exercise or exchange thereof.

                          "Registration Expenses" means all expenses arising
from or incident to the Company's performance of, or compliance with, this Agreement, including, without limitation, all registration, filing and listing fees; all fees and expenses of complying with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of Registrable Securities); all printing, messenger and delivery expenses; the fees and disbursements of counsel for the Company and its independent public accountants; the fees and disbursements of one firm of counsel (other than in-house counsel) retained by the holders of Registrable Securities being registered; the expenses of any special audits required by or incident to such performance and compliance; and any liability insurance or other premiums for insurance obtained in connection with any registration pursuant to the terms of this Agreement; provided, however, that Registration Expenses shall not include underwriting discounts and commissions and transfer taxes, if any; and provided further, that in any case where Registration

Expenses are borne by the holders pursuant to Section 3(d), Registration Expenses shall not include general overhead expenses of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business.

                          "Registration Statement" means a registration
statement filed pursuant to the Securities Act.

                          "Securities Act" means the Securities Act of 1933,
as amended, and the rules and regulations promulgated thereunder.

                          "Shares" has the meaning assigned to such term in
the recital to this Agreement.

                          "Stock Purchase Agreement" has the meaning assigned
to such term in the recital to this Agreement.

                          "Subsidiaries" has the meaning set forth in Section
6(c).

                 2.       General; Securities Subject to this Agreement.

                          (a)     Grant of Rights.  The Company hereby grants
registration rights to the Insurance Partners Stockholders upon the terms and conditions set forth in this Agreement.

                          (b)     Registrable Securities.  For the purposes of
this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of Registrable Securities proposed to be sold in a single sale by a Designated Holder, in the opinion of counsel satisfactory to the Company and the Designated Holder, each in their reasonable judgment, may be distributed to the public without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act and the Designated Holder is not then an Affiliate of the Company, or (iii) the Registrable Securities are proposed to be sold or distributed by a Person not entitled to the registration rights granted by this Agreement.

                          (c)     Holders of Registrable Securities.  A Person
is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected and disregarding any legal restrictions upon the exercise of such rights. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement.

                 3.       Demand Registration.

                          (a)     Request for Demand Registration.  At any time
any of the Insurance Partners Stockholders (the "Initiating Holders") shall be entitled to request in writing that the Company use its best efforts to effect the registration under the Securities Act, and under the securities or "blue sky" laws of any jurisdiction designated by such Initiating Holders, of all or part of such Initiating Holders' Registrable Securities in accordance with this
Section 3 (a "Demand Registration"). Any such request for a Demand Registration shall specify the amount of Registrable Securities proposed to be sold and the intended method of disposition thereof. Upon receiving a request for a Demand Registration, the Company will promptly, but in no event more than 10 days after the receipt from the Initiating Holders of a request for a Demand Registration, give written notice of such Demand Registration to all of the Insurance Partners Stockholders (other than the Initiating Holders) and all holders of (x) the 1992 Common Stock Purchase Warrants and (y) the CentreLine Warrant (the "Other Rightholders"), and thereupon will, as provided in Section 6, use its best efforts to effect the registration under the Securities Act of
(i) the Registrable Securities which the Company has been so requested by the Initiating Holders to register and (ii) all other shares of Common Stock which the Company has been requested in writing to register by such Insurance Partners Stockholders and Other Rightholders (which requests shall specify the number of shares of Common Stock proposed to be sold and the intended method of disposition thereof and shall be given to the Company within 30 days after the giving of such written notice of the Demand Registration by the Company).

                          (b)     Limitation on Demand Registrations.
Notwithstanding anything to the contrary set forth in Section 3(a), the Company shall not be obligated to file a Registration Statement with respect to a Demand Registration upon a request by the Initiating Holders under Section 3(a) if (i) the Company has any other Registration Statement on file but not yet declared effective, (ii) the Company has filed any other Registration Statement that has an effective date within a period of 180 days prior to the filing of the Registration Statement with respect to the Demand Registration, (iii) Registrable Securities having an anticipated aggregate net offering price of less than $7,500,000 are to be registered in such Demand Registration or (iv) the Company has paid the Registration Expenses for the maximum number of Demand Registrations for which it is obligated to pay under Section 3(d).

                          (c)     Effective Demand Registration.  A
registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold and (ii) 180 days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not thereafter eliminated or (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders.

                          (d)     Expenses.  The Company will pay all
Registration Expenses in connection with three Demand Registrations under this
Section 3 that either become effective under the Securities Act or are withdrawn prior to the effective date thereof; provided, however, that the Company shall be obligated to pay all Registration Expenses in connection with only two Demand Registrations under this Section 3 that either become effective under the Securities Act or are withdrawn prior to the effective date thereof if (i) there shall have been an Incidental Registration pursuant to Section 4(a) and (ii) the Company shall have registered in such Incidental Registration Registrable Securities held by the Insurance Partners Stockholders having an anticipated aggregate net offering price of not less than $5,000,000; provided further, that any such withdrawal as the result of the actions of any Person or Persons other than the Initiating Holders, or based upon material adverse information relating to the Company that is different from the information known by or available (upon request from the Company or otherwise) to the Initiating Holders at the time of their request for a Demand Registration under this Section 3, shall not diminish the number of registrations in connection with which the Company agrees to pay Registration Expenses; and provided further, that if such withdrawal is the result of the actions of the Initiating Holders, then such Initiating Holders may in their sole and unlimited discretion elect to bear the Registration Expenses of such Demand Registration, in which case such registration shall not be counted as a Demand Registration pursuant to this Section 3. In the event that the Initiating Holders elect to bear the Registration Expenses (and underwriting discounts and commissions and transfer taxes, if any) in connection with any Demand Registration requested under this Section 3, such Registration Expenses shall be apportioned among the holders whose shares of Common Stock are then being registered, on the basis of the respective amounts (by number of shares) of Common Stock then being registered by them or on their behalf.

                          (e)     Underwriting Procedures.  If the Initiating
Holders so elect, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter (as hereinafter defined) selected in accordance with Section 3(f). In connection with any Demand Registration under this Section 3 involving an underwriting, none of the Registrable Securities held by any of the Insurance Partners Stockholders (other than the Initiating Holders) or shares of Common Stock held by any Other Rightholders making a request for inclusion thereof pursuant to Section 3(a) shall be included in such underwriting unless such Insurance Partners Stockholders or Other Rightholders, as the case may be, accept the terms of the underwriting as agreed upon by the Company, the Initiating Holders and the Approved Underwriter, and then only in such quantity as will not, in the opinion of the Approved Underwriter, jeopardize the success of such offering. If the Approved Underwriter advises the Company in writing that in its opinion the aggregate amount of Common Stock requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Common Stock that in the opinion of the Approved Underwriter may be sold without any such material adverse effect and shall reduce, as to the Initiating Holders, the Insurance Partners Stockholders (other than the Initiating Holders) and the Other Rightholders as a group, the amount of Common Stock to be included in such registration, pro rata within such group based on the number of Registrable Securities and other shares of Common Stock included in the request for registration pursuant to
Section 3(a).

                          (f)     Selection of Underwriters.  If any Demand
Registration of Registrable Securities is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities held by all such Initiating Holders shall select and obtain an investment banking firm of national reputation to act as the managing underwriter of the offering (the "Approved Underwriter"); provided, however, that the Approved Underwriter shall, in any case, be acceptable to the Company in its reasonable judgment.

                 4.       Incidental or "Piggy-Back" Registration.

                          (a)     Request for Incidental Registration.  If the
Company, at any time or from time to time, proposes to register any of its shares of Common Stock for its own account under the Securities Act (other than a registration of shares of Common Stock solely in connection with any plan for the acquisition of shares of Common Stock by employees of the Company or any dividend reinvestment plan, and other than a registration of shares of Common Stock, the Registration Statement pertaining to which does not permit secondary sales or include substantially the same information as would be required to be included in a Registration Statement covering the sale of Registrable Securities), then it will at each such time give written notice (given at least 30 days prior to the proposed filing date) describing the proposed registration and distribution to each of the Designated Holders of its intention to do so and, upon the written request of each of the Designated Holders, made within 30 days after the receipt of any such notice (which request shall specify the amount of Registrable Securities proposed to be sold by such Designated Holder and the intended method of disposition thereof), the Company will, as provided in
Section 6, use its best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register by the Designated Holders, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be registered (each, an "Incidental Registration"); provided, however, that if, at any time after giving written notice of its intention to register any of its shares of Common Stock and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration, the Company shall determine for any reason not to register such shares of Common Stock, the Company may, at its election, give written notice of such determination to each of the Designated Holders and, thereupon, shall be relieved from its obligation to register any Registrable Securities in connection with such Incidental Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Insurance Partners Stockholder to request that such registration be effected as a Demand Registration under
Section 3. In connection with any Incidental Registration under this Section 4(a) involving an underwriter, or a distribution with the assistance of a selling agent, the right of any Designated Holder to participate in such Incidental Registration shall be conditioned upon such Designated Holder's participation in such underwriting or distribution.

                          (b)     Reduction in Registrable Securities to be
Registered. Notwithstanding anything to the contrary set forth in Section 4(a), if a proposed Incidental Registration is for a registered public offering involving an underwriting and the representative of the underwriters advises the Company in writing that the registration of all or part of the shares of Common Stock to be underwritten in such Incidental Registration would materially adversely effect such offering, then the Company shall so advise the Designated Holders and any other holders of shares of Common Stock requesting registration in such Incidental Registration, and the number of shares of Common Stock that are entitled to be included in the Incidental Registration shall be allocated (i) first, to the Company for shares of Common Stock being sold for its own account, (ii) second, among the Designated Holders and any other holders of shares of Common Stock entitled to "incidental" registration rights and requesting inclusion of shares of Common Stock in such Incidental Registration, pro rata on the basis of the number of shares of Common Stock requested to be included in such Incidental Registration, and (iii) third, any other shares of Common Stock requested to be included in such Incidental Registration; provided, however, that if any Insurance Partners Stockholder or Other Rightholder does not request inclusion of the maximum number of shares of Common Stock allocated to it pursuant to the foregoing procedure, then the remaining portion of its allocation shall be reallocated among those Insurance Partners Stockholders and Other Rightholders whose allocations were not satisfied on the basis of the number of shares of Common

Stock requested to be included in such Incidental Registration, and this procedure shall be repeated until all of the shares of Common Stock that may be included in the registration on behalf of the Insurance Partners Stockholders and the Other Rightholders have been so allocated. The Company shall not limit the number of shares of Common Stock to be included in an Incidental Registration pursuant to this Agreement in order to include shares held by stockholders with no registration rights or to include any shares of stock issued to employees, officers, directors or consultants pursuant to any stock option plan, or in order to include in such registration securities registered for the Company's own account.

                 If any shares of Common Stock are withdrawn from the Incidental Registration or if the number of shares of Common Stock to be included in such Incidental Registration was previously reduced as a result of marketing factors, then the Company shall then offer to all Persons who have retained the right to include Common Stock in the Incidental Registration the right to include additional shares of Common Stock in the registration in an aggregate amount equal to the number of shares of Common Stock so withdrawn, with such shares of Common Stock to be allocated among the Persons requesting additional inclusion pro rata in accordance with the terms of this Section 4(b).

                          (b)     Expenses.  The Company shall pay all
Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective. No Incidental Registration under this Section 4 shall relieve the Company of its obligations to effect a Demand Registration upon request under
Section 3(a).

                 5.       Holdback Agreements.

                          (a)     Restrictions on Public Sale by Designated
Holders. Each of the Designated Holders agrees not to effect any public sale or distribution of any Registrable Securities being registered or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, during the 90 day period beginning on the effective date of such Registration Statement (except as part of such registration), (i) in the case of a non-underwritten public offering, if and to the extent requested by the Company or (ii) in the case of an underwritten public offering, if and to the extent requested by the Approved Underwriter (in the event of a Demand Registration pursuant to Section 3) or the Company's underwriters (in the event of an Incidental Registration pursuant to Section 4(a)), as the case may be.

                          (b)     Restrictions on Public Sale by the Company.
The Company agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or Form S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement in which the Designated Holders of Registrable Securities are participating and ending on the earlier of (i) the date on which all Registrable Securities registered on such Registration Statement are sold and (ii) 180 days after the effective date of such Registration Statement.

                 6.       Registration Procedures.

                          (a)     Obligations of the Company.  If and whenever
the Company is requested to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 3 and 4, then the Company will promptly use its best efforts to:

                                  (i)      prepare and (in any event within 90
         days after the end of the period within which requests for registration may be given to the Company) file with the Commission a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective;

                                  (ii)     prepare and file with the Commission
         such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition thereof by the seller or sellers thereof set forth in such Registration Statement, but in no event for a period of more than six months (or, with respect to any Registration Statement covering Registrable Securities the distribution of which has been deferred pursuant to Section 4(c), nine months) after such Registration Statement becomes effective;

                                  (iii)    as soon as reasonably possible,
         furnish to each seller of Registrable Securities, prior to filing a Registration Statement, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits, except that the Company shall not be obligated to furnish any seller of Registrable Securities with more than two copies of such exhibits), such number of copies of the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                                  (iv)     register or qualify such Registrable
         Securities covered by such Registration Statement under such other securities or "blue sky" laws of such jurisdictions as each seller of Registrable Securities shall request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                                  (v)      cause the Registrable Securities
         covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

                                  (vi)     notify each seller of any
         Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                                  (vii)    advise each seller of Registrable
         Securities as to the time when such Registration Statement becomes effective and as to the threat of or the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the institution of any proceedings for that purpose, and use its best efforts to prevent the issuance of any such stop order and to obtain as soon as possible the removal thereof, if issued;

                                  (viii)   comply with all applicable rules and
         regulations of the Commission, and make available to each seller of Registrable Securities, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                                  (ix)     list all the Registrable Securities
         on any securities exchange (or The Nasdaq Stock Market, Inc. or the over-the-counter market) on which similar securities are then listed, if such securities are not already so listed and such listing is then permitted under the rules of such exchange;

                                  (x)      cooperate with each seller of
         Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.; and

                                  (xi)     furnish to each seller a signed
         counterpart, addressed to the sellers, of (x) an opinion of counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement, and (y) a "comfort letter" signed by the independent public accountants of the Company who have certified the Company's financial statements included in such Registration Statement, in each case, covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities; provided, however, that the Company shall not be obligated to furnish such accountants' letter except in connection with an underwritten offering.

                          (b)     Seller Information.  The Company may require
each seller of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith.

                          (c)     Preparation; Reasonable Investigation.  In
connection with the preparation and filing of each Registration Statement registering Registrable Securities under the Securities Act, the Company will give the holders of such Registrable Securities so registered and their underwriters, if any, and their respective counsel and financial advisors, the opportunity to participate in the preparation of such Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records (including the books and records of its Subsidiaries (as hereinafter defined)) and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that the Company shall not be obligated to give such opportunities and access to any holder of Registrable Securities holding less than 150,000 Registrable Securities other than the Initiating Holders, as a group, requesting a Demand Registration pursuant to Section 3(c). "Subsidiaries" means, with respect to the Company, a corporation or other entity of which 50% or more of the voting power of the outstanding voting securities or 50% or more of the outstanding equity interests is held, directly or indirectly, by the Company.

                          (d)     Notice to Discontinue.  Each Designated
Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(a)(vi), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(a)(vi) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Designated Holder's possession, of the prospectus covering such Registrable Securities that is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(a)(vi) to and including the date when the Designated Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 6(a)(vi).

                 7.       Indemnification; Contribution.

                          (a)     Indemnification by the Company.  In the event
of any registration of any Registrable Securities pursuant to the terms of
Section 3 or Section 4, (i) the Company will indemnify and hold harmless, to the fullest extent permitted by law, each of the Designated Holders and their respective directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) such Designated Holder or any such directors, officers, partners, trustees, employees, legal counsel, accountants, financial advisors and agents (each of the foregoing, a "designated indemnified party") against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation), joint or several, to which such designated indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, any notification or offering circular, or any amendment or supplement thereto or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Company will reimburse such designated indemnified party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions or proceedings in respect thereof) arises out of or is based upon (x) any untrue statement or alleged untrue statement of any material fact made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, notification or offering circular, or any amendment or supplement thereto or (y) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in reliance upon and in conformity with written information concerning such Designated Holder and furnished to the Company through an instrument duly executed by such Designated Holder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such designated indemnified party and shall survive the transfer of such securities by any Designated Holder.

                          (b)     Indemnification by Designated Holders.  The
Company may require, as a condition to including any Registrable Securities in any Registration Statement filed pursuant to Section 3 or Section 4, that the Company shall have received an undertaking from each Designated Holder selling such Registrable Securities to indemnify and hold harmless the Company, its directors, officers, legal counsel, accountants and financial advisors and each other Person, if any, who controls (within the meaning of the Securities Act and the Exchange Act) the Company or any such directors, officers, legal counsel, accountants and financial advisors (each of the foregoing, a "Company indemnified party") against any losses, claims, damages, liabilities or expenses, joint or several, to which such Company indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon any statement of a material fact or omission to state a material fact in such Registration Statement, any preliminary prospectus or final prospectus contained therein, any notification or offering circular, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information concerning such Designated Holder and furnished to the Company through an instrument duly executed by such Designated Holder specifically stating that it is for use in the preparation of such Registration Statement, preliminary prospectus, final prospectus, summary prospectus, notification or offering circular, or amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company indemnified party and shall survive the transfer of such securities by any Designated Holder.

                          (c)     Conduct of Indemnification Proceedings.
Promptly after receipt by any designated indemnified party or Company indemnified party (each, an "indemnified party") of notice of the commencement of any action, suit, proceeding or investigation or threatened thereof in writing for which the indemnified party intends to claim indemnification or contribution pursuant to this Agreement, such indemnified party will give written notice thereof to the indemnifying party; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Agreement, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. If notice of commencement of any such action is brought against an indemnified party, the indemnifying party may (and, upon request by the indemnified party, will), at its expense, participate in and assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that in the event of any failure by the indemnifying party diligently to assume and conduct such defense, the indemnifying party will pay all costs and expenses (including legal fees and expenses) incurred by such indemnified party in connection with such claim or litigation. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party in its reasonable judgment or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel in writing that either (x) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. In either of such cases, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the written consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

                          (d)     Other Indemnification.  Indemnification
similar to that specified in this Section 7 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any registration or other qualification of such Registrable Securities under any federal or state law or regulation of governmental authority other than the Securities Act.

                          (e)     Contribution.  If the indemnification
provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(a), 7(b) and 7(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person.

                          (f)     Insurance.  In connection with any Demand
Registration or Incidental Registration, the Company will provide at its expense a binder or binders of insurance in form satisfactory to the Designated Holders participating in such registration, and, as soon as practicable thereafter, a policy or policies of insurance, insuring each such Designated Holder, and each Person, if any, who controls such Designated Holder within the meaning of the Securities Act and the Exchange Act, for the aggregate amount of the public offering price received for the Registrable Securities disposed of by such Designated Holder (subject to such deductible as is customarily contained in underwriting insurance policies at such time) against all losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue statement, alleged untrue statement, omission or alleged omission of the character described in this Section 7 in connection with such registration and disposition and which are customarily covered under underwriting insurance policies; provided, however, that the Company shall not be obligated to provide such insurance if it determines in good faith that such insurance is not available on commercially reasonable terms at the time of such registration, and the holders of a majority of the Registrable Securities to be registered reasonably agree.

                 8.       Rule 144.  The Company covenants that it shall file
(a) any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission. The Company shall, upon the request of any Designated Holder of Registrable Securities, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

                 9.       Miscellaneous.

                          (a)     Recapitalizations, Exchanges, etc.  The
provisions of this Agreement shall apply, to the full extent set forth herein, with respect to (i) the shares of Common Stock and (ii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially similar to this Agreement as a condition of any such transaction.

                          (b)     No Inconsistent Agreements.  The Company
shall not enter into any agreement with respect to its securities that is inconsistent with the registration rights granted in this Agreement or grant any additional registration rights to any Person or with respect to any securities that are not Registrable Securities that are prior in right to or inconsistent with the rights granted in this Agreement. If at any time after the date hereof, any Person other than an Other Rightholder shall advise or give notice to the Company of such Person's exercise of registration rights granted by the Company to such Person prior to the date hereof, the Company shall use its best efforts to cause such Person to acknowledge the registration rights granted pursuant to this Agreement and agree that such Person's registration rights shall not be prior in right to the rights granted in this Agreement.

                          (c)     Remedies.  The Designated Holders, in
addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

                          (d)     Amendments and Waivers.  Except as otherwise
provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and
(ii) the Insurance Partners Stockholders holding Registrable Securities representing (after giving effect to any adjustments) at least 60% of the aggregate number of Registrable Securities owned by all of the Insurance Partners Stockholders. Any such written consent shall be binding upon the Company and all of the Designated Holders.

                          (e)     Notices.  All notices, demands and other
communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

                                  (i)   if to the Company:

                                        Superior National Insurance Group, Inc.
                                        26601 Agoura Road
                                        Calabasas, California  91302
                                        Telecopy:  (818) 880-8615
                                        Attention:  Chief Financial Officer

                                        with a copy to:

                                        Riordan & McKinzie
                                        5743 Corsa Avenue, Suite 116
                                        Westlake Village, California  91362
                                        Telecopy:  (818) 706-2956
                                        Attention:  Dana M. Warren, Esq.

                                  (ii)  if to IP or IP Bermuda

                                        c/o Insurance Partners Advisors, L.P.
                                        One Chase Manhattan Plaza
                                        44th Floor
                                        New York, New York  10005
                                        Telecopy:  (212) 898-8720
                                        Attention:  Mr. Steven B. Gruber

                                        with a copy to:

                                        Paul, Weiss, Rifkind, Wharton & Garrison
                                        1285 Avenue of the Americas
                                        New York, New York 10019-6064
                                        Telecopy:  (212) 757-3990
                                        Attention:  Judith R. Thoyer, Esq.

                               (iii) if to any other Designated Holder, at its address as it appears on the record books of the Company.

                 All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

                          (f)     Successors and Assigns; Third Party
Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The Demand Registration rights of the Insurance Partners Stockholders contained in Section 3 and the other rights of each of the Insurance Partners Stockholders with respect thereto and the incidental or "piggy-back" registration rights of the Designated Holders contained in Section 4 and the other rights of each of the Designated Holders with respect thereto shall be, with respect to any Registrable Security, automatically transferred to any Person who is the transferee of such Registrable Security, provided that such transfer was made in compliance with applicable securities laws and such transferee is made a party to this Agreement and, after such transfer, is the holder of not less than 150,000 Registrable Securities. All of the obligations of the Company hereunder shall survive any such transfer. Subject to Section 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the rights granted hereunder.

                          (g)     Counterparts.  This Agreement may be executed
in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                          (h)     Headings.  The headings in this Agreement are
for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                          (i)     GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                          (j)     Severability.  If any one or more of the
provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Designated Holders shall be enforceable to the fullest extent permitted by law.

                          (k)     Entire Agreement.  This Agreement is intended
by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and in the Stock Purchase Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                          (l)     Further Assurances.  Each of the parties
shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                 IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

                                        SUPERIOR NATIONAL INSURANCE
                                        GROUP, INC.


                                        By:__________________________________
                                           Name:
                                           Title:

                                        INSURANCE PARTNERS, L.P.

                                        By:  Insurance GenPar, L.P., its
                                             General Partner

                                        By:  Insurance GenPar MGP, L.P., its
                                             General Partner

                                        By:  Insurance GenPar MGP, Inc., its
                                             General Partner


                                        By:__________________________________
                                           Name:  Steven B. Gruber
                                           Title:   Vice President

                                        INSURANCE PARTNERS OFFSHORE
                                        (BERMUDA), L.P.

                                        By:  Insurance GenPar (Bermuda), L.P.,
                                             its General Partner

                                        By:  Insurance GenPar (Bermuda) MGP,
                                             L.P., its General Partner

                                        By:  Insurance GenPar (Bermuda), Ltd.,
                                             its General Partner


                                        By:___________________________________
                                           Name:  Steven B. Gruber
                                           Title:   Vice President

                                   EXHIBIT H

                                VOTING AGREEMENT

                               Filed as Exhibit 1
                          to this Schedule 13D filing.

                                   EXHIBIT I

                  COMPENSATION PLAN FOR SENIOR MANAGEMENT TEAM

                                                                       EXHIBIT I

                           PAC RIM HOLDING CORPORATION
                      AND THE PACIFIC RIM ASSURANCE COMPANY
                                COMPENSATION PLAN
                           FOR SENIOR MANAGEMENT TEAM

         1.0 PREFACE. The purpose of this Compensation Plan is to arrange for the SMT as the Corporation and Employer seeks strategic alternatives through its investment banker.

         2.0 DEFINITIONS. The following definition shall be controlling in interpreting this Plan:

               2.1 AFFILIATES: "Affiliate" shall have the meaning ascribed to it by the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.

               2.1 CORPORATION: "Corporation" shall mean PAC RIM HOLDING CORPORATION, a Delaware corporation.

               2.2 EMPLOYER: "Employer" shall mean THE PACIFIC RIM ASSURANCE COMPANY, a California corporation.

               2.3 CHANGE IN CONTROL: "Change in Control" shall mean the closing of an acquisition by no later than June 30, 1996 of more than fifty-one percent (51%) of the outstanding common stock of Corporation through a merger, sale, or reorganization by an entity, individual, or group acting in concert which satisfies all of the following:

                     (i) The affirmative vote by a required majority of the Board of Directors of Corporation (as required by the By-Laws of Corporation for the proposed transaction) approving the proposed transaction subject to shareholder approval;

                     (ii) The affirmative vote of a required majority (as required by the By-Laws of Corporation for the proposed transaction) of shares of the stock of Corporation in favor of the proposed transaction causing the Change in Control as well as approving this Amendment;

                     (iii) Subject to the approval of the SEC, Corporation shall submit the request for shareholder approval of certain elements of the Compensation Plan which become effective upon shareholder approval as a joint resolution with the proposed transaction effectuating a Change in Control; and

                     (iv) SMT member's continuing to provide services to Employer unless said cessation of services was the result of the SMT member's resignation or Termination Without Cause.

               Change in Control shall not occur as a result of stock acquisition by Mr. Richard H. Pickup or his Affiliates through the exercise of options, warrants, conversion of debentures, or through other capitalization resulting from capital infusion recommended by a State regulatory agency for which Employer is subject or Employee on behalf of Employer is subject.

               2.4 COMPENSATION PLAN: "Compensation Plan shall mean this Plan of Compensation adopted by the Board of Directors at a meeting as of February 27, 1995 of the Corporation and Employer.

               2.5 DISCHARGE FOR CAUSE: "Discharge for Cause" shall mean: (a) a violation or termination of employment for proven embezzlement, intoxication or illegal drug use which materially interferes with job performance, absenteeism in excess of two (2) times normal corporate policy, wrongful disclosure of the Employer's confIdential information, gross insubordination, conviction of a felony adversely affecting the ability of the SMT member to carry on his/her normal duties, receipt of any rebate, kickback or other remuneration or consideration from any party that conducts business with Employer.

               2.6 TERMINATION WITHOUT CAUSE: "Termination Without Cause" shall mean the termination of services for reasons other than Discharge for Cause.

               2.7 OFFER: "Offer" shall occur when the Corporation's President and investment banker, before June 30, 1996, jointly recommend to the Board of Directors the acceptance of a bona fide offer to purchase more than fifty-one percent (51%) of the outstanding common stock of Corporation in the form of a merger, sale or reorganization by an entity, individual or group acting in concert that is received at a value equal to or greater then one (1) times the net book value of the Corporation as of the preceding calendar quarter by an acquirer that is ready, willing and able to consummate the proposed transaction, while the SMT member is providing services to Employer (unless a cessation of services by SMT member was the result of Termination Without Cause). For purposes of this provision, being recommended by the investment banker shall include the requirement that the investment banker has delivered a fairness opinion to the Board of Directors with authority to submit that fairness opinion to the shareholders as part of the shareholder approval of the transaction proposed.

               2.8 SMT: "SMT" shall mean Ron Tonani, Sandy Richards, Paul W. Craig, and Paul W. Souza.

                           PAC RIM HOLDING CORPORATION
                      AND THE PACIFIC RIM ASSURANCE COMPANY
                         AMENDMENT TO COMPENSATION PLAN
                           FOR SENIOR MANAGEMENT TEAM

         1.0 PREFACE. The purpose of this Amendment to the Compensation Plan is to refine the arrangement made for the SMT as the Corporation and Employer seeks strategic alternatives through its investment banker. This Plan was initially adopted at the February 27, 1995 Board Meeting. As a result of the termination of Paul Souza's employment there are additional funds available to compensate the remaining SMT members. It has been decided to allocate the deferred benefits that were provided to Mr. Souza on a pro rata basis to the remaining members of the SMT based on the weighted benefit they were initially receiving under the Plan under Section 6.0. Therefore the following sections of the original Plan are amended as indicated:

         2.0 DEFINITIONS. The following definition is replaced in its entirety with the following language (by removing the name of Paul Sousa):

               "2.8 "SMT" shall mean Ron Tonani, Sandy Richards and Paul W. Craig."

         3.0   BONUS FOR PAST SERVICES

         Section 3.0 of the original plan is deleted and replaced in its entirety with the following:

               "In accordance with the provisions of the original Plan the Employer has paid to each of the members of the SMT and Paul Souza, a cash bonus in the amount of TEN THOUSAND DOLLARS ($10,000), subject to payroll tax withholding as required by law, in recognition for their services rendered during the 1994 calendar year."

         6.0   SEVERANCE

Section 6.0 of the original Plan read as follows:

               "The Employer shall pay to each member of the SMT a bonus ninety
(90) days after the Change in Control, so long as that individual member has performed in accordance with his or her compensation agreement. Each member of the SMT shall receive a single life annuity retirement benefit vested at age 60 equal to the following present cash values, or cash in the same amount, less any amount paid under Section 4.0, as follows:

               Ron Tonani                        $155,000
               Sandy Richards                    $110,000
               Paul W. Craig                     $ 50,000
               Paul W. Sousa                     $ 35,000
                                                 --------
               TOTAL                             $350,000"



Section 6.0 is replaced in its entirety with the following language:

               "The Employer shall pay to each member of the SMT a bonus ninety
(90) days after the Change in Control, so long as that individual member has performed in accordance with his or her compensation agreement. Each member of the SMT shall receive a single life annuity retirement benefit vested at age 60 equal to the following present cash values, or cash in the same amount, less any amount paid under Section 4.0, as follows:

               Ron Tonani                        $172,222
               Sandy Richards                    $122,222
               Paul W. Craig                     $ 55,556
                                                 --------

               TOTAL                             $350,000"




                                       4.

         3.0   BONUS FOR PAST SERVICES

               Upon the acceptance of the Compensation Plan, the Employer shall pay to each of the members of the SMT, a cash bonus in the amount of TEN THOUSAND DOLLARS ($10,000), subject to payroll tax withholding as required by law, in recognition for their services rendered during the 1994 calendar year.

         4.0   BONUS ON REJECTION OF OFFER

               Employer agrees to pay each member of the SMT a cash bonus in the amount of TWELVE THOUSAND FIVE HUNDRED DOLLARS ($12,500), subject to payroll tax withholding as required by law, within thirty (30) days of the rejection of an Offer by the Board of Directors of Corporation or a failure to act on such Offer within thirty (30) days of its required joint submission by the President of Corporation and investment banker. However, in the event of more than one Offer received by Board of Directors, this bonus shall not be payable if there is an Offer presented to the Board which has been pending Board action for less than thirty (30) days or has been accepted by the Board of Directors within such thirty (30) day period.

         5.0   CURRENT SALARY AND BENEFITS

               Each member of the SMT shall individually agree to continue providing services and to be reasonably available through a Change in Control and for a term of ninety (90) days thereafter.

         6.0   SEVERANCE

               The Employer shall pay to each member of the SMT a bonus ninety
(90) days after the Change in Control, so long as that individual member has performed in accordance with his or her compensation agreement. Each member of the SMT shall receive a single life annuity retirement benefit vested at age 60 equal to the following present cash values, or cash in the same amount, less any amount paid under Section 4.0, as follows:

         Ron Tonani                              $155,000
         Sandy Richards                          $110,000
         Paul W. Craig                           $ 50,000
         Paul W. Sousa                           $ 35.000
                                                 --------
         TOTAL                                   $350,000

         7.0   LOSS OF BENEFITS

               In the event that a member of the SMT resigns, or is Discharged for Cause, then the benefits of the Compensation Plan unpaid at the point of termination shall be lost for that member.


                                       5.

                           PAC RIM HOLDING CORPORATION
                      AND THE PACIFIC RIM ASSURANCE COMPANY
                        2D AMENDMENT TO COMPENSATION PLAN
                           FOR SENIOR MANAGEMENT TEAM

         1.0 PREFACE. The purpose of this Second Amendment to the Compensation Plan is to extend the time in which additional compensation can be earned by the SMT in the event of a "Change in Control" or an "Offer" occurring on or before June 30, 1997, instead of the current date of June 30, 1996. The Board believes that it is the best interests of both companies to extend the time frame of these events by one year to provide additional necessary incentive to the SMT members because it is not anticipated that these events will happen by June 30, 1996. This Plan was initially adopted at the February 27, 1995 Board Meeting and was amended to redistributed the benefits of the plan that became available as a result of the termination of Paul Souza's employment "First Amendment." To effectuate this change it is necessary to change the definitions of "Change in Control" and "Offer" as is described below.

         2.0 DEFINITIONS. The following definitions are replaced in their entirety with the following language:

               2.3 CHANGE IN CONTROL: "Change in Control" shall mean the closing of an acquisition by no later than June 30, 1997 of more than fifty-one percent (51%) of the outstanding common stock of Corporation through a merger, sale, or reorganization by an entity, individual, or group acting in concert which satisfies all of the following:

                     (i) The affirmative vote by a required majority of the Board of Directors of Corporation (as required by the By-Laws of Corporation for the proposed transaction) approving the proposed transaction subject to shareholder approval;

                     (ii) The affirmative vote of a required majority (as required by the By-Laws of Corporation for the proposed transaction) of shares of the stock of Corporation in favor of the proposed transaction causing the Change in Control as well as approving this Amendment;

                     (iii) Subject to the approval of the SEC, Corporation shall submit the request for shareholder approval of certain elements of the Compensation Plan which become effective upon shareholder approval as a joint resolution with the proposed transaction effectuating a Change in Control; and

                     (iv) SMT member's continuing to provide services to Employer unless said cessation of services was the result of the SMT member's resignation or Termination Without Cause.

               Change in Control shall not occur as a result of stock acquisition by Mr. Richard H. Pickup or his Affiliates through the exercise of options, warrants, conversion of debentures, or through other capitalization resulting from capital infusion recommended by a State regulatory agency for which Employer is subject or Employee on behalf of Employer is subject.

               2.7 OFFER: "Offer" shall occur when the Corporation's President and investment banker, before June 30, 1997, jointly recommend to the Board of Directors the acceptance of a bona fide offer to purchase more than fifty-one percent (51%) of the outstanding common stock of Corporation in the form of a merger, sale, or reorganization by an entity, individual or group acting in concert that is received at a value equal to or greater than one (1) times the net book value of the Corporation as of the preceding calendar quarter by an acquirer that is ready, willing, and able to consummate the proposed transaction, while the SMT member is providing services to Employer (unless a cessation of services by SMT member was the result of Termination Without Cause). For purposes of this provision, being recommended by the investment banker shall include the requirement that the investment banker has delivered a fairness opinion to the Board of Directors with authority to submit that fairness opinion to the shareholders as part of the shareholder approval of the transaction proposed.

               3.0 RATIFICATION. To the extent not otherwise modified by the change in definitions contained in this Second Amendment, all of the terms of the Compensation Plan as previously modified by the First Amendment are ratified and republished.


                                       7.

                                   EXHIBIT J

                           1996 ANNUAL INCENTIVE PLAN
                                 PLAN DOCUMENT

                                                                       EXHIBIT J


PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------


1.0     Purpose

               The purpose of the Pac Rim Assurance Company 1996 Annual Incentive Plan (the "Plan") is to reward key employees of Pac Rim Assurance Company (the "Company") for the accomplishment of the annual objectives of the Company as measured by revenue and the combined ratio.

2.0     Administration

               2.0(a) The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Subject to the provisions of the Plan herein, the Committee shall have exclusive power to approve the participants in the Plan. The authority granted to the Committee by the preceding sentence will be exercised based upon the recommendations received from management of the Company.

               2.0(b) The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3.0     Incentive Plan Elements

               3.1      Plan Duration

               The Plan shall begin on January 1, 1996 and shall be extended annually at the discretion of the Committee.

               3.2      Initial Incentive Period

               For the purposes of the Plan, the Initial Incentive Period shall be one (1) year commencing on January 1, 1996 and terminating on December 31, 1996.

               3.3(a) The Committee shall identify the participants during each year of the incentive plan.

PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------

               (b) A targeted incentive payment, expressed as a percentage of base salary, shall be established by the Committee for each participant. For the purposes of the initial Incentive Period, the following participants and target award levels have been established:

               Participant                  Position     Target Incentive Award
- --------------------------------------------------------------------------------
                                                         (Expressed as a percent
                                                              of base salary)

               Stanley Braun       CEO                              50%

               Paul Craig          CFO                              25%

               Sandra Richards     S.V.P.                           25%

               Ronald Tonani       S.V.P.                           25%

               David Chatfield     General Counsel                  10%

               David Walker        Corporate Actuary                10%

               Dina Braun-Puetz    V.P. Claims                      10%

               3.3(b) The incentive will be determined by the relationship as of December 31, 1996 between the combined ratio (defined as the sum of losses, loss adjustment expenses, other underwriting expenses, and dividends to policyholder, divided by net premiums earned); and annual revenue (defined as the net written premiums during the Initial Incentive Period. The combined ratio and revenue determination will be completed prior to any deduction for the awards under this Plan. The matrix which presents the percentage of the participants award earned is illustrated by the below table:

PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------

                                                  REVENUE
=========================================================================================================
Combined Ratio   $75M      $77.5M    $80M      $80.5M    $85M      $85.5M     $90M       $92.5M     $95M
- ---------------------------------------------------------------------------------------------------------
     110         50.00%    56.25%    62.50%    68.75%    75.00%    81.25%     87.50%     93.75%    100.00%
- ---------------------------------------------------------------------------------------------------------
     109         60.00%    66.25%    72.50%    78.75%    85.00%    91.25%     97.50%    103.75%    110.00%
- ---------------------------------------------------------------------------------------------------------
     108         70.00%    76.25%    83.50%    88.75%    95.00%   101.25%    107.50%    113.75%    120.00%
- ---------------------------------------------------------------------------------------------------------
     107         80.00%    86/25%    92.50%    98.75%   105.00%   111.25%    117.50%    123.75%    130.00%
- ---------------------------------------------------------------------------------------------------------
     106         90.00%    96.25%   102.50%   108.75%   115.00%   121.25%    127.50%    133.75%    140.00%
- ---------------------------------------------------------------------------------------------------------
     105        100.00%   106.25%   112.50%   118.75%   125.00%   131.25%    137.50%    143.75%    150.00%
- ---------------------------------------------------------------------------------------------------------
     104        110.00%   116.25%   122.50%   128.75%   135.00%   141.25%    147.50%    153.75%    160.00%
- ---------------------------------------------------------------------------------------------------------
     103        120.00%   126.35%   132.50%   138.75%   145.00%   151.25%    157.50%    163.75%    170.00%
- ---------------------------------------------------------------------------------------------------------
     102        130.00%   136.25%   142.50%   148.75%   155.00%   161.25%    167.50%    173.75%    180.00%
- ---------------------------------------------------------------------------------------------------------
     101        140.00%   146.25%   152.50%   158.75%   165.00%   171.25%    177.50%    183.75%    190.00%
- ---------------------------------------------------------------------------------------------------------
     100        150.00%   156.25%   162.50%   168.75%   175.00%   181.25%    187.50%    193.75%    200.00%
=========================================================================================================

               For the purposes of this document, net written premiums shall mean the total of all gross, or direct, premiums billed or estimated by the Company on its policies in force during the applicable period; plus premiums assumed from others, and less premiums ceded to others, during the applicable period. For the purposes of the Plan, premiums obtained from future acquisitions of corporations will be excluded from the revenue calculation.

               3.3(c) In the event that the combined ratio exceeds 110, the incentive award will be determined using an industry average matrix, based upon the average combined ratio in the industry, defined by the weighted average of the combined ratios for the companies identified in the Smart Bulletin (see Exhibit I attached), with the exception of Golden Eagle. The average shall be weighted by the net written premiums of each company. If any of the companies fail to file the necessary documentation with FAHNCKE within 60 days of the close of the fiscal year, that company shall be dropped from the peer group average, the average calculated from the available companies' information. The matrix begins at industry average and progresses for each point below industry average achieved by the Company as illustrated below:

PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------

                                                                REVENUE
==================================================================================================================
Combined Ratio           $75M       $77.5M    $80M      $82.5M      $85M      $87.5M     $90M      $92.5M    $95M
- ------------------------------------------------------------------------------------------------------------------
Industry Average         33.33%     37.50%    41.67%     45.83%     50.00%     54.17%    58.33%    62.50%    66.67%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-1       40.00%     44.17%    48.33%     52.50%     56.67%     60.83%    65.00%    69.17%    73.33%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-2       46.67%     50.83%    55.00%     59.17%     63.33%     67.50%    72.67%    75.83%    80.00%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-3       53.33%     57.50%    61.67%     65.83%     70.00%     74.17%    78.33%    82.50%    86.67%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-4       60.00%     64.17%    68.33%     72.50%     76.67%     80.83%    85.00%    89.17%    93.33%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-5       66.67%     70.83%    75.00%     79.17%     83.33%     87.50%    91.67%    95.83%   100.00%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-6       73.33%     77.50%    81.67%     85.83%     90.00%     94.17%    98.33%   102.50%   106.67%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-7       80.00%     84.17%    88.33%     92.50%     96.67%    100.83%   105.00%   109.17%   113.33%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-8       86.67%     90.83%    95.00%     99.17%    103.33%    107.50%   111.67%   115.83%   120.00%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-9       93.33%     97.50%   101.67%    105.83%    110.00%    114.17%   118.33%   122.50%   126.67%
- ------------------------------------------------------------------------------------------------------------------
Industry Average-10     100.00%    104.17%   108.33%    112.50%    116.67%    120.83%   125.00%   129.17%   133.33%
==================================================================================================================

               3.3(d) In the event that performance is at a level not displayed on either matrix, linear interpolation will be used between the two points displayed on the applicable matrix to determine the actual award level.

               3.3(e) In no event will incentive payments be calculated from more than one matrix.

4.      Award Payments

               4.1      Determination of Payments

               Payments shall be determined within 90 days of the close of the Company's fiscal year.

               4.2      Form of Payment

               Payments to a Participant shall be made in cash.

               4.3      Forfeiture of Payment

               Notwithstanding any other provision of the Plan, all rights to any payments hereunder to a Participant will be discontinued and forfeited, and the Company will have no further obligation hereunder to such Participant, if the Participant

PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------

               has completed less than 1,000 hours of work during the Company's fiscal year on the date the incentive award payment is to be paid per Section 4.5 below.

               4.4   Pro-Ration of Payment

                     (a) Notwithstanding any other provision of the Plan, the
               participant shall be entitled to a pro-rata portion of the incentive providing a minimum of 1,000 hours of work have been provided to and paid by the Company according to the Company's normal payroll records. The portion of the incentive earned shall equal the actual number of hours worked divided by 2,080 hours.

                     (b) The pro-rated incentive amount shall be determined by
               multiplying the result of 4.4(a) times the incentive determined from section 3.3.

               4.5   Timing of Payment

               The bonuses determined under the Plan will be paid no later than 90 days following the completion of the Company's fiscal year.

5.      Miscellaneous

               5.1   Amendment of the Plan

               No amendment to the Plan for a current year once the Plan has been communicated to the Participants in its final approved form shall be made which may alter, impair or reduce the awards granted without the written consent of any affected Participant unless the Company shall be compelled to do so by regulatory action or by an order of a court of competent jurisdiction.

               5.2   Funding

               The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

PACIFIC RIM ASSURANCE COMPANY
1996 Annual Incentive Plan
Plan Document
- --------------------------------------------------------------------------------

               5.3   Discretionary Incentive

               The Plan does not preclude the granting of discretionary incentive payments for the acquisition of additional Companies. Payments for such acquisitions are provided at the discretion of the Board of Directors.

               5.4   Withholding

               The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such payments.

               5.5   Rights of Participation and Employment

               No employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be constructed as giving any employee any right to be retained in the employ of the Company.

               5.6   Interpretation

               The masculine pronoun shall include the feminine and neuter, and the singular the plural, except where the context explicitly indicates otherwise.

               5.7   Paragraph Titles

               Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

                                   EXHIBIT K

           STANLEY BRAUN EMPLOYMENT AGREEMENT AND AMENDMENTS THERETO

        The Employment Agreement, dated April 15, 1994, by and between Pac Rim Holding Corporation ("Pac Rim"), The Pacific Rim Assurance Company and Stanley Braun was previously filed with Exhibit 27.3 to Pac Rim's Annual Report on Form 10-K for the year ended December 31, 1994.

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT, executed this 27th day of March, 1995, is entered into by and between PAC RIM HOLDING CORPORATION, a Delaware corporation (the "Corporation"), THE PACIFIC RIM ASSURANCE COMPANY, a California corporation ("Employer"), and STANLEY BRAUN, an individual ("Employee").

         1.0      RECITALS

                  1.1 Employer, Corporation, and Employee have previously entered into that certain Employment Agreement executed on April 15, 1994, which became effective under its terms on August 16, 1995.

                  1.2 As of the date of this Amendment, the Agreement constitutes the entire understanding concerning Employee's employment with Employer.

                  1.3 Employer, Corporation, and Employee desire to enter into this Amendment upon the terms and conditions set forth herein, to amend the Agreement.

         NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby admitted and acknowledged, the parties hereto agree as follows:

         2.0 DEFINITIONS. The following definitions, to the extent differing from the definitions contained in the Agreement supersede same and shall be controlling in interpreting this Amendment:

                  2.1 Affiliate: "Affiliate" shall have the meaning ascribed to it by the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.

                  2.1a Agreement: "Agreement" shall mean that certain Employment Agreement executed on April 15, 1994, which became effective under its terms on August 16, 1994 and this Amendment by and among Corporation, Employer and Employee.

                  2.1b Amendment: "Amendment" shall mean this Amendment to Employment Agreement.

                  2.1c Base Salary: Base Salary shall mean FOUR HUNDRED THOUSAND DOLLARS ($400,000) in annual compensation paid in accordance with the general payroll practices of Employer as same exists from time to time.

                  2.2a Change in Control: "Change in Control" shall mean the closing of an acquisition by no later than June 30, 1996 of more than fifty-one percent (51%) of the outstanding common stock of Corporation through a merger, sale, or reorganization by an entity, individual, or group acting in concert which satisfies all of the following:

                           (i) The affirmative vote by a required majority of the Board of Directors of Corporation (as required by the By-Laws of Corporation for the proposed transaction) approving the proposed transaction subject to shareholder approval;

                           (ii) The affirmative vote of a required majority (as required by the ByLaws of Corporation for the proposed transaction) of shares of the stock of Corporation in favor of the proposed transaction causing the Change in Control as well as approving this Amendment;

                           (iii)    Subject to the approval of the SEC,
                                    Corporation shall submit the request for shareholder approval of certain elements of the Amendment which became effective upon shareholder approval as a joint resolution with the proposed transaction effectuating a Change in Control; and

                           (iv) Employee continuing to provide services to Employer unless said cessation of services was the result of Termination Without Cause.

                  Change in Control shall not occur as a result of stock acquisition by Mr. Richard H. Pickup or his Affiliates through the exercise of options, warrants, conversion of debentures, or through other capitalization resulting from capital infusion recommended by a State regulatory agency for which Employer is subject or Employee on behalf of Employer is subject.

                  2.6 Covenant Term: "Covenant Term" shall mean a period beginning on the Effective Date and ending when Employee is no longer receiving Base Salary under Section 7.1.

                  2.7 Covenant Territory: "Covenant Territory" shall mean the States of California, Arizona, and Hawaii provided that Employer conducts the Business of Employer in such State during the Covenant Term.

                  2.10 Discharge for Cause: "Discharge for Cause" shall mean a violation or termination of employment for proven embezzlement, intoxication or illegal drug use which materially interferes with job performance, absenteeism in excess of two (2) times normal corporate policy, wrongful disclosure of Employer's Confidential Information (including but not limited to violation of the Confidentiality Agreement), gross insubordination, conviction of a felony adversely affecting the ability of the Employee to carry on his normal duties, breach of Sections 4.4 and/or 4.5 hereof, receipt of any rebate, kickback or other remuneration or consideration from any party that conducts business with Employer, or other material breach of the Agreement and this Amendment.

                  2.14a Investment Banker: "Investment Banker" shall mean Salomon Brothers who have been retained by the Corporation to pursue strategic alternatives for the Corporation, or its replacement as appointed by the Board of Directors of Corporation.

                  2.14b Offer: "Offer" shall occur when Employee and Investment Banker, before June 30, 1996, jointly recommend to the Board of Directors the acceptance of a bona fide offer to purchase more than fifty-one percent (51%) of the outstanding common stock of Corporation in the form of a merger, sale, or reorganization by an entity, individual or group acting in concert that is received by the Board of Directors at a value equal to or greater than one (1) times the net book value of the Corporation as of the preceding calendar quarter by an acquirer that is ready, willing, and able to consummate the proposed transaction, while Employee is providing services to Employer (unless a cessation of services by Employee was the result of Termination Without Cause). For purposes of this provision, being recommended by the Investment Banker shall include the requirement that the Investment Banker has delivered a fairness opinion to the Board of Directors with authority to submit that fairness opinion to the shareholders as part of the shareholder approval of the transaction proposed.

                  2.15a Part-Time: Employee shall be considered to be employed Part-Time if following a Change in Control, during the two (2) years thereafter Employer requires Employee to provide services to Employer, of less than seventy
(70) hours of service to Employer each month.

                  2.17a Successor: "Successor" shall mean the entity acquiring all or substantially all of the business of Employer if Employer is dissolved, or merged out of existence, or if substantially all of the assets of Employer are transferred from Employer to another entity.

         4.0      CAPACITIES AND DUTIES

                  Upon a Change in Control Section 4.2 is replaced in its entirety as follows:

                  "4.2 Employee shall render these services as determined by Employer at 6200 Canoga Avenue, Woodland Hills, California 91367 or within a ten
(10) mile radius of this location or of Employee's residence as of the date of this Amendment as Employer may designate from time to time."

                  Upon a Change in Control Section 4.3 is replaced in its entirety with the following:

                  "4.3 Corporation may also cause Employee to be elected to Employer's and/or Corporation's and/or a successor entity's Board of Directors, and/or be appointed as Chairman or Vice-Chairman of these boards, but same shall not entitle Employee to any additional compensation hereunder."

         6.0      TERM

                  Upon a Change in Control, Section 6.1 is replaced in its entirety with the following:

                  "6.1 Subject to the rights of parties to prior termination, the Employee shall perform the capacities and duties under Section 4.0 for a period of two (2) years commencing on the Change in Control. At the end of this two (2) year period, Employee's obligation to perform the capacities and duties under Section 4.0 shall cease, but Employee shall continue to be bound for the following two (2) years to honor the provisions of Section 11.0 and the Confidentiality Agreement, as well as to cooperate with Employer and Corporation in responding to requests for information that may arise in the Business of Employer."

                  Upon a Change in Control, Section 6.3 is replaced in its entirety with the following:

                  "6.3 For a term of four (4) years after a Change in Control, Employee agrees to not violate the provisions of Section 11.0 or the Confidentiality Agreement."

                  Upon a Change in Control, Section 6.4 is replaced in its entirety with the following:

                  "6.4 Employee may terminate this Agreement prior to the expiration of its term only if Employer and/or Corporation breaches any of its material covenants or obligations hereunder. In such circumstances, Employee shall provide Employer and Corporation with written notice, specifying Employer's and/or Corporation's alleged breach, providing at least thirty (30) days for Employer and/or Corporation to cure such default before the effective date of Employee's termination."

                  Upon a Change in Control, Section 6.5 is replaced in its entirety with the following:

                  "6.5 Employer or Corporation may unilaterally terminate this Agreement upon a Discharge for Cause, which shall take effect immediately upon either Employer's or Corporation's written notification to Employee, outlining the reasons for cause."

         7.0      BASE COMPENSATION AND NORMAL BENEFITS

                  Upon a Change in Control, Section 7.1 is replaced in its entirety with the following:

                  "7.1 Base Salary: For four (4) years after a Change in Control, Base Salary is an annual amount equal to FOUR HUNDRED THOUSAND DOLLARS ($400,000), which will be paid according to the general payroll practices of Employer as same exists from time to time."

                  Upon the date of the Amendment, Section 7.2 is replaced in its entirety with the following:

                  "7.2     Performance Bonus:

                           (a) In addition to other compensation payable
hereunder, Employer agrees to pay Employee a ONE HUNDRED THOUSAND DOLLAR ($100,000) bonus, within five (5) business days of the execution of this Amendment as a bonus for past services rendered in 1994.

                           (b) In addition to other compensation payable
hereunder, Employer agrees to pay Employee a TWO HUNDRED THOUSAND DOLLAR ($200,000) bonus, within thirty (30) days of the rejection of an Offer by the Board of Directors of Corporation or a failure to act on such Offer within thirty (30) days of its required joint submission by Employee and Investment Banker. However, in the event of more than one Offer received by the Board of Directors, this bonus shall not be payable if there is an Offer presented to the Board which has been pending Board action for less than thirty (30) days or has been accepted by the Board of Directors within such thirty (30) day period."

                  Upon a Change in Control, Section 7.6 is replaced in its entirety with the following:

                  "7.6     Severance:

                           (a) For the period of two (2) years from a Change in
Control, Employee shall receive the compensation and benefits provided for in this Section 7.0. In the event Employee is Terminated Without Cause or reduced by Employer to Part-Time status, Employee shall continue to receive for the remainder of the two (2) year term Base Salary, excess medical cost benefit, and disability insurance coverage under Section 7.4(b) and (c), but no other form of perquisite under Sections 7.3 and 7.4. For the two (2) years following the initial two (2) year term, Employee shall receive the payment due under Section 7.1."

                           (b) In the event Employee is Discharged for Cause or
voluntarily resigns without cause, the payment due under Section 7.1 will continue for a period of two (2) years, then terminate. All other payments shall terminate on the cessation of services.

                  Upon a Change in Control, Section 7.7 is added as follows:

                  "7.7 Termination of Payments: In the event that Employee violates the provisions of Section 11.0 or the Confidentiality Agreement during the four (4) year period after a Change in Control, Employer may cease making payments under the Agreement and this Amendment."

                  Upon a Change in Control, Section 7.8 is added as follows:

                  "7.8     Closing Bonus:

                           (a) Employer agrees to pay or cause Successor to pay
Employee a bonus at the closing of the Change in Control in the amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000) (less any bonus paid under Section 7.2(b)) so long as Employee is not in violation of the Agreement and this Amendment. However, the bonus amount will first be subject to the normal payroll withholding tax required by law, with the excess amount being offset against the Loan Balance.

                           (b) Employer agrees to pay or agrees to cause
Successor to assume the obligation to pay, and on said assumption, Employer is relieved an ongoing liability to pay Employee an additional bonus in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000) as of the tenth (10th) day of January, of the calendar year following the closing of a Change in Control less payroll taxes withheld as required by law and less any outstanding Loan Balance as of the date of this payment."

                  Upon a Change in Control, Section 7.9 is added as follows:

                  "7.9 Liability of Successor: In the event of a Change in Control, in which all or substantially all of the assets of Employer or Corporation are acquired by a Successor, all obligations under the Amendment and the Agreement of Employer and Corporation shall be assumed by Successor and Employer and Corporation shall be relieved of the burden but not the benefits of this Agreement."

         8.0      STOCK OPTIONS

                  Upon a Change in Control, Section 8.7 is added as follows:

                  "8.7 Accelerated Vesting on Change of Control: Notwithstanding any language to the contrary in the Agreement or in the Option Agreement, Employee's rights in all Options described in Section 8.0, except for those that have lapsed as described in Section 8.6(b) shall be fully vested."

                  Upon a Change in Control, Section 8.8 is added as follows:

                  "8.8 Corporation Option to Purchase: Corporation, Employer, or their assign, may at their option purchase any and all options owned by Employee within thirty (30) days of a Change in Control. Any and all options "not in the money" shall be valued in total at ONE HUNDRED DOLLARS ($100.00) and may be purchased by the Corporation, Employer, or their assigns for this amount. All remaining options "in the money" shall be valued in an amount equal to the spread between the fair market value of a share of Corporation as of the closing date of a Change in Control and the exercise price for a share under the option and may be purchased by the Corporation, Employer, or their assigns for the amount. In determining the purchase price of any options the value of options in the money can not be offset by the negative value of options not in the money.

         11.0     RESTRICTIVE COVENANT NOT TO COMPETE

                  Upon a Change in Control, the parenthetical phrase in Section
11.3 shall be deleted.

                  Upon a Change in Control, Section 11.7 Extension of Covenant Term is deleted in its entirety.

                  Section 20.0 is replaced in its entirety with the following:

         "20.0    SPOUSAL CONSENT

                  By executing this Amendment, Employee represents and warrants that he has secured the permission and consent of his spouse to enter into the Amendment as well as the Agreement and fully perform his respective obligations hereunder. Employee has obtained the signature of his spouse on the Spousal Consent attached hereto as EXHIBIT A."

                  Section 31.0 is added as follows:

         "31.0    SUBSEQUENT AMENDMENTS

                  Neither Employee, any acquirer of Corporation or Employer, any Successor, or the Board of Directors of Corporation, shall prior to Change in Control re-negotiate the Agreement, this Amendment, or Employee's compensation in any respect without the written consent of Employee and the approval of a simple majority vote of the Board of Corporation. No member of the Board of Directors of Corporation will individually or collectively attempt to renegotiate Employee's services with Employer prior to Change in Control, unless the Board of Directors has given its consent to Employee to negotiate with an acquirer and Employee also gives his written consent back to Corporation. In the event Employee negotiates a change to his compensation, this Agreement, or Amendment with any acquirer of Corporation, or Employer, or any Successor prior to Change in Control without first meeting the requirements of this Section , Employer and Corporation shall be relieved of the burden of making any payments required under the Agreement and the Amendment, but Employee will continue to be bound to honor this Agreement and Amendment notwithstanding any language to the contrary contained within."

                  Section 32.0 is added as follows:

         "32.0    LEGAL FEES

                  Corporation and Employer agree to reimburse Employee for his actual reasonable out-of-pocket legal fees for the review of this document by Pillsbury, Madison up to amount not to exceed TWENTY-FIVE THOUSAND DOLLARS ($25,000) including any fee for services rendered to executive management, subject to the routine review by the Chief Financial Officer of Employer."

                  Section 33.0 is added as follows:

         "33.0    RATIFICATION

                  To the extent not otherwise modified by the terms and conditions of this Amendment, all of the terms of the Agreement are hereby ratified and republished."

                  Section 34.0 is added as follows:

         "34.0 BOARD AND SHAREHOLDER DISCRETION. Nothing in this Amendment or the Agreement shall be construed as obligating the Board of Directors of Corporation or Employer, or any shareholder of Corporation or Employer to accept any Offer or any proposed transaction of any kind, presented to any of these parties by Salomon Brothers or by Employee. An Offer or proposed transaction may be rejected in the complete and utter discretion of the Board of Directors of Corporation and Employer, and/or their shareholders in their absolute discretion. In this event, Employee shall as a result of the rejection only be entitled to the bonus provided under Section 7.2(b) of this Amendment if its terms and conditions are met."

                  Section 35.0 is added as follows:

         "35.0    PURCHASE OF SUBSTANTIAL GOODWILL

                  The parties hereto agree that valid consideration shall be considered deemed paid by Employer, Corporation, Successor, or assigns for the substantial goodwill of the Corporation and/or Employer, within the meaning of California Business and Professions Code Section 16600, et seq. to Employee."

                  Section 36.0 is added as follows:

         "36.0    BOARD OF DIRECTORS' APPROVAL

                  The execution of this Amendment has been authorized by a meeting of the Board of Directors of the Corporation and Employer as duly called with Employee absent due to the conflict of interest as ratified by a telephonic board meeting occurring March __, 1996. However, the terms and conditions of this Amendment which become effective upon a Change in Control are subject to a shareholder approval in accordance with the provisions of Section 2.2a. The undersigned officers of the Corporation and Employer have been duly authorized to execute this Amendment on behalf of the Corporation and Employer pursuant to this resolution of the Board of Directors of each."

         IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                        PAC RIM HOLDING CORPORATION,
                                        a Delaware corporation


                                        By:  /s/  PAUL W. CRAIG
                                             --------------------------
                                                 Paul W. Craig
                                        Its:     Executive Vice President

                                                 "CORPORATION"

                                        THE PACIFIC RIM ASSURANCE COMPANY,
                                        a California corporation


                                        By:  /s/ PAUL W. CRAIG
                                             ____________________________
                                                 Paul W. Craig
                                        Its:     Executive Vice President

                                                 "EMPLOYER"

                                             /s/ STANLEY BRAUN
                                             ------------------------------
                                                 STANLEY BRAUN, an individual

                                                          "EMPLOYEE"

                                    EXHIBIT A

                       CONSENT TO AMENDMENT AND AGREEMENT


         I, the undersigned, am the spouse of Stanley Braun. I have read the Employment Agreement dated April 15, 1994 and the Amendment to same dated March 27th, 1995 by and between Pac Rim Holding Corporation, a Delaware corporation, The Pacific Rim Assurance Company, a California corporation ("Corporation") and my spouse, Stanley Braun, and clearly understand the provisions thereof. I am aware that by the provisions of said Amendment and Agreement my spouse has agreed to certain provisions regarding his employment with the aforementioned Corporation, including the expiration of certain stock options according to their terms and the grant of new stock options and my community interest therein, if any, in accordance with the terms and provisions of said Amendment and Agreement. I hereby approve of and consent to the provisions of said Amendment and Agreement, in its entirety.
DATED: March 27, 1995


                                             /s/  NANCY W. BRAUN
                                             ---------------------------------

Drafted By:
THE BUSCH FIRM
2532 Dupont Drive
Irvine, California 92715
(714) 474-7368
September 24, 1996
2240H-22.2(C)

                           MEMORANDUM OF UNDERSTANDING

         On March 27, 1995, an amendment (the "Amendment") to the employment agreement (the "Agreement") between Pac Rim Holding Corporation (the "Corporation"), The Pacific Rim Assurance Company (the "Company") and Stanley Braun (the "Employee") dated April 15, 1994, and effective August 16, 1994, was executed. The Amendment entitles the employee to certain fringe benefits providing the Employee provides at least seventy (70) hours of service per month to the Corporation. These benefits include those specified in section 7.3 of the Agreement.

         In the event that the Employee provides less than seventy (70) hours of service to the Corporation, the Corporation shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee on behalf of the Corporation on a basis consistent with policies and guidelines approved by the Board of Directors of the Corporation and in effect from time to time. In addition, the Corporation shall make available to the Employee a driver from the Administrative Department of the Company for business-related use of his personal automobile.

Pac Rim Holding Corporation,
a Delaware corporation



by:  /s/ Paul W. Craig
    ----------------------------------------
            Paul W. Craig
Its:        Executive Vice President

            "Corporation"

by:   /s/ Stanley Braun
    ----------------------------------------
            Stanley Braun, an individual

            "Employee"

Dated:   April 4, 1995

                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT ("Second Amendment"), executed this 30th day of March, 1996 ("Effective Date"), is entered into by and between PAC RIM HOLDING CORPORATION, a Delaware corporation (the "Corporation"), THE PACIFIC RIM ASSURANCE COMPANY, a California corporation ("Employer"), and STANLEY BRAUN, an individual ("Employee"). Corporation, Employer, and Employee are collectively referred to as "Parties."

         1.0      RECITALS

                  1.1 Effective August 16, 1994, Employer, Corporation, and Employee have previously entered into the Employment Agreement which was amended by the First Amendment on March 27, 1995.

 1.2 As of the date of this Second Amendment, the First Amendment, and the Employment Agreement constitute the entire understanding concerning Employee's employment with Employer.

                  1.3 Employer, Corporation, and Employee desire to enter into this Second Amendment upon the terms and conditions set forth herein, to amend the Agreement.

         NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained herein and for such other good and valuable consideration, the receipt and adequacy of which is hereby admitted and acknowledged, the Parties hereto agree as follows:

         2.0 DEFINITIONS. All capitalized terms not defined herein shall have the same meanings ascribed to them in the Employment Agreement and First Amendment. However, the following definitions to the extent differing from the definitions contained in the First Amendment or the Employment Agreement supercede same and shall be controlling in interpreting the Agreement.

                  2.1 Agreement: "Agreement" shall collectively refer to the Employment Agreement, the First Amendment, and this Second Amendment.

                  2.2 First Amendment: "First Amendment" shall mean the Amendment to Employment Agreement dated March 27, 1995 by and among Corporation, Employer and Employee.

                  2.3 Parties: "Parties" shall collectively refer to Corporation, Employer, and Employee.

                  2.4 Second Amendment: "Second Amendment" shall mean this Second Amendment to Employment Agreement dated March 30, 1996.

         3.0 AMENDMENTS. The following section of the First Amendment is amended to read as follows:

                  3.1 Section 2.2a Change in Control is replaced with the following language:

                           "2.2a Change in Control: "Change in Control" shall mean the closing of an acquisition by no later than June 30, 1997 of more than fifty-one percent (51%) of the outstanding common stock of Corporation through a merger, sale, or reorganization by an entity, individual, or group acting in concert which satisfies all of the following:

                                    (i)     The affirmative vote by a
                                            required majority of the
                                            Board of Directors of
                                            Corporation (as required by
                                            the By-Laws of Corporation
                                            for the proposed transaction)
                                            approving the proposed
                                            transaction subject to
                                            shareholder approval;

                                    (ii)    The affirmative vote of a
                                            required majority (as required
                                            by the By-Laws of
                                            Corporation for the proposed
                                            transaction) of shares of the
                                            stock of Corporation in favor
                                            of the proposed transaction
                                            causing the Change in
                                            Control as well as approving
                                            this Amendment;

                                    (iii)   Subject to the approval of the
                                            SEC, Corporation shall
                                            submit the request for
                                            shareholder approval of
                                            certain elements of the

                                            Amendment which became
                                            effective upon shareholder
                                            approval as a joint resolution
                                            with the proposed transaction
                                            effectuating a Change in
                                            Control; and

                                    (iv)    Employee continuing to provide
                                            services to Employer unless said
                                            cessation of services was the result
                                            of Termination Without Cause.

                                    Change in Control shall not occur as a
                           result of stock acquisition by Mr. Richard H. Pickup or his Affiliates through the exercise of options, warrants, conversion of debentures, or through other capitalization resulting from capital infusion recommended by a State regulatory agency for which Employer is subject or Employee on behalf of Employer is subject."

                  3.2 Section 2.14b Offer is replaced with the following language:

                           "2.14b Offer: "Offer" shall occur when Employee and Investment Banker, before June 30, 1997, jointly recommend to the Board of Directors the acceptance of a bona fide offer to purchase more than fifty-one percent (51%) of the outstanding common stock of Corporation in the form of a merger, sale, or reorganization by an entity, individual or group acting in concert that is received by the Board of Directors at a value equal to or greater than one (1) times the net book value of the Corporation as of the preceding calendar quarter by an acquirer that is ready, willing, and able to consummate the proposed transaction, while Employee is providing services to Employer (unless a cessation of services by Employee was the result of Termination Without Cause). For purposes of this provision, being recommended by the Investment Banker shall include the requirement that the

                           Investment Banker has delivered a fairness opinion to the Board of Directors with authority to submit that fairness opinion to the shareholders as part of the shareholder approval of the transaction proposed."

         4.0 RATIFICATION. To the extent not otherwise modified by the terms and conditions of this Second Amendment, all of the terms of the Employment Agreement as previously modified by the First Amendment are hereby ratified and republished.

         5.0      BOARD OF DIRECTORS' APPROVAL

                  The execution of this Second Amendment has been authorized by a meeting of the Board of Directors of the Corporation and Employer as duly called with Employee absent due to the conflict of interest as ratified by a telephonic board meeting occurring March __, 1996. However, the terms and conditions of this Second Amendment which become effective upon a Change in Control are subject to a shareholder approval in accordance with the provisions of Section 2.2a of the First Amendment as revised by this Second Amendment. The undersigned officers of the Corporation and Employer have been duly authorized to execute this Second Amendment on behalf of the Corporation and Employer pursuant to this resolution of the Board of Directors of each.

         The Parties hereto have set their hands the day and year first above written.

                                            PAC RIM HOLDING CORPORATION,
                                            a Delaware corporation


                                            By:  /s/  PAUL W. CRAIG
                                                ------------------------------
                                                     Paul W. Craig
                                            Its:     Executive Vice President

                                                     "CORPORATION"





                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                           THE PACIFIC RIM ASSURANCE COMPANY,
                                           a California corporation


                                           By:   /s/  PAUL W. CRAIG
                                               ------------------------------
                                                    Paul W. Craig
                                           Its:     Executive Vice President

                                                    "EMPLOYER"

                                             /s/  STANLEY BRAUN
                                           ----------------------------------
                                           STANLEY BRAUN, an individual

                                                    "EMPLOYEE"
Drafted By:
THE BUSCH FIRM
2532 Dupont Drive
Irvine, California 92715
(714) 474-7368
September 24, 1996
2240H-22.2(C)

                                    EXHIBIT A

                       CONSENT TO AMENDMENT AND AGREEMENT


         I, the undersigned, am the spouse of Stanley Braun. I have read the Employment Agreement dated April 15, 1994 ("Employment Agreement"), the Amendment to Employment Agreement dated March 27, 1995 ("First Amendment"), and this Second Amendment to Employment Agreement dated March ___, 1996 ("Second Amendment"), by and among Pac Rim Holding Corporation, a Delaware corporation, The Pacific Rim Assurance Company, a California corporation ("Corporation") and my spouse, Stanley Braun, and clearly understand the provisions thereof. I am aware that by the provisions of said Amendment and Agreement my spouse has agreed to certain provisions regarding his employment with the aforementioned Corporation, including the expiration of certain stock options according to their terms and the grant of new stock options and my community interest therein, if any, in accordance with the terms and provisions of said Second Amendment, First Amendment and Employment Agreement. I hereby approve of and consent to the provisions of said Second Amendment, First Amendment and Employment Agreement, in its entirety.

DATED: March 30, 1996



                                             /s/ NANCY W. BRAUN
                                             ------------------